     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1997

                                                  REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                                  EXCITE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                           7379                           77-0378215
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                             ----------------------

                          1091 N. SHORELINE BOULEVARD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 943-1200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------

                                 ROBERT C. HOOD
   EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND CHIEF FINANCIAL
                                    OFFICER
                                  EXCITE, INC.
                          1091 N. SHORELINE BOULEVARD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 943-1200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ----------------------

                                   COPIES TO:

               MARK C. STEVENS, ESQ.                         ROBERT V. GUNDERSON, JR., ESQ.
              JEFFREY R. VETTER, ESQ.                              BROOKS STOUGH, ESQ.
                CAROL MARTIN, ESQ.                                 SHANNON SOQUI, ESQ.
                MONA CHANDRA, ESQ.                                RICHARD R. HESP, ESQ.
                FENWICK & WEST LLP                              GUNDERSON DETTMER STOUGH
               TWO PALO ALTO SQUARE                       VILLENEUVE FRANKLIN & HACHIGIAN, LLP
            PALO ALTO, CALIFORNIA 94306                          155 CONSTITUTION DRIVE
                  (415) 494-0600                              MENLO PARK, CALIFORNIA 94025
                                                                     (415) 321-2400

                             ----------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF     AMOUNT TO BE   OFFERING PRICE PER     AGGREGATE OFFERING      AMOUNT OF
  SECURITIES TO BE REGISTERED   REGISTERED(1)        SHARE(2)              PRICE(2)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value......   2,645,000         $15.375              $40,666,875         $12,323.30
===========================================================================================================

(1) Includes 345,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(c) solely for the purposes of calculating the registration fee and based on the average of the high and low sales prices of the Common Stock on the Nasdaq National Market on February 27, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1997

                                      LOGO
                                2,300,000 SHARES

                                  COMMON STOCK

     All of the 2,300,000 shares of Common Stock offered hereby are being sold by Excite, Inc. ("Excite" or the "Company"). On February 28, 1997 the last sale price of the Company's Common Stock, as reported on the Nasdaq National Market, was $15.88 per share. See "Price Range of Common Stock." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "XCIT."

                             ----------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                                                               UNDERWRITING
                                              PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                               PUBLIC          COMMISSIONS         COMPANY(1)
-------------------------------------------------------------------------------------------------
Per Share...............................         $                  $                  $
-------------------------------------------------------------------------------------------------
Total(2)................................         $                  $                  $
=================================================================================================

(1) Before deducting expenses payable by the Company, estimated at $525,000.

(2) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 345,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $            , $            and $            ,
    respectively.

                             ----------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about                  , 1997.

ROBERTSON, STEPHENS & COMPANY                                MERRILL LYNCH & CO.

               The date of this Prospectus is             , 1997

                                   [PICTURES]

    INFORMATION CONTAINED ON THE COMPANY'S WEB SITES SHALL NOT BE DEEMED TO
                     CONSTITUTE A PART OF THIS PROSPECTUS.
                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ----------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary................................................................................   4
Risk Factors...........................................................................   7
Use of Proceeds........................................................................  19
Dividend Policy........................................................................  19
Price Range of Common Stock............................................................  19
Capitalization.........................................................................  20
Selected Consolidated Financial Data...................................................  21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...........................................................................  22
Business...............................................................................  30
Management.............................................................................  43
Certain Transactions...................................................................  51
Principal Shareholders.................................................................  55
Description of Capital Stock...........................................................  57
Shares Eligible for Future Sale........................................................  60
Underwriting...........................................................................  61
Legal Matters..........................................................................  63
Experts................................................................................  63
Additional Information.................................................................  63
Index to Consolidated Financial Statements............................................. F-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained form the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Excite, Excite Search, Excite Reviews, the Excite logo, Excite City.Net, City.Net, Excite Direct, ExciteSeeing Tours and the Magellan Internet Guide are service marks of the Company. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                                    SUMMARY

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus.

     Except as otherwise noted, all information in this Prospectus assumes (i) consummation of the acquisition by the Company of certain assets relating to American Online, Inc.'s ("AOL") WebCrawler search and retrieval service (the "WebCrawler Assets") as of December 1, 1996, (ii) the issuance to AOL of an aggregate of 2,630,330 shares of Preferred Stock in connection with the acquisition of the WebCrawler Assets and the entering into of a distribution agreement, including 680,330 shares issued in exchange for an equivalent number of shares of Common Stock held by AOL, (iii) the amendment of a warrant to purchase 650,000 shares of Common Stock beneficially owned by AOL to become exercisable into an equivalent number of shares of Preferred Stock in connection with such acquisition and distribution agreement, and (iv) no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, the term "Company" or "Excite" refers to Excite, Inc. and its subsidiaries.

                                  THE COMPANY

     The Excite Network, which includes the Excite and WebCrawler brands, provides a gateway to the World Wide Web (the "Web") that organizes, aggregates and delivers information to meet the needs of individual consumers. Designed to help consumers make sense of the Web, the Excite Network contains a suite of specialized information services which combine proprietary search technology, editorial Web reviews, aggregated content from third parties, bulletin boards and chat and personalization capabilities. The Company's goal is to be the Web's leading branded media network with the largest consumer reach, thereby providing an efficient means of advertising on the Web. To this end, the Excite Network serves as a home base where consumers can gather, interact and return to during each Web experience. For the most recent month reported, December 1996, PC Meter, an independent Web tracking service, estimated that the Excite Network was used by 45% of online households at least once during this month, which was more than any other service reported by PC Meter. For the month of January 1997, the Company had an average of approximately 13.0 million page views per day (including page views attributable the WebCrawler Assets).

     By offering a network of complementary services, the Company seeks to increase the amount of time consumers spend using the Excite Network. Services on the Excite Network include Excite Search and WebCrawler Search, which help consumers search a database index of Web content to find relevant information; Excite Reviews and WebCrawler Select, which contain professionally-authored reviews of Web sites; Excite City.Net, a travel and destination guide providing information on over 4,300 cities and regions worldwide; Excite Live!, a personalized information service which delivers stock quotes, sports scores, news and other content to consumers based on their personal profile; Excite NewsTracker, a personalized news clipping service which scans over 300 newspapers and magazines; ExciteSeeing Tours, a Web-based "how-to" guide; Excite Talk!, a Web community environment which includes bulletin boards and chat where consumers can discuss topics of mutual interest; and Excite Reference, an online reference service which provides consumers with an interface into multiple information services such as yellow pages, white pages, email finders, people finders, maps and shareware.

     A key element of the Company's strategy is to build traffic by increasing the number of entry points to the Excite Network. The Company believes that frequent consumer exposure to its network of services and brands will lead to increased levels of consumer loyalty and retention. To this end, the Company has established premier positions on Web sites operated by Microsoft and Netscape, both of which must be extended beyond March 31, 1997, and has entered into an exclusive distribution agreement with AOL, the leading online service provider. There also exist hundreds of thousands of hypertext links from across the Web pointing to the Excite Network, and the Company has established a number of hardware distribution relationships with companies such as Apple, Sega and Web TV. In addition to distribution arrangements, the Company seeks to increase consumer awareness of both its Excite brand and WebCrawler brand, which it has agreed to purchase, through advertising and marketing campaigns. The Company launched a national brand building campaign centered around the Jimi Hendrix song "Are You Experienced?" and incurred expenses of $5.0 million for this campaign during the fourth quarter of 1996.

     The Excite Network's heavy consumer traffic, specialized information services, targeting technology and direct sales organization offer advertisers an efficient method of advertising on the Web. The Company believes that it has the strongest Web advertising sales organization, consisting of 32 professionals, who educate, guide and advise advertisers on optimizing their Web advertising purchases. Based on the PC Meter data for December 1996, a single monthly advertising buy on the Excite Network gives advertisers the potential to reach nearly half of all home-based Web consumers. Excite's specialized services and targeting technology also enable advertisers to target the mass audience of Web consumers or tailor an advertising strategy for specific affinity groups or for consumers possessing certain demographic traits or requesting information relevant to certain advertisers. The Company has also developed proprietary tools to measure the effectiveness of and provide meaningful feedback with respect to advertisements on the Excite Network.

     The Company's address is 1091 N. Shoreline Boulevard, Mountain View, California 94043, and its telephone number is (415) 943-1200.

                                  THE OFFERING

Common Stock offered.............................   2,300,000 shares
Securities to be outstanding after the
  Offering.......................................   13,804,417 shares of Common Stock(1),
                                                    2,630,330 shares of Preferred Stock
                                                    (convertible into Common Stock on a
                                                    one-for-one basis)(2)
Use of Proceeds..................................   For general corporate purposes, including
                                                    working capital, which may include
                                                    strategic acquisitions of complementary
                                                    products, businesses and technologies.
                                                    See "Use of Proceeds."
Nasdaq National Market symbol....................   XCIT

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                               1994(3)      1995         1996
                                                               -------     -------     --------
Statements of Operations Data:

Total revenues...............................................  $   293     $   953     $ 14,757
Gross profit.................................................      205         725       10,608
Operating loss...............................................     (646)     (6,390)     (44,118)
Net loss.....................................................  $  (650)    $(6,435)    $(43,117)
Net loss per share...........................................  $ (0.06)    $ (0.58)    $  (3.65)
Shares used in computing net loss per share(4)...............   10,576      11,070       11,818

                                                                          DECEMBER 31, 1996
                                                                      --------------------------
                                                                      ACTUAL      AS ADJUSTED(5)
                                                                      -------     --------------
Balance Sheet Data:

Working capital.....................................................  $ 8,124        $ 42,297
Total assets........................................................   47,698          81,871
Long-term obligations...............................................    3,985           3,985
Total shareholders' equity..........................................   25,097          59,270

---------------
(1) Based on shares of Common Stock outstanding as of January 31, 1997. Excludes
    (i) 3,695,556 shares of Common Stock issuable upon the exercise of options outstanding as of January 31, 1997 (which number includes options to purchase 886,473 shares of Common Stock granted subject to shareholder approval) at a weighted average exercise price of $4.60 per share, (ii) an aggregate of 282,504 shares of Common Stock reserved for future grants or sale under the Company's 1996 Directors Stock Option Plan and 1996 Employee Stock Purchase Plan, (iii) an additional 2,368,527 shares of Common Stock reserved for future grants or sale under the 1996 Plan, subject to shareholder approval, and (iv) 9,451 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock. Assumes exchange of 680,330 shares of Common Stock beneficially owned by AOL into an equivalent number of shares of Preferred Stock after exercise of an exchange right granted in connection with the acquisition of the WebCrawler Assets and entering into a distribution agreement.
(2) Includes (i) 1,950,000 shares of Preferred Stock that will be issued to AOL upon acquiring the WebCrawler Assets and (ii) 680,330 shares of Preferred Stock that will be issued to AOL after exercise of an exchange right upon such acquisition and entering into a distribution agreement. Excludes 650,000 shares of Preferred Stock issuable upon exercise of a warrant with an exercise price of $8.00 per share beneficially owned by AOL (after amending the warrant so that it is exercisable into Preferred Stock rather than Common Stock) upon such acquisition and entering into such distribution agreement (the "AOL Warrant"). See "Certain Transactions" and "Description of Capital Stock."
(3) The year ended December 31, 1994 includes the results of operations from Inception to December 31, 1994. Inception date is June 9, 1994 for Excite and December 7, 1993 for McKinley. The operating results from December 7, 1993 through December 31, 1993 of The McKinley Group, Inc. ("McKinley"), which was acquired by the Company in August 1996, were insignificant.
(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in computing net loss per share.
(5) Adjusted to reflect the closing of the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed public offering price of $15.88 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND ANTICIPATION OF CONTINUED LOSSES

     The Company was founded in June 1994 and commenced offering Excite services in October 1995. McKinley, which was acquired by the Company in August 1996, originally began operations in December 1993 and generated only limited revenues prior to 1996. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company and its current business can be based. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Web and Web-based advertising markets. Specifically, such risks include, without limitation, the failure of the Company to maintain premier positions on certain high traffic Web access points such as those maintained by AOL, Microsoft and Netscape, the failure of the Company to anticipate and adapt to a developing market, the rejection of the Company's services by Web consumers and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on the Excite Network, development of equal or superior services or products by competitors, the failure of the market to adopt the Web as an advertising medium, reductions in market prices for Web-based advertising, the inability of the Company to effectively integrate the technology and operations of McKinley, the WebCrawler Assets or any other subsequently acquired businesses or technologies with its operations, and the inability to identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks. The Company has achieved only limited revenues to date, has incurred significant operating losses since inception and as of December 31, 1996, the Company had an accumulated deficit of approximately $50.2 million. Although the Company has experienced significant revenue growth during 1996, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow. There can also be no assurance that any revenue growth that the Company experiences will be indicative of future operating results. In addition, the Company has increased, and plans to significantly increase further, its operating expenses in order to increase its sales and marketing efforts, fund greater levels of product development and increase its general and administrative costs to support the enlarged organization. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that Company is unable to adjust to operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. Given the level of planned expenditures, there can be no assurance that the Company will ever achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; UNPREDICTABILITY OF FUTURE REVENUES

     As a result of the Company's extremely limited operating history, the Company has no meaningful historical financial data upon which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future advertising revenues and to a large extent are fixed. There can be no assurance that the Company will be able to accurately predict the levels of future advertising revenues, particularly in light of the intense competition for the sale of Web-based advertisements and the uncertainty as to the viability of the Web as an advertising medium, and the failure to do so would have a materially adverse effect on the Company's business, results of operations and financial condition. In addition, the Company derives substantially all of its revenues from the sale of advertising pursuant to short-term advertising contracts. As a result, quarterly sales and operating results are entirely dependent on advertising revenues received within the quarter, which are difficult to forecast, and are also dependent on the Company's ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. The cancellation or deferral of a small number of existing advertising contracts or the failure to obtain new advertising contracts in any quarter could materially and adversely affect the Company's business, results of operations and financial condition for such quarter. Furthermore, the Company derives advertising revenue based on the amount of traffic, or page views, on the Excite Network. Accordingly, any significant shortfall of traffic on the Excite Network in relation to the Company's expectations or the expectations of existing or potential advertisers, would have an immediate material adverse effect on the Company's business, results of operations and financial condition. In addition, certain of the Company's short-term advertising contracts require the Company to guarantee a minimum number of impressions. In the event that these minimum impressions are not met, the Company could be required to refund a portion of the fees from such advertisers. If the Company fails to meet this guaranteed number of impressions, the ability of the Company to sell advertising to new or existing advertisers could be adversely affected. See "-- Reliance on Advertising Revenues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's operating results have varied on a quarterly basis during its limited operating history and the Company expects to experience significant fluctuations in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside the Company's control, including, without limitation, specific economic conditions relating to the Internet and the Web, usage of the Web, demand for advertising on the Excite Network as well as demand for Web-based advertising in general, changes in advertising rates as a result of competition or otherwise, seasonal trends in advertising sales, the advertising budgeting cycles of advertisers, incurrence of charges in connection with the Company's distribution relationships with Netscape, AOL and other Internet service providers ("ISPs") and online service providers ("OSPs") or other third parties, demand for the Company's services, incurrence of costs relating to acquisitions of businesses or technologies, introduction or enhancement of services by the Company and its competitors, market acceptance of new services, delays in the introduction of services or enhancements by the Company or its competitors, changes in the Company's pricing policies or those of its competitors, mix of types of advertisements sold, such as the amount of targeted advertising sold as a percentage of total advertising sold, capacity constraints and dependencies on computer infrastructure and general economic conditions. In order to promote and maintain awareness of the Company's brands, the Company has in the past and may in the future significantly increase its advertising and/or promotion budgets for a particular quarter which could materially and adversely affect the Company's business, results of operations and financial condition for such period. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain other pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be materially and adversely affected. See "-- Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON NETSCAPE AND AOL

     Under its Premier Provider Agreements with Netscape, the Company's services are designated as two of five "Premier Providers" of search and navigation services accessible from the "Net Search" button from the Netscape home page. The Company believes that a substantial portion of its aggregate user traffic is currently attributable to Netscape. The Company believes that it will continue to be substantially dependent on its relationship with Netscape for a significant percentage of its traffic. These agreements provide that the "Premier Provider" status will be maintained until March 31, 1997, in exchange for which the Company was required to make payments totaling $10.0 million in cash and advertising services over the term of the agreements. See Note 12 to Notes to Consolidated Financial Statements. The Company is currently negotiating with Netscape to renew these "Premier Provider" Agreements. If the Company were not able to enter into replacement agreements with Netscape with respect to one or both of such "Premier Provider" arrangements at the end of the term, the Excite Network could lose a significant portion of its traffic, and as a result, advertising revenues would be materially and adversely affected. In addition, if such replacement agreements with Netscape are on materially worse terms than those of the Company's current Premier Provider Agreements, there would be a material adverse effect on the Company's business, results of operations and financial condition.

     The Company has also entered into a five-year distribution agreement with AOL pursuant to which the Company's Excite search and directory services are designated as the exclusive Web search and retrieval service for AOL for at least a two year period. Pursuant to this agreement, the Company and AOL share advertising revenues attributable to the Excite services hosted on AOL. After the expiration of this initial two year exclusivity period, the parties can extend the exclusive arrangement only by mutual agreement. If the exclusivity period does not extend beyond the initial two year term, the Excite services would become the "default" search and directory services on AOL, however, AOL could enter into a strategic relationship with a competitor of the Company or offer its own competing services. In such an event, the amount of traffic on the Excite Network could be materially and adversely affected. In addition, if the Company fails to satisfy certain technical, product fixture and editorial criteria during the term of the agreement if the Company and AOL fail to renew this agreement upon the expiration of the five year term or, if any renewal is on materially worse terms than the initial agreement with AOL, there could be a material adverse effect on the Company's business, results of operations and financial condition. In addition, any decline in the number of AOL subscribers could adversely affect the amount of traffic on the Excite Network. See
"-- Acquisition Strategy; Pending WebCrawler Acquisition; Integration of Past and Future Acquisitions," "Business -- Strategic Alliances" and "Certain Transactions."

RELIANCE ON ADVERTISING REVENUES

     There is a lack of proven business models for companies like Excite which rely substantially upon the sale of advertisements on the Web. The Company's current business model, which evolves as the Web develops, is based on deriving substantially all of its revenues from selling advertising space on its network as consumers utilize the Company's services for their Web search and retrieval needs. A majority of the Company's advertising customers purchase advertisements on a short-term basis. There can be no assurance that current advertisers will continue or increase the level of, or that potential new advertisers will purchase, advertisements on the Excite Network. The Company's ability to generate significant advertising revenues will depend, among other things, on advertisers' acceptance of the Web as an effective and sustainable advertising medium, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers and the ability of the Company to develop and update effective advertising delivery and measurement systems. The Company believes that establishing and maintaining the Excite and WebCrawler brands is a critical aspect of developing a large user base and that the importance of brand recognition as competition increases. In addition, there is intense competition in the sale of advertising on the Web, resulting in a wide range of rates quoted and a variety of pricing models offered by different vendors for a variety of advertising services which makes it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models will be adopted by the industry or advertisers. For example, advertising rates based on the number of "click throughs" from the Company's network to the advertiser's pages, instead of rates based solely on the number of impressions, would materially adversely affect the Company's revenues. Moreover, "filter" software programs that limit or remove advertising from a Web user's desktop are available. Widespread adoption of such software by users could have a material adverse effect upon the viability of advertising on the Web. Accordingly, there can be no assurance that the Company will be successful in generating significant future advertising revenues, and a failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Developing Market; Validation of the Web as an Effective Advertising Medium," "-- Intense Competition," "-- Technological Change; Dependence on New and Enhanced Services; Risk of Delays," "Business -- Industry Background" and "-- Advertising and Sales."

ACQUISITION STRATEGY; PENDING WEBCRAWLER ACQUISITION; INTEGRATION OF PAST AND FUTURE ACQUISITIONS

     The Company has in the past and may, in the future, acquire businesses, technologies, services, product lines, content databases, or access to content databases that are complementary to the Company's business. In August 1996, the Company completed the acquisition of McKinley and in November 1996, the Company entered into an agreement with AOL to acquire the WebCrawler Assets (the "Acquisition"). Although the consummation of the Acquisition, which is subject to certain conditions, is expected to occur on March 31, 1997 there can be no assurance that the Acquisition will be consummated.

     Among the conditions that must fulfilled in order to consummate the Acquisition are (i) expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) satisfaction or waiver of a variety of other customary conditions. There can be no assurance that these and all other such conditions will be satisfied or waived, and therefore, there can be no assurance that the conditions to closing the Acquisition will be consummated. In addition, the review of the Acquisition pursuant to the HSR Act may substantially delay the Company's ability to consummate the Acquisition. There can be no assurance that a challenge to the Acquisition on antitrust grounds will not be made, or if such a challenge is made, that the Company will prevail or would not be required to terminate the Acquisition divest certain assets, license certain proprietary technology or accept certain conditions in order to consummate the Acquisition.

     In the event the Acquisition is not consummated, the descriptions of events contained in this Prospectus may differ materially from those which actually transpire. Among other things, the Company's Acquisition is reflected in the Company's financial statements as occurring on December 1, 1996. Failure to consummate the Acquisition may result in employee uncertainty, potentially resulting in the loss of employees or the reduction in their productivity, or uncertainty in the marketplace, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Although the Company believes that its previous acquisitions were in the best interests of the Company and its shareholders, acquisitions involve a number of special risks. For example, the assimilation of McKinley's and the Company's operations required, among other things, the integration of service offerings, coordination of the research and development and sales and marketing efforts of the two companies, the assumption by the Company of approximately $10.0 million in liabilities, the addition of approximately 50 personnel and the distraction of the Company's management from the day-to-day business of the Company. The Company could face similar integration issues with respect to the Acquisition. There can also be no assurance that a given acquisition, if consummated, would not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPING MARKET; VALIDATION OF THE WEB AS AN EFFECTIVE ADVERTISING MEDIUM

     The market for the Company's services has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Web or who seek to derive significant revenues from the sale of advertisements on the Web. As a result, the Company's mix of services and advertising packages may undergo substantial changes as the Company reacts to competitive and other developments in the overall Web market. The Company is highly dependent upon the increased use of the Web for information, publication, distribution and commerce. In particular, the Web is an unproven medium for advertising supported services. Accordingly, the Company's future operating results will depend substantially upon the increased use of the Web for information, publication, distribution and commerce and the emergence of the Web as an effective advertising medium. Many of the Company's advertisers have only limited experience with the Web as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Web-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For instance, advertisers of consumer products have not yet engaged in significant advertising on the Web and may not do so in the future. No standards have been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support the Web as an effective advertising medium. Moreover, critical issues concerning the commercial use of the Web (including security, reliability, cost, ease of use, access, quality of service and acceptance of advertising) remain unresolved and may impact the growth of Web use or the placement of advertisements on the Web. If widespread commercial use of the Web does not develop, or if the Web does not develop as an effective advertising medium, the Company's business, results of operations and financial condition will be materially and adversely affected. See "-- Reliance on Advertising Revenues," "-- Risk of Capacity Constraints; Dependence on Computer Infrastructure" and "-- Dependence on Web Infrastructure."

INTENSE COMPETITION

     The market for Web advertising and Web search and retrieval services is intensely competitive. The Company believes that the principal competitive factors in these markets are name recognition, amount of user traffic, pricing, performance, ease of use and functionality. The Company's primary competitors are Web search and retrieval companies such as Infoseek Corporation, Lycos, Inc., and Yahoo!, Inc. and specific search and retrieval services and products offered by other companies, including Digital Equipment Corporation's Alta Vista, HotWired Venture's and Inktomi's HotBot, and OpenText. The Company also competes indirectly with Web content broadcasting services, such as The PointCast Network's PointCast, and with services from other database vendors, such as Lexis/Nexis, Dialog and other companies that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from ISPs, OSPs, Web site operators, providers of Web browser software (such as Netscape or Microsoft) and other Internet services and products that incorporate search and retrieval features into their offerings, whether through internal development or by acquisition of one or more of the Company's direct competitors.

     In addition, the Company also competes with ISPs, OSPs, Web browsers and other Web content providers for the sale of advertisements. The Company believes that the number of companies relying on fees from Web-based advertising has increased substantially during the past year. Accordingly, the Company may face increased pricing pressure for the sale of advertisements on its network, which would have a material adverse effect on the Company's business, results of operations and financial condition.

     Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop Web search and retrieval services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings in the area of name recognition, performance, ease of use and functionality. There can also be no assurance that ISPs, OSPs, Web browsers and other Web content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, a number of the Company's current advertising customers and strategic partners also have established collaborative relationships with certain of the Company's competitors and a number of the Company's competitors have established collaborative relationships with ISPs, OSPs and other Web content providers. Accordingly, there can be no assurance that the Company will be able to retain a customer base of advertisers, maintain or increase traffic on its network, that competitors will not experience greater growth in traffic than the Company as a result of such relationships, which could have the effect of making their Web sites more attractive to advertisers or that strategic partners will not sever or will elect to renew their agreements with the Company. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

     The Web, in general, and the Company, specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that the Web is not an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to the Web. See "-- Reliance on Advertising Revenues," "-- Developing Market; Validation of the Web as an Effective Advertising Medium" and "Business -- Competition."

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW AND ENHANCED SERVICES; RISK OF DELAYS

     The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies, its ability to adapt its services to evolving industry standards and its ability to continually improve the performance, features and reliability of its network in response to both evolving demands of the marketplace and competitive service and product offerings. The failure of the Company to adapt to such changes and evolution would have a materially adverse effect on the Company's business, results of operations and financial condition.

     Because the attractiveness of the Excite Network to advertisers is based substantially upon the amount of traffic on the Excite Network, broad acceptance of the Excite Network by consumers is critical to the Company's future success. The Company's business model contemplates offering a variety of Web-related services. Some of these services have been recently introduced, including its Excite Live!, Excite NewsTracker, ExciteSeeing Tours and Excite Reference services. Failure of the Company to successfully design, develop, test, introduce and market such new services or the failure of the Company's recently introduced services to achieve market acceptance could result in reduced traffic on the Excite Network. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of these services, or that its new services and enhancements will adequately meet the requirements of the marketplace and achieve any degree of significant market acceptance. Furthermore, existing services or new releases by the Company, whether improved versions of existing services or introductions of new services, may contain undetected errors that require significant design modifications, resulting in a loss of consumer confidence and consumer support. Delays in the commencement of or errors contained in new services and enhancements may result in customer dissatisfaction and delay or loss of advertising revenue. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements in a timely manner in accordance with its business model or in response to changing market conditions or consumer requirements, or if the recently introduced services or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

MANAGEMENT OF GROWTH

     The rapid execution necessary for the Company to successfully offer services and implement its business plan requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. As of December 31, 1996, the Company had grown to 202 employees from 38 employees at March 1, 1996. As a result of the acquisition of McKinley by the Company in August 1996, the Company added approximately 50 employees. The Company expects that the number of its employees will significantly increase over the next 12 months. In addition, the Company has recently hired, and expects to continue to hire, a number of new executive officers. The Company's financial and management controls, reporting systems and procedures are also very limited. Although the Company has implemented controls, systems and procedures, it has limited experience with such controls, systems and procedures. The Company still must improve its financial and management controls, reporting systems and procedures and expand, train and manage its work force. Further, the Company is required to manage multiple relationships with various customers, strategic partners and other third parties. These requirements will be exacerbated in the event of further growth in the Company or in the number of its third-party relationships. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results will also depend on its ability to expand its sales and marketing organization and expand its support organization commensurate with the growth of its business and the Web. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially and adversely affected. See "Management" and "Business -- Employees."

DEPENDENCE ON THIRD-PARTY RELATIONSHIPS

     The Company is currently and will be in the future significantly dependent on a number of third-party relationships to create traffic and provide content on the Excite Network, and to make it more attractive to advertisers and consumers. These relationships include arrangements relating to the positioning of the Excite Network on Web browsers such as those offered by Netscape and Microsoft and agreements with ISPs and OSPs such as AOL and Microsoft and also include arrangements for providing content for certain services offered by the Company. The Company is also generally dependent on other Web site operators that provide links to the Excite Network. Most of these arrangements do not require future minimum commitments to use the Company's services, to provide access or links to the Excite Network or to provide content to the Company, are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, the Company does not have agreements with many Web site operators who provide links to the Excite Network, and such Web site operators may terminate such links at any time without notice to the Company. In addition, there can be no assurance that such third parties regard their relationship with the Company as important to their own respective businesses and operations, that they will not reassess their commitment to the Excite Network at any time in the future, or that they will not develop their own competitive services or products, either during their relationship with the Company or after their relationship with the Company expires. Further, there can be no assurance that the services of those companies that provide access or links to the Excite Network will achieve market acceptance or commercial success. Accordingly, there can be no assurance that the Company's existing relationships will result in sustained business partnerships, successful service offerings, or the generation of significant traffic on the Excite Network or significant revenues for the Company.

     The Company believes that certain of its third-party relationships are important to its ability to attract traffic and advertisers. The failure of one or more of the third-party relationships which the Company regards as strategic to achieve or maintain market acceptance or commercial success or the termination of one or more of such strategic relationships could significantly reduce traffic on the Excite Network, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the termination of, or the failure of the Company to renew, the Company's position on a Web browser or its relationship with an ISP or OSP would significantly reduce traffic on the Company's Web sites which would also have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Dependence on Netscape and AOL" and "Business -- Strategic Alliances."

RISK OF CAPACITY CONSTRAINTS; DEPENDENCE ON COMPUTER INFRASTRUCTURE

     The Company is dependent on its ability to generate a high volume of traffic to the Excite Network. Accordingly, the performance of the Excite Network is critical to the Company's reputation, its ability to attract advertisers and to achieve market acceptance of the network. Any system failure that causes interruptions in the availability or increases response time of the Company's services could reduce user satisfaction and traffic to the Excite Network and, if sustained or repeated, would reduce the attractiveness of the Excite Network to advertisers and consumers. An increase in the volume of searches conducted through the Excite Network could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. In addition, as the amount of Web pages and traffic increases, there can be no assurance that the Excite Network will be able to scale proportionately. The Company is also dependent upon Web browsers, ISPs, OSPs and other Web site operators, which have experienced significant outages in the past, for access to its network, and consumers have experienced difficulties due to system failures unrelated to the Company's systems and services. Additional difficulties could also materially and adversely affect consumer and advertiser satisfaction. The Company is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its services. In addition, in order to improve performance, the Company may have to make substantial investments to deploy one or more copies of its Web sites in order to mirror its online resources. To the extent that the capacity restraints described above are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition.

     Substantially all of the Company's communications hardware and certain of its computer hardware operations are located at leased facilities in San Jose, Mountain View and Sausalito, California and the Company intends to relocate all of its hardware operations to Redwood City, California during the first half of 1997. All of these areas are susceptible to earthquakes. The Company has experienced system failures or outages from time to time in the past, which have disrupted the operation of the Excite Network. There can be no assurance that a system failure at these locations would not adversely affect the performance of the Excite Network. These systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have a disaster recovery plan. Although the Company carries property and business interruption insurance with low coverage limits, its coverage may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of the Excite Network. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Facilities."

DEPENDENCE ON THE WEB INFRASTRUCTURE

     The success of the Excite Network will depend in large part upon the development of a Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will become a viable commercial marketplace for services such as those offered by the Company. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing Web technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Industry Background."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to the Web, covering issues such as user privacy, pricing, characteristics and quality of products and services. For example, the Company may be subject to the provisions of the recently enacted Communications Decency Act (the "CDA"). Although the constitutionality of the CDA, the manner in which the CDA will be interpreted and enforced and its effect on the Company's operations cannot be determined, it is possible that the CDA could expose the Company to substantial liability. The CDA could also dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on the Company's business, results of operations and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association ("ACTA") has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web. The adoption of any additional laws or regulations may decrease the growth of the Web, which could in turn decrease the demand for the Excite Network and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Web of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

     Due to the global nature of the Web, it is possible that, although transmissions of the Excite Network originate in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB

     Because materials may be downloaded through the services offered by the Company and be subsequently distributed to others, there is a potential that claims may be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against OSPs and ISPs in the past. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's performance is substantially dependent on the performance of its executive officers and other key employees, most of whom have worked together for only a short period of time. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and engineering and development teams. The Company does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its other executive officers or key employees could have a material adverse effect on the business, results of operations or financial condition of the Company. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, particularly in Northern California, and there can be no assurance that the Company will be able to identify, attract, assimilate or retain other highly qualified technical and managerial personnel in the future and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Employees" and "Management."

PROPRIETARY TECHNOLOGY; POTENTIAL LITIGATION

     The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods, and has been issued a patent with respect to certain aspects of its searching and indexing technology. The Company is also in the process of preparing three patent applications with respect to other aspects of its technology. There can be no assurance that the patent that has been issued or that any patents that may issue from these pending applications will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that have been issued or that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection of the Company's technology may make it easier for the Company's competitors to offer technology equivalent to or superior to the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Web makes it virtually impossible to control the ultimate destination of the Company's products. Policing unauthorized use of the Company's technology is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition.

     Many parties are actively developing search, indexing and related Web technologies at the present time. The Company believes that they will take steps to protect these technologies, including seeking patent protection. As a result, the Company believes that disputes regarding the ownership of such technologies are likely to arise in the future.

     From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the service operated by the Company. Although the Company investigates claims and responds as it deems appropriate, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any assertions or prosecutions will not materially and adversely affect the Company's business, results of operations and financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense thereof which could have a material adverse effect on the Company's business, results of operations and financial condition. If any claims or actions were asserted against the Company, the Company might seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all. See "-- Liability for Information Retrieved from the Web."

     The Company currently owns and also licenses from third parties certain of its technologies. As it continues to introduce new services that incorporate new technologies, it anticipates that it may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could materially and adversely affect the performance of its services until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in the introduction of services or adverse impact on service quality could materially and adversely affect the Company's business, results of operations and financial condition. See
"Business -- Licenses and Intellectual Property."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that the net proceeds of this offering, together with available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AOL

     Upon completion of this offering, the present directors and executive officers of the Company and their respective affiliates will, in the aggregate, beneficially own approximately 54.5% of the outstanding Common Stock. As a result, these shareholders will possess voting control over the Company, giving them the ability, among other things, to elect at least a majority of the Company's Board of Directors (or the entire Board of Directors when and if cumulative voting is eliminated) and approve significant corporate transactions. In addition, upon completion of this offering AOL will beneficially own 19.2% of the outstanding Common Stock and, so long as it holds at least an aggregate of 1,640,165 shares of Series E Preferred Stock, will be able to elect one member to the Company's Board of Directors. Such control or share ownership may also have the effect of delaying or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Principal Shareholders."

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock is highly volatile and is subject to wide fluctuations (for example, during the past four months, the high and low closing prices of the Common Stock were $21.13 and $5.50, respectively) in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If brought, such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. Upon completion of this offering, the Company will have outstanding approximately 13,804,417 shares of Common Stock and 2,630,330 shares of Series E Preferred Stock which is convertible into Common Stock on a one-for-one basis (assuming no exercise of options or warrants). Of such shares, the 2,300,000 shares offered hereby (other than those purchased by affiliates of the Company) and 3,030,318 other outstanding shares of Common Stock will be freely tradable, and the remaining 11,104,429 shares (which include the shares of Common Stock issuable upon conversion of the Preferred Stock issuable to AOL and exclude shares of Preferred Stock subject to the AOL Warrant and Common Stock issuable upon exercise of options and warrants) will be restricted shares ("Restricted Shares") under the Securities Act. Upon the completion of this offering, 40,865 Restricted Shares that are not subject to lock-up agreements will be eligible for sale in the public market pursuant to Rule 144 or Rule 701 promulgated under the Securities Act. Immediately following the expiration of the lock-up agreements, approximately 8,038,100 Restricted Shares will become eligible for sale (subject, in some instances, to certain repurchase rights of the Company) in the public market, subject to the provisions of Rule 701 and/or Rule 144 including certain volume limitations and other resale restrictions. As of January 31, 1997, options to purchase a total of approximately 3,695,556 shares were outstanding (which number includes options to purchase 886,473 shares of Common Stock which were granted subject to shareholder approval), of which approximately 242,765 shares issuable upon the exercise of stock options will be eligible for sale in the public market immediately or, in some cases, upon the expiration of lock-up agreements. Furthermore, the Company's Board of Directors has approved an increase, subject to shareholder approval, in the number of shares of Common Stock reserved for issuance under the 1996 Plan by 3,255,000 shares (and has granted, subject to such shareholder approval, options to purchase 886,473 shares of Common Stock). The Company intends to register the additional shares covered by the 1996 Plan under the Securities Act after this offering. Upon expiration of the lock-up agreements referred to above, holders of 9,205,283 shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock and upon conversion of Preferred Stock issuable upon exercise of the AOL Warrant) will have certain rights to require the Company to register those shares of Common Stock for offer and sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution of approximately $12.45 in the net tangible book value per share of Common Stock. To the extent outstanding options and warrants to purchase Common Stock or Preferred Stock are exercised, there will be further dilution.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered hereby are estimated to be $34.2 million ($39.4 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use the net proceeds for general corporate purposes, including working capital. Furthermore, from time to time the Company expects to evaluate the acquisition of products, businesses and technologies that complement the Company's business or the Company may enter into distribution agreements for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions or distribution agreements. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in investment-grade, short-term and medium-term, interest-bearing securities. See "Risk Factors -- Acquisition Strategy; Pending WebCrawler Acquisition; Integration of Past and Future Acquisitions."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "XCIT." Public trading of the Common Stock commenced on April 4, 1996.

     The following table sets forth, for the period indicated, the high and low closing prices per share for the Company's Common Stock, all as reported by the Nasdaq National Market.

                                                                              HIGH       LOW
                                                                             ------     ------
YEAR ENDED DECEMBER 31, 1996
  Second Quarter (from April 4, 1996)......................................  $20.00     $ 8.25
  Third Quarter............................................................  $ 8.38     $ 5.13
  Fourth Quarter...........................................................  $15.25     $ 5.50
YEAR ENDED DECEMBER 31, 1997
  First Quarter (through February 28, 1997)................................  $21.13     $ 8.75

     On February 28, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $15 7/8 per share. On February 28, 1997, there were approximately 200 holders of record of the Company's Common Stock, although the Company believes that there is a larger number of beneficial owners of its Common Stock.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1996, (i) the actual capitalization of the Company and (ii) such capitalization as adjusted to give effect to the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed public offering price of $15.88 per share (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom.

                                                                        DECEMBER 31, 1996
                                                                   ----------------------------
                                                                     ACTUAL        AS ADJUSTED
                                                                   -----------     ------------
                                                                          (In thousands)
Long-term obligations............................................  $     3,985     $     3,985
Shareholders' equity:
  Preferred Stock, no par value; 4,000,000 shares authorized,
     1,950,000 shares issuable, actual; 2,630,330 shares issued
     and outstanding as adjusted(1)..............................       15,816          22,816 (2)
  Common Stock, no par value; 25,000,000 shares authorized,
     12,108,354 shares issued and outstanding, actual; 25,000,000 shares authorized, 13,728,024 shares issued and outstanding,
     as adjusted(3)..............................................       59,999          87,172
  Deferred compensation..........................................         (388)           (388)
  Unrealized loss on available-for-sale investments..............         (128)           (128)
  Accumulated deficit............................................      (50,202)        (50,202)
                                                                   -----------     ------------
       Total shareholders' equity................................       25,097          59,270
                                                                   -----------     ------------
          Total capitalization...................................  $    29,082     $    63,255
                                                                    ==========     ===========

---------------

(1) Does not include 650,000 shares of Series E-3 Preferred Stock issuable upon the exercise of the AOL Warrant which will be amended in connection with the Acquisition of the WebCrawler Assets and a distribution arrangement.

(2) Assumes conversion of 680,330 shares of Common Stock beneficially owned by AOL into an equivalent number of shares of Preferred Stock after exercise of an exchange right granted in connection with the Acquisition and entering into a distribution agreement. See "Certain Transactions."

(3) Excludes (i) 3,695,556 shares of Common Stock issuable upon the exercise of stock options outstanding as of January 1, 1997 (which number includes options to purchase 886,473 shares of Common Stock granted subject to shareholder approval), of which options to purchase 249,590 shares were exercisable under the Company's 1995 Equity Incentive Plan, the 1996 Plan and the 1996 Directors Stock Option Plan at a weighted average exercise price of $4.60 per share, (ii) 282,504 shares of Common Stock not subject to outstanding options and reserved for issuance under the 1996 Directors Stock Option Plan and 1996 Employee Stock Purchase Plan, (iii) an additional 2,368,527 shares of Common Stock reserved for future grants under the 1996 Plan, subject to shareholder approval, (iv) 9,451 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock, (v) 2,630,330 shares of Common Stock issuable upon conversion of Preferred Stock to be issued to AOL in connection with the Acquisition and entering into a distribution agreement and (vi) 650,000 shares of Common Stock issuable upon conversion of Preferred Stock issuable upon exercise of the AOL Warrant. See "Management-- Employee Benefit Plans," "-- Director Compensation," "Certain Transactions," "Description of Capital Stock" and Notes 7 and 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. During 1996, Excite acquired McKinley in a transaction accounted for as a pooling of interests. All financial information has been restated to reflect the combined operations of Excite and McKinley. The statements of operations data for each of the years in the three year period ended December 31, 1996 and the balance sheet data at December 31, 1995 and 1996, are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The balance sheet data at December 31, 1994 are derived from unaudited financial statements of the Company not included in this Prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                           1994(1)        1995         1996(2)
                                                           -------       -------       --------
                                                             (In thousands, except per share
                                                                          data)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Advertising revenues...................................  $    57       $   145       $ 14,030
  Contract and other revenues............................      236           808            727
                                                           --------      --------
                                                                             ---
                                                                                       --------
          Total revenues.................................      293           953
                                                                                         14,757
Cost of revenues.........................................       88           228
                                                                                          4,149
                                                           --------      --------
                                                                             ---
                                                                                       --------
Gross profit.............................................      205           725
                                                                                         10,608
Operating expenses:
  Product development....................................      415         2,810          8,030
  Sales and marketing....................................       37         1,648         21,103
  Distribution license fees(3)...........................       --            --         11,878
  General and administrative.............................      399         2,326          7,081
  Charge for purchased in-process technology.............       --           331          3,500
  Other merger and acquisition related costs, including
     amortization of goodwill and other purchased
     intangibles.........................................       --            --          3,134
                                                           --------      --------
                                                                             ---
                                                                                       --------
          Total operating expenses.......................      851         7,115
                                                                                         54,726
                                                           --------      --------
                                                                             ---
                                                                                       --------
Operating loss...........................................     (646)       (6,390)
                                                                                        (44,118)
Interest income (expense) and other......................       (4)          (45)
                                                                                          1,001
                                                           --------      --------
                                                                             ---
                                                                                       --------
Net loss.................................................  $  (650)      $(6,435)
                                                                                       $(43,117)
                                                           ========      ===========
                                                                                       ========
Net loss per share.......................................  $ (0.06)      $ (0.58)
                                                                                       $  (3.65)
                                                           ========      ===========
                                                                                       ========
Shares used in computing net loss per share(4)...........   10,576        11,070
                                                                                         11,818
                                                           ========      ===========
                                                                                       ========

                                                                       DECEMBER 31,
                                                           ------------------------------------
                                                            1994          1995           1996
                                                           -------       -------       --------
                                                                      (In thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments........  $    12       $ 1,118       $ 20,834
Working capital (deficit)................................     (442)         (878)         8,124
Total assets.............................................      157         3,801         47,698
Long-term obligations....................................      100           995          3,985
Redeemable convertible preferred stock...................       --         3,847             --
Total shareholders' equity (net capital deficiency)......     (542)       (4,034)        25,097

---------------
(1) The year ended December 31, 1994 includes the results of operations from Inception to December 31, 1994. Inception date is June 9, 1994 for Excite and December 7, 1993 for McKinley. The operating results for McKinley from December 7, 1993 through December 31, 1993 were insignificant.
(2) During the fourth quarter of 1996, the Company entered into an agreement to acquire the WebCrawler Assets from AOL. See "Risk Factors -- Acquisition Strategy; Pending WebCrawler Acquisition; Integration of Past and Future Acquisitions," "Certain Transactions" and Note 3 of Notes to Consolidated Financial Statements for a discussion of this acquisition and associated costs.
(3) During the second quarter of 1996, the Company entered into two distribution license agreements with Netscape. See Note 12 of Notes to Consolidated Financial Statements for a discussion of these agreements and associated costs.
(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in computing net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion also should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company operates the Excite Network, which includes the Excite and WebCrawler brands, and provides a gateway to the Web that organizes, aggregates and delivers information to meet the needs of individual consumers. Excite, formerly Architext Software, Inc., was formed in June 1994 and, from its inception to September 1995, its operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, providing custom product development and consulting, and developing services. The Company first launched its Excite search and directory service in October 1995.

     On August 30, 1996, the Company acquired McKinley, a private company and creator of the Magellan On-Line Guide. The transaction was effected through the issuance of 850,000 shares of the Company's Common Stock and was accounted for as a pooling of interests. In connection with the transaction, the Company incurred approximately $2.2 million in merger related expenses, including $1.0 million for legal and other professional consulting fees, $901,000 for personnel severance and outplacement expenses and $345,000 for termination of contracts and discontinuation of duplicate operations and facilities. McKinley has experienced operating losses since inception. Because the acquisition has been accounted for as a pooling of interests, all financial information for dates and periods prior to the merger has been restated to reflect the combined operations of the Company and McKinley. See "Risk Factors -- Acquisition Strategy; Pending WebCrawler Acquisition; Integration of Past and Future Acquisitions."

     On November 25, 1996, the Company announced an expansion of its previous agreement with AOL to become the exclusive Web search and directory service on AOL and to acquire the WebCrawler Assets for an aggregate of 1,950,000 shares of the Company's Preferred Stock. The acquisition, which is expected to be consummated on or after March 31, 1997 (the "Closing"), was recorded for accounting purposes as of December 1, 1996. The transaction was accounted for as an acquisition of rights to developed and purchased in-process technology and distribution rights. Of the total purchase price, $3.5 million was allocated to purchased in-process technology and the remaining excess purchase price of approximately $12.6 million was allocated to trademarks, distribution rights, bookmarks, trade names, goodwill and other. The amount of the purchase price allocated to purchased in-process technology was charged to the Company's operations as of December 1, 1996. The identified intangible assets and goodwill are being amortized over periods ranging from four months to three years.

     In connection with the Acquisition, the Company and AOL have agreed that the Company will be the exclusive provider of Web search and directory services to AOL's customers for a minimum of two years. The Company will receive a share of revenues generated on the AOL search and directory site as royalties, and AOL will incur all hosting, advertising and selling expenses. Upon Closing, AOL will pay to the Company a percentage of AOL's advertising revenues with respect to the sales of advertising derived from the WebCrawler Assets for the period between December 1, 1996 and the Closing, less ordinary and customary reserves, and the Company will reimburse AOL for expenses relating to the WebCrawler Assets. Revenues recorded and derived from the WebCrawler Assets during the period from December 1, 1996 through December 31, 1996 were immaterial. See "Certain Transactions."

     The Company expects to derive substantially all of its revenue for the foreseeable future from selling advertising space on the Excite Network as consumers use its services for their search and retrieval needs. The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. Advertising revenues are recognized ratably over the term of the contract. To the extent minimum guaranteed impression levels are not met, the Company defers recognition of the corresponding revenues until guaranteed levels are achieved. At December 31, 1996, the Company had deferred revenues of $1.8 million.

     Revenues from the sale of certain advertising space are shared with third parties pursuant to the terms of certain agreements. To date, amounts allocable to third parties have not been significant. Contract and other revenues during the years ended December 31, 1994 and 1995 consisted primarily of contract revenues earned under agreements to modify the Company's Web directory technology and fees for the licensing of Web directory content and technology. Contract revenues are recognized as the work is performed using the percentage of completion method. License revenues are recognized at the time of delivery, provided that no significant obligations remain and collection of the resulting receivable is considered probable. See "Risk Factors -- Reliance on Advertising Revenues."

     The Company's operating results have varied on a quarterly basis during its limited operating history, and the Company expects to experience significant fluctuations in operating results in the future. In addition, because of the rapidly changing nature of its business and its extremely limited operating history, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Risk Factors -- Extremely Limited Operating History; Accumulated Deficit and Anticipation of Continued Losses" and "-- Potential Fluctuations in Quarterly Results; Unpredictability of Future Revenues."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items from the Company's Consolidated Statement of Operations.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                        1994     1995     1996
                                                                        ----     ----     ----
Revenues:
  Advertising revenues................................................    19%      15%      95%
  Contract and other revenues.........................................    81       85        5
                                                                         ---      ---      ---
          Total revenues..............................................   100      100      100
                                                                         ---      ---      ---
Cost of revenues......................................................    30       24       28
                                                                         ---      ---      ---
Gross profit..........................................................    70       76       72
Operating expenses:
  Product development.................................................   141      295       54
  Sales and marketing.................................................    13      173      143
  Distribution license fees...........................................    --       --       81
  General and administrative..........................................   136      244       48
  Charge for purchased in-process technology..........................    --       35       24

  Other merger and acquisition related costs, including amortization
     of goodwill and other purchased intangibles......................    --       --       21
                                                                         ---      ---      ---
          Total operating expenses....................................   290      747      371
                                                                         ---      ---      ---
Operating loss........................................................  (220)    (671)    (299)
Interest income (expense) and other...................................    (1)      (4)       7
                                                                         ---      ---      ---
Net loss..............................................................  (221)%   (675)%   (292)%
                                                                         ===      ===      ===

  Revenues

     In October 1995, the Company began selling advertising space on its network. Accordingly, there were no significant advertising revenues for 1994 or 1995. Prior to October 1995, revenues consisted primarily of revenues derived from custom product development, licensing of the McKinley database, royalties from sales of the McKinley Internet Yellow Pages and consulting fees, which are not expected to be significant sources of revenues in future periods. Total revenues increased from $293,000 for 1994 to $953,000 for 1995, and to $14.8 million for 1996. The increase in 1995 was due to the introduction of the Company's services in October

1995 and the increase in 1996 was due primarily to increased sales of advertisements on the Company's Web sites, increased capacity resulting from the merger with McKinley as well as the creation and increased size of the Company's direct sales force. For 1995 and 1996, 97% and 27%, respectively, of advertising revenues were derived through two advertising sales agencies. With the addition of its direct sales force, the Company does not expect to derive a significant portion of its advertising revenues from advertising sales agencies in the future. There can be no assurance that advertising over the Web will become widespread, that a market for the Company's proposed services will emerge, or that the Company's services will become generally adopted. See "Risk
Factors -- Reliance on Advertising Revenues," "-- Developing Market; Validation of the Web as an Effective Advertising Medium" and "-- Dependence on Web Infrastructure."

     Two customers accounted for 26% and 16%, respectively, of total revenues in 1995. One customer accounted for approximately 12% of total revenues in 1996.

     The increase in advertising revenues is due to increased sales of advertisements and an increase in sales of targeted advertising with higher rates per thousand impressions ("CPM") charged to advertisers. The Company expects to continue to derive substantially all of its total revenue from selling advertisements on its network. Because the market for advertising on the Web is intensely competitive, advertising rates could be subject to pricing pressures in the future. If the Company is forced to reduce its advertising rates or experiences lower CPMs as a result of such competition or otherwise, future revenues could be adversely affected. See "Risk Factors -- Reliance on Advertising Revenues."

     In connection with the Netscape Premier Provider Agreements, the Company entered into advertising agreements with Netscape to deliver a guaranteed number of Netscape advertising impressions on the Excite Network. As consideration for such advertising services, Netscape agreed to reduce the Company's $10.0 million in obligations under the Company's Premier Provider Agreements with Netscape by $3.0 million, which was classified as deferred revenues to be recognized over the one year term of the agreements based upon delivery of a specified number of advertising impressions. For the year ended December 31, 1996, the Company recognized approximately $1.8 million in revenue as a result of these agreements. See Note 12 of Notes to Consolidated Financial Statements.

  Cost of Revenues

     Cost of revenues consists primarily of expenses related to the maintenance and technical support of the Excite Network, which are comprised principally of personnel costs, telecommunications costs, equipment depreciation, royalties, overhead allocations and costs related to revenue sharing agreements. Cost of revenues was $4.1 million, or 28% of total revenues for 1996. Cost of revenues for 1994 and 1995 was not comparable to 1996 as the nature of the Company's revenues changed significantly from 1995 with the launch of the Company's services in October 1995. In the fourth quarter of 1996, the Company recognized $186,000 in non-cash expenses for the amortization of purchased technology relating to the Acquisition. Cost of revenues may increase in absolute dollars and as a percentage of total revenues as the Company increases costs to support expanded services.

  Gross Margin

     Gross margin was 72% of total revenues for 1996. Gross margins for 1994 and 1995 were not comparable to 1996 as the nature of the Company's revenues changed significantly from 1995 with the launch of the Company's services in October 1995. In the future, gross margins may be affected by the types of advertisements sold and revenue-sharing provisions of certain access and content provider agreements. Advertisements which target a specific audience typically have higher gross margins than advertisements which target the mass Web consumer market. Furthermore, pursuant to the provisions of certain agreements with operators of Web access points and with content providers, the Company shares advertising revenues based upon the number of consumers directed to its network. A low level of targeted advertising as a percentage of total advertising sold, a decrease in targeted or mass Web advertising rates, whether due to the lack of acceptance of the Web as an effective advertising medium, competition or otherwise, or an increase in the Company's advertising revenue sharing obligations could adversely affect gross margins.

  Operating Expenses

     The Company's operating expenses have increased in absolute dollar amounts in every consecutive quarter from inception through December 31, 1996. This trend reflects the Company's rapid transition from the product development stage to marketing and offering its services. The Company believes that continued expansion of operations is essential to achieving and maintaining market leadership. As a consequence, the Company intends to continue to increase expenditures in all operating areas for the foreseeable future.

     Included in operating expenses for 1996 was a $3.5 million charge for purchased in-process technology related to the Acquisition, $3.1 million in merger and acquisition related costs relating to the merger with McKinley and the Acquisition and $11.9 million in distribution license fees including $1.6 million relating to the issuance of the AOL Warrant during the first quarter of 1996 and $10.0 million for distribution license agreements with Netscape ($6.5 million of which had been paid in cash or services as of December 31, 1996) during the second quarter of 1996. The Company has recorded deferred compensation of $640,000 for the difference between the exercise price and the deemed fair value of the Company's Common Stock for shares subject to options granted in 1995. The majority of this deferred compensation is being charged to general and administrative expenses and is being amortized over the vesting period of the options, generally on a monthly basis over a four year period. Deferred compensation amortized was $9,000 and $243,000 for 1995 and 1996, respectively. The amortization of this deferred compensation will continue to have an adverse effect on the Company's results of operations. See Note 8 of Notes to Consolidated Financial Statements.

     Product development. Product development expenses consist principally of engineering and editorial personnel costs, allocation of overhead, equipment depreciation, consulting and supplies. Costs related to research, design and development of products have been charged to product development expense as incurred. See Note 1 of Notes to Consolidated Financial Statements. Product development expenses increased from $415,000, or 141% of total revenues for 1994, to $2.8 million, or 295% of total revenues for 1995, and increased in absolute dollars to $8.0 million, or 54% of total revenues for 1996. This dollar increase is due primarily to increased engineering and editorial staff required to develop and enhance the Company's services as well as increased product development activities resulting from the Acquisition and the acquisition of McKinley. The Company believes that a significant level of product development expenses is required to remain competitive and, accordingly, the Company anticipates that it will continue to devote substantial resources to product development and that these costs will continue to increase in absolute dollars.

     Sales and marketing. Sales and marketing expenses consist principally of sales and marketing personnel costs, consulting fees, commissions, allocation of overhead, creative services and promotional and advertising expenses. Sales and marketing expenses were immaterial for 1994 and increased in absolute dollars from $1.6 million, or 173% of total revenues for 1995, to $21.1 million, or 143% of total revenues for 1996. This dollar increase was due primarily to the launch of a significant media advertising campaign during the fourth quarter of 1996 and to increased sales personnel costs resulting from the transition during the first half of 1996 from the use of outside advertising sales firms for the sales of advertisements to a direct sales force and, to a lesser extent, the hiring of other additional sales and marketing personnel and to increases in other advertising and promotional expenses. The Company expects to incur significant promotional and advertising expenses and to continue to hire additional sales and marketing personnel, and anticipates that these costs will continue to increase in absolute dollars. In particular, the Company is continuing, although to a lesser degree, its media campaign which was launched during the fourth quarter of 1996.

     Distribution license fees. Distribution license fees were $11.9 million for 1996. There were no distribution license fees for 1994 or 1995. Distribution license fees included a one-time, non-cash charge of approximately $1.6 million during the first quarter of 1996 related to the issuance of the AOL Warrant in connection with a nonexclusive agreement entered into in March 1996, which will be amended to be exercisable into an equivalent number of shares of Series E-3 Preferred Stock. See "Certain Transactions." Distribution license fees also included a $10.0 million charge in the second quarter of 1996 relating to the Company's Premier Provider Agreements with Netscape, which expire in April 1997. In the future, it is anticipated that any such consideration will be expensed over the term of the distribution agreement. See Note 12 of Notes to Consolidated Financial Statements. There can be no assurance that the Company will be able to enter into new agreements with Netscape on terms similar to those of its current agreements, if at all. If the terms of any renewed agreements with Netscape are substantially similar to the current agreements, the Company would anticipate incurring an expense of at least $10.0 million during the term of the agreements. See "Risk
Factors -- Dependence on Netscape and AOL."

     General and administrative. General and administrative expenses consist principally of administrative and executive personnel costs, provision for doubtful accounts, allocation of overhead and fees for professional services. General and administrative expenses increased from $399,000, or 136% of total revenues for 1994, to $2.3 million, or 244% of total revenues for 1995, to $7.1 million, or 48% of total revenues for 1996. This dollar increase in general and administrative expenses was due to increased personnel, professional service fees, provision for doubtful accounts and relocation to new facilities to support the Company's growth. The Company anticipates that its general and administrative expenses will continue to increase significantly in absolute dollars as the Company expands its administrative and executive staff, adds infrastructure, relocates to a new facility during the second quarter of 1997, negotiates and assimilates acquisitions of acquired technologies and businesses and incurs additional costs related to operating as a public company, such as expenses related to directors' and officers' insurance, investor relations programs and increased professional fees.

     Charge for purchased in-process technology. The Company recognized a charge of $3.5 million in the fourth quarter of 1996 for purchased in-process technology related to the Acquisition. The $331,000 charge for purchased in-process technology related to the acquisition of City.Net in November 1995. There were no charges for purchased in-process technology for 1994.

     Other merger and acquisition related costs, including amortization of goodwill and other purchased intangibles. Other merger and acquisition related costs, including amortization of goodwill and other purchased intangibles, totaled $3.1 million in 1996. The charge included approximately $2.2 million related to the merger with McKinley, which consisted primarily of legal and other professional consulting fees, personnel severance and outplacement expenses and expenses related to the termination of contracts and discontinuation of duplicate operations and facilities in the third quarter of 1996, and approximately $769,000 related to the amortization of goodwill and other intangible assets in 1996 resulting from the Acquisition and the acquisition of City.Net and other intangible assets. There were no other significant merger and acquisition related costs for 1994 and 1995.

     Interest income (expense) and other. Interest income increased from $5,000 for 1995 to $1.4 million for 1996. This increase reflects larger amounts of interest being earned on higher average investment balances, due primarily to cash received from the Company's Series D Preferred Stock financing and initial public offering in the first half of 1996. Interest expense increased from $50,000 for 1995 to $409,000 for 1996. This increase was due primarily to increased expenses associated with capital lease obligations and, to a lesser extent, interest paid on bank borrowings. Interest income and interest expense were immaterial for 1994.

  Income Taxes

     At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $37.9 million and $37.7 million, respectively. The federal net operating loss carryforwards will expire beginning in 2009 through 2010, if not utilized. The state net loss operating carryforwards will expire at various dates beginning in 2009 through 2011. An ownership change, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of the Company. See Note 9 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth a summary of the Company's unaudited quarterly results for the eight quarters in the period ended December 31, 1996, together with the percentage of total revenues represented by such results. This information has been derived from unaudited consolidated financial statements of the

Company that, in the opinion of management, reflect all recurring adjustments necessary to fairly present this information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere herein. The Company believes that quarterly operating results for 1995 are not comparable to those for 1996 as the nature of the Company's business changed significantly from 1995 with the launch of the Company's services in October 1995. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period. See "Risk Factors -- Potential Fluctuations in Quarterly Results; Unpredictability of Future Revenues."

                                                                              QUARTER ENDED
                                         ---------------------------------------------------------------------------------------
                                         MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                           1995       1995       1995        1995       1996       1996       1996        1996
                                         --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                        (In thousands; unaudited)
Total revenues.........................   $   28     $  314     $    37    $   574    $ 1,374    $  2,816   $  4,049    $  6,518
Cost of revenues.......................       20        104          19         85        389         427      1,165       2,168
                                         --------   ------ --  --------    --------   --------   --------   --------    --------
Gross profit...........................        8        210          18        489        985       2,389      2,884       4,350
                                         --------   ------ --  --------    --------   --------   --------   --------    --------
Operating expenses:
  Product development..................      258        403         785      1,364      1,376       2,109      2,038       2,507
  Sales and marketing..................       31        193         460        964      2,489       3,203      6,304       9,107
  Distribution license fees............       --         --          --         --      1,625      10,000        253          --
  General and administrative...........      158        386         495      1,287      1,141       2,782      1,753       1,405
  Charge for purchased in-process
    technology.........................       --         --          --        331         --          --         --       3,500
  Other merger and acquisition related
    costs including amortization of
    goodwill and other purchased
    intangibles........................       --         --          --         --         --          73      2,292         769
                                         --------   ------ --  --------    --------   --------   --------   --------    --------
        Total operating expenses.......      447        982       1,740      3,946      6,631      18,167     12,640      17,288
                                         --------   ------ --  --------    --------   --------   --------   --------    --------
Operating loss.........................     (439)      (772)     (1,722)    (3,457)    (5,646)    (15,778)    (9,756)    (12,938)
                                         --------   ------ --  --------    --------   --------   --------   --------    --------
Net loss...............................   $ (442)    $ (769)    $(1,739)   $(3,485)   $(5,644)   $(15,408)  $ (9,354)   $(12,711)
                                         ========   ========   ========    ========   ========   ========   ========    ========

                       AS A PERCENTAGE OF TOTAL REVENUES

                                                                             QUARTER ENDED
                                        ---------------------------------------------------------------------------------------
                                        MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                          1995       1995       1995        1995       1996       1996       1996        1996
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
Total revenues.........................      100%       100%       100%        100%       100%       100%       100%        100%
Cost of revenues.......................       71         33         51          15         28         15         29          33
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
Gross profit...........................       29         67         49          85         72         85         71          67
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
Operating expenses:
  Product development..................      921        129      2,122         237        100         75         50          38
  Sales and marketing..................      111         61      1,243         168        181        114        156         140
  Distribution license fees............       --         --         --          --        119        355          6          --
  General and administrative...........      564        123      1,338         224         83         99         43          21
  Charge for purchased in-process
    technology.........................       --         --         --          58         --         --         --          54
  Other merger and acquisition related
    costs including amortization of
    goodwill and other purchased
    intangibles........................       --         --         --          --         --          2         57          12
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
        Total operating expenses.......    1,596        313      4,703         687        483        645        312         265
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
Operating loss.........................   (1,567)      (246)    (4,654)       (602)      (411)      (560)      (241)       (198)
                                        --------   --------   ---------   --------   --------   --------   ---------   --------
Net loss...............................   (1,579)      (245)    (4,700)       (607)      (411)      (547)      (231)       (195)
                                        ========   ========   ========    ========   ========   ========   ========    ========

     With the exception of the third quarter of 1995, the Company's total revenues have increased in each of the eight quarters ending December 31, 1996. The decline in revenues in the third quarter of 1995 was due primarily to a reduction in contract revenue, which was not a significant source of total revenues in 1996. Gross margins for 1995 are not comparable to gross margins for 1996 as the nature of the Company's revenues changed significantly in 1996 with the launch of the Company's services in October 1995. Gross margins have generally declined during 1996, due primarily to the growth in infrastructure associated with the acquisition of McKinley and the amortization of purchased in-process technology arising from the Acquisition and the expansion of operations to support an expanded Excite Network.

     During the fourth quarter of 1996, the Company entered into an agreement, which is expected to close on or after March 31, 1997, to acquire the WebCrawler Assets from AOL in exchange for 1,250,000 and 700,000 shares of the Company's Series E-1 and E-2 Preferred Stock, respectively, and recorded the Acquisition as of December 1, 1996. As a result of the Acquisition, during the fourth quarter of 1996, the Company expensed $3.5 million for purchased in-process technology and recorded amortization of other purchased intangibles of $769,000. See Note 3 of Notes to Consolidated Financial Statements. During the second quarter of 1996, the Company entered into two distribution license agreements with Netscape for total consideration of $10.0 million ($6.5 million of which had been paid in cash or services as of December 31, 1996), which was expensed during the second quarter of 1996. In the future, it is anticipated that any such consideration will be expensed over the term of the agreement. See Note 12 of Notes to Consolidated Financial Statements. Operating expenses other than distribution license fees and other merger and acquisition related costs including amortization of goodwill and other purchased intangibles generally increased during 1996. The increase in such other operating expenses during 1996 is due to: increased personnel costs to support the growth in headcount across all operating departments; recording of the merger with McKinley in the third quarter of 1996 and of the Acquisition in the fourth quarter of 1996, which resulted in additional product development and general and administrative expenses; and the creation and launch of the Excite brand advertising and promotion campaign, which resulted in additional sales and marketing expenses of approximately $5.0 million in the fourth quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Company had $20.8 million in unrestricted cash, cash equivalents and short-term investments. Prior to its initial public offering, the Company financed its operations and met its capital expenditure requirements primarily from proceeds of the private sale of equity and debt securities totaling approximately $18.2 million. In April 1996, the Company completed its initial public offering of Common Stock. The Company sold 2,300,000 shares of its Common Stock for net proceeds of approximately $35.4 million, net of underwriting discounts and other offering costs. During the third quarter of 1996, the Company completed its merger with McKinley, resulting in a significant increase in headcount and overhead, as well as the assumption and payment of additional liabilities. The Company maintains its cash and cash equivalents in short-term and medium-term investment-grade interest-bearing securities until required for other purposes.

     In connection with the merger with McKinley, the Company assumed McKinley's obligations pursuant to a commitment letter with a bank. Pursuant to this commitment, McKinley has a revolving line of credit and note of up to $1.1 million which bear interest at the bank's prime rate plus 1%. Outstanding amounts under this commitment are due March 31, 1997. The Company believes that the bank will extend this maturity date. As of December 31, 1996, $1.1 million was outstanding under these commitments, which are secured by substantially all of McKinley's assets and are guaranteed by the Company. See Note 4 of Notes to Consolidated Financial Statements.

     The Company's operating activities used cash of $4.7 million and $26.1 million in 1995 and 1996, respectively. The increased use of cash in 1996 was primarily attributable to increased operating expenses and increases in accounts receivable and prepaid expenses, reduced in part by increases in accrued distribution license fees, accounts payable and other accrued liabilities. Although the Company expensed $10.0 million in distribution license fees during the second quarter of 1996 for its obligations under its Premier Provider Agreements with Netscape, $2.3 million of this liability remained on the Company's balance sheet as accrued distribution license fees at December 31, 1996. The Company expects that this amount, together with approximately $5.0 million in accounts payable related to the Company's advertising campaigning launched during the fourth quarter of 1996, will be paid during the first quarter of 1997, which payments, together with operating losses for such period, will significantly reduce the Company's cash balances during such period.

     Investing activities used cash of $1.3 million and $19.4 million in 1995 and 1996, respectively, primarily for net purchases of short-term investments and property and equipment. Financing activities generated cash of $6.7 and $48.7 million in 1995 and 1996, respectively, due to the issuance of Preferred and Common Stock and promissory notes and proceeds from the exercise of warrants and options.

     The Company's principal commitments at December 31, 1996 consisted of obligations under operating and capital leases comprising $15.7 million and $7.1 million, respectively.

     Capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of the Company's operations and management information systems. The Company expects that its capital expenditures will increase as its employee base grows. As of December 31, 1996, the Company did not have any material commitments for capital expenditures, although the Company anticipates that its planned purchases of capital equipment will require additional expenditures of approximately $5.0 million for 1997, a portion of which may be financed from proceeds of this offering and a portion of which may be financed through equipment leases and bank borrowings.

     The Company expects to use the net proceeds of this offering for general corporate purposes, including working capital. Furthermore, from time to time the Company expects to evaluate the acquisition of products, businesses and technologies that complement the Company's business, or the Company may enter into distribution agreements, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions or distribution agreements. Management expects that cash in excess of current requirements will be invested in investment-grade, short-term and medium-term interest-bearing securities. See "Use of Proceeds."

     The Company believes that the net proceeds from this offering, together with available funds will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and business expansion for at least the next 12 months. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Financing."

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     The Excite Network, which includes the Excite and WebCrawler brands, provides a gateway to the Web that organizes, aggregates and delivers information to meet the needs of individual consumers. Designed to help consumers make sense of the Web, the Excite Network contains a suite of specialized information services which combine proprietary search technology, editorial Web reviews, aggregated content from third parties, bulletin boards, chart and personalization capabilities. The Company's goal is to be the Web's leading branded media network with the largest consumer reach, thereby creating an efficient means of advertising on the Web. To this end, the Excite Network serves as a home base where consumers can gather, interact and return to during each Web experience. For the most recent month reported, December 1996, PC Meter, an independent Web tracking service, estimated that the Excite Network was used by 45% of online households at least once during this month, which was more than any other service reported by PC Meter. For the month of January 1997, the Company had an average of approximately 13.0 million page views per day (including page views attributable to the WebCrawler Assets).

INDUSTRY BACKGROUND

  The Web as a New Medium

     International Data Corporation estimates that the Web consumer population will grow from approximately 35 million users in 1996 to approximately 160 million users by 2000. Veronis, Suhler & Associates estimates U.S. brand advertising spending by U.S. companies will exceed $106 billion in 1997, and reach approximately $136 billion by the year 2000. The Company believes that the Web's emergence as a mass medium with attractive consumer demographics and interactive capabilities make it a compelling medium for advertisers to deliver their messages. Jupiter Communications initially estimated that approximately $343 million would be spent on Web and online advertising in 1996, growing to approximately $5 billion in the year 2000.

     The Web is an attractive advertising medium because of its interactivity, flexibility, targetability, proactivity and accountability. The interactive nature of Web advertising enables advertisers to establish dialogues and more meaningful relationships with potential customers. The flexible nature of a digital medium like the Web enables advertisers to change their messages on a daily basis in response to real world events and consumer feedback. The ability to target advertisements to broad audiences, specific regional populations, affinity groups or select individuals makes Web advertising versatile. Unlike traditional advertising where advertisements are presented to consumers who may or may not have an interest in them, Web advertisements are only delivered when a consumer calls for a piece of information or a particular Web page. Unlike more traditional media, the Company believes that the Web is a more accountable medium where advertisers can receive reports on the impression levels, demographic viewership and effectiveness of their advertisements.

     The growing diversity of Web advertisers is one measurement of the Web's emergence as an effective advertising medium. Web advertising pioneers were mostly technology and Internet-related companies. Today, a growing percentage of Web advertisers consist of more traditional business and consumer companies and represent a growing percentage of Web advertisers. For example, Jupiter Communications reported in November 1996 that Proctor & Gamble and American Express each spent over $1.2 million on Web advertising, year-to-date. In addition, the Company believes that financial service, packaged goods, automotive and pharmaceutical companies are beginning to use the Web to deliver advertising messages.

  Challenges Facing the New Medium

     The rapid growth of the Web and proliferation of Web sites has made it increasingly difficult for consumers, content providers and advertisers to effectively reach one another. Consumers are challenged to quickly find the most relevant information, products or services related to a particular interest or topic. Content providers are challenged to differentiate their offerings in an increasingly crowded medium and to improve the visibility of their sites. Advertisers are challenged to more effectively deliver their advertising messages to both large interested audiences and targeted groups, and to measure the impact of their messages.

THE EXCITE SOLUTION

     The Excite Network, which includes both the Excite and WebCrawler brands, provides a gateway to the Web that organizes, aggregates and delivers information to meet the needs of individual consumers. Designed to help consumers make sense of the Web, the Excite Network contains a suite of specialized information services which combine proprietary search technology, editorial Web reviews, aggregated content from third parties and personalization capabilities.

     The Company seeks to make the Excite Network a leading branded media network that is the principal gateway for all of a consumer's information needs on the Web. As such, the Excite Network is intended to serve as a home base where consumers will gather, interact and return to during each Web experience. For the most recent month reported, December 1996, PC Meter, an independent Web tracking service, estimated that the Excite Network was used by 45% of online households at least once during that month, which was more than any other service reported by PC Meyer. In addition, for the month of January 1997 the Company had an average of approximately 13.0 million page views per day (including page views attributable to the WebCrawler Assets).

     The Excite Network's heavy consumer traffic, specialized information services, targeting technology and direct sales organization offer advertisers an efficient method of advertising on the Web. With a single monthly advertising buy on the Excite Network, advertisers have the potential to reach nearly half of all home-based Web consumers. Excite's specialized services and targeting technology also enable advertisers to either target the mass audience of Web consumers or tailor an advertising strategy for specific affinity groups or consumers possessing certain demographic traits or requesting information relevant to certain advertisers. The Company has also developed proprietary tools to measure the effectiveness of and provide meaningful feedback with respect to advertisements on the Excite Network.

STRATEGY

     The Company's goal is to be the Web's leading branded media network with the largest consumer reach. The key elements of the Company's strategy include:

   Expand and enhance the Excite Network

     The Company intends to broaden and deepen its network of information services by leveraging its search technology, editorial reviews, strategic partners' content and personalization capabilities. The Company expects to continue marketing its network under both the Excite and WebCrawler brands. By offering a network of complementary services, the Company seeks to increase the amount of time consumers spend using the Excite Network. By offering a network of brands, the Company seeks to build loyalty and awareness from different consumer demographics and to market this large, segmented audience to advertisers.

   Build brand loyalty and consumer retention

     The Company seeks to expose as many consumers as possible to the services available on the Excite Network. To this end, the Company has entered into arrangements which give the Excite Network highly visible placements on heavily trafficked Web sites. In addition, the Company intends to continue to market and advertise its Excite brand and WebCrawler brand, which it has agreed to purchase, in order to increase consumer awareness among both experienced and new Web consumers. For example, the Company launched a national brand-building campaign centered around the Jimi Hendrix song "Are You Experienced?" and incurred expenses of $5.0 million for this campaign during the fourth quarter of 1996. The Company believes that frequent exposure to its services and brands leads to increased levels of consumer loyalty and retention.

   Maximize value for advertisers

     The Company intends to continually develop innovative approaches for its advertisers through advancements in demographic targeting, consumer tracking and measurement technologies. The Company seeks to aggregate the largest possible Web audience in order to give advertisers the most efficient and effective advertising placements. The Company has developed and will continue to develop services which encourage consumers to provide demographic and interest information which the Company can then use to more effectively target advertising. The Company also believes it has the strongest Web advertising sales organization, consisting of 32 professionals who educate, guide and advise advertisers on optimizing their Web advertising purchases.

   Increase traffic through distribution

     The Company seeks to maximize traffic by increasing the number and visibility of entry points to the Excite Network. The Company has established premier positions, which must be extended beyond March 31, 1997, on Web sites operated by Microsoft and Netscape, two of the most heavily trafficked Web sites, and has entered into an exclusive agreement with AOL, the leading OSP. There also exist hundreds of thousands of hypertext links from across the Web pointing to the Excite Network. In addition, the Company has established a number of hardware distribution relationships with companies such as Apple, Sega and WebTV.

   Expand content relationships

     The Company has entered into relationships with third-party information providers seeking to exchange their content for distribution on the Excite Network. These content providers typically share revenues with the Company in exchange for such distribution. The Company believes that these relationships will enable it to increase the breadth of content it offers consumers without incurring significant development or maintenance costs. The Company also believes that these relationships help solidify its position as an easy-to-use interface for Web services and information. The Company currently has such relationships with Big Book, WhoWhere, MapQuest and Quote.com.

   Pursue global opportunities

     The Company believes that there are significant opportunities to leverage the Excite Network internationally. The Company is localizing its services for Germany, France, Scandinavia, the United Kingdom and Japan and is exploring other international markets. The Company is focused on international distribution opportunities and has established relationships with Netscape, Virgin and Pipex.

THE EXCITE NETWORK

     The Company offers a network of services under the Excite brand and the WebCrawler brand, which it has agreed to purchase, that target different segments of Web consumers.

   Excite services

     Excite Search. The Excite Search Web search service helps consumers find information on the Web by searching through Excite's index of Web documents. Since October 1995, the Company has substantially increased the size of its index of Web documents, from 1.5 million Web documents to over 50 million. The Company's automatic spider technology completely refreshes this index in less than a month. Excite's search technology allows consumers to search in multiple ways: by keyword; by concept; by Boolean logic; and by proper name. Excite's query-by-example technology allows users who find a document of interest to find similar documents with the click of a button. In addition, Excite's automatic abstract technology provides consumers with a brief abstract of each document returned by a search.

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     Excite Reviews.  The Excite Reviews Web site review service contains over
60,000 professionally-authored reviews of Web sites. Each site reviewed is also ranked on a scale of one to four. Consumers can find these reviews by browsing a series of categories and subcategories or by searching directly using the Company's concept-based searching technology. Excite's reviews are intended to help narrow information choices to only high-quality and relevant Web sites and to present information in a lively and entertaining style.

     Excite City.Net. The Excite City.Net travel and destination service helps consumers locate regional and travel oriented content using a geographically organized database. This Web database is continually updated to provide access to information on travel, entertainment, local business, government and community services for a number of major cities and regions throughout the world. Currently, the Excite City.Net database provides access to information on over 4,300 cities and regions.

     Excite Live! The Excite Live! personalized information service permits consumers to personalize their Web interface. Consumers using Excite Live! create a personal profile to select and update information of interest, such as personalized stock quotes, news headlines, local and national sports scores, updates on local and national weather, weekly television listings and horoscopes as well as personal reminders. In order to use this service, consumers must register and volunteer interest and demographic information which the Company then uses to target both content and advertising. Currently, Excite Live! has approximately 300,000 registered users.

     Excite NewsTracker. The Excite NewsTracker personalized news service is a personalizable news clipping service. Consumers can define custom topics that they would like to monitor such as business competition, a local sports team, or a favorite hobby. Using Excite's "spider" technology, Excite NewsTracker scans 300 magazines and newspapers on the Web twice daily (including such sources as The New York Times, The Washington Post, The Boston Globe, Sports Illustrated, Forbes and Fortune) for articles relevant to that consumer's selected topics and provides the consumer with a listing of relevant articles. Consumers can also search a database containing the last two weeks of news from these publications or browse the news headlines from these sources by general category, such as top stories, business or entertainment.

     ExciteSeeing Tours. The ExciteSeeing Tours Web guide service is a "how to" service designed to instruct a consumer how to perform a particular task using information from the Web. Tours are professionally written and contain a mix of narrative and hypertext links to relevant Web resources related to a topic. Currently Excite has over 500 Web tours on such topics as researching investments, choosing wines and financing a college education. Tours are organized and can be accessed from a hierarchical menu of categories.

     Excite Talk! The Excite Talk! Web community service is a bulletin board and chat service which permits consumers to discuss topics of mutual interest. Consumers can create their own discussions or choose to participate in ongoing discussions. The Company believes that its Excite Talk! service encourages consumer and brand loyalty by fostering a sense of community and encouraging return visits.

     Excite Reference. The Excite Reference online reference service provides consumers with an interface into multiple information services such as yellow pages, white pages, email finders, people finders, maps and shareware. The Company does not develop any of these services itself, but instead has relationships with third-party providers of these services. Generally, these third parties co-brand their services and share advertising revenue with the Company in exchange for distribution on the Company's Excite Reference pages. Current partners include Big Book, WhoWhere, MapQuest and Quote.com. The Company believes that this type of partner leverage is beneficial as it enables the Company to offer a broad suite of services to consumers without having to incur development and maintenance costs while enabling the Company to have the opportunity to receive revenue from these services.

   WebCrawler services

     WebCrawler Search. The WebCrawler Web Search service helps consumers find information on the Web by searching through WebCrawler's index of Web documents. WebCrawler Search enables consumers to search the Web in multiple ways: by keyword, by Boolean logic, by phrase and by example, or by document

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similarity. Search results can be listed by title only or by full listing with an abstract. Listings which have been reviewed are identified and consumers can easily click to the review.

     WebCrawler Select. The WebCrawler Select Web site review service contains over 4,600 professionally-authored Web site reviews organized into 18 top-level categories. Consumers can find these reviews by selecting one of the top-level categories, by searching on a topic of interest or by browsing the "what's new" page. WebCrawler's Select database is intended to help consumers narrow information choices to only the most valuable Web sites.

     The Company also offers on the WebCrawler service, WebCrawler Map, Search the Web Backwards and Web Roulette.

MARKETING

     The Company endeavors to achieve broad market penetration and increased usage of the Excite Network services by:

  Building distribution

     The Company actively seeks to obtain new consumers by providing multiple gateways into the Excite Network, thereby increasing its visibility on Web access points. The Company has established premier positions on Web sites operated by Microsoft and Netscape, two of the most highly-trafficked Web sites, and AOL the leading OSP. On the Microsoft and Netscape Web sites, the Company has such positions, which must be extended beyond March 31, 1997, for both its Excite and WebCrawler brands. In addition, the Company has established a number of "off-Web" distribution opportunities with companies such as Apple, Sega and WebTV. Typically, these arrangements feature Excite as the default Web navigation network. See "-- Strategic Alliances," and "Risk
Factors -- Dependence on Netscape and AOL" and "-- Dependence on Third-Party Relationships."

  Building brand awareness and recognition

     The Company's marketing goal is to build the brands of the Excite Network into well-recognized consumer brands. During the fourth quarter of 1996, the Company launched a national brand-building campaign centered around the Jimi Hendrix song "Are You Experienced?" and incurred expenses of $5.0 million for this campaign. This campaign included television, national print, radio and outdoor advertising. The Company believes this campaign resulted in increased Excite brand awareness. During the first quarter of 1997, the Company is continuing its brand advertising campaign, although at lower spending levels as compared with the fourth quarter of 1996. The Company believes that the WebCrawler brand has strong consumer awareness today and the Company will make selective marketing investments to maintain that awareness.

  Increasing usage by existing consumers

     The Company regularly enhances its services and updates the content hosted on the Excite Network in order to encourage consumers to utilize the Excite Network more frequently. The Company has also developed personalized services, such as Excite Live! and Excite NewsTracker, that enable consumers to establish a personal profile and receive information targeted to their interests. Because customizing these personalized services typically requires some effort and time on the part of the consumer, the Company believes that consumers who use these personalized services will continue to use the Excite Network and not switch to a competitive service. The Company also offers community building services, such as Excite Talk!, designed to increase consumer usage and loyalty.

ADVERTISING AND SALES

     The Company derives substantially all of its revenues from the sale of advertisements. Advertisements on the Excite Network are banner or billboard style advertisements and are prominently displayed throughout the

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Excite Network. As the consumer interacts with the Excite Network, new advertisements are displayed. From each advertisement screen, consumers can hyperlink directly to an advertiser's own Web site, thus enabling the advertiser an opportunity to directly interact with a consumer who has expressed interest in the advertisement. The Company believes that since consumers view advertisements only after they request a new page, the focus of the consumer's attention to the advertisement is likely to be higher than it is in other forms of media. With the Company's growing number of services and ability to finely target consumer interest with appropriate and related advertising, the Company believes it can further increase the effectiveness of advertisements placed on the Excite Network.

     The Company generally enters into agreements with advertisers pursuant to which the Company guarantees a minimum number of impressions for a fixed fee. The Company charges higher per impression fees for advertising products that target a specific audience. The Company's list prices for advertising currently range from $26 to $65 CPM. The Company offers a variety of advertising programs that enable advertisers to target their audiences at various levels of market segmentation; mass market placement, which does not have any market segmentation; and affinity placement, which delivers advertisements to an audience with a specific content interest. The Company intends to offer even more targeted placements which will display advertisements to consumers of a specific demographic profile utilizing Excite's personalized services. The Company's existing and planned advertising programs range from those with a broad reach to those that are specifically targeted:

          General Rotation (at a CPM of $26). The Company offers a general rotation program that enables advertisers to reach a large number of Web consumers. Advertising banners rotate through well-trafficked Excite Network pages, including the home page and results pages of Excite and WebCrawler. This program delivers a higher volume of mass market consumers and provides frequent exposure for advertisers.

          Content (at a CPM of $35). The Company provides a set of programs that provide advertisers with the opportunity to target advertising by content within services such as Excite Reviews, Excite NewsTracker, ExciteSeeing Tours and WebCrawler Select pages. These programs deliver highly targeted messages to preselected affinity groups in categories such as sports, computing, automotive and finance.

          City.Net (at a CPM of $40-$45). The Company provides a program on its Excite City.Net service that enables advertisers to direct advertisements to geographical affinity groups. This targeted approach can be used to complement a national marketing strategy with local or regional messages.

          Keywords (at a CPM of $48-$65). The Company's keyword program offers advertisers an opportunity to target specific audiences by assigning advertisement banners to certain key words or concepts. For example, when Windows 95 is searched, a Microsoft advertisement could be displayed on the search results page. Because of the ability to customize the targeted nature of potential customers, the Company is able to charge premium rates for such keyword advertising.

          Excite Live! (to be offered at a CPM of $60-$80). The Company plans to enable advertisers to target Excite Live! consumers at a greater level of detail and precision than other advertising methods. Based upon the demographic and psychographic information collected from subscribers of Excite Live!, advertisers will be able to deliver targeted messages to groups of individuals.

     Currently, a substantial majority of the advertisements sold on the Excite Network are general rotation advertisements. The Company's strategy is to migrate advertisers to more targeted advertisement placements. The CPM rates listed above are based on the Company's standard rate card. Actual CPM rates depend upon a variety of factors, including, without limitation, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis.

     Through Excite's various advertising programs, advertisers can combine multiple advertising packages in order to develop a complete advertising plan that reaches many audience types and that is designed to maximize reach, frequency of exposure and consumer response. For example, an airline company might have general rotation as a base of mass exposure. The advertising schedule could be enhanced based upon topical affinity, by displaying a banner every time a consumer searches using the word "travel" or "airfare," as well as

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

by displaying an advertisement to all Excite Live! consumers who have expressed an interest in travel. The schedule could be further refined by placing banners on the travel page in Excite Reviews or WebCrawler Select, as well as on a variety of U.S. and international city pages on Excite City.Net that may correspond to hubs of national or international business.

     The Company has built a direct sales organization of 32 professionals located in San Francisco, New York and Los Angeles. The Company believes that such a sales force dedicated to selling advertising only on the Excite Network provides a higher level of customer service and satisfaction to advertisers during both the buying and reporting process. Because the Company's direct sales organization is focused and well educated on the Excite Network, they can best match high value advertising opportunities with companies who can benefit from them. Because the Company has a dedicated group of professionals focused on advertising reporting and measurement, advertisers can receive up-to-date information on the placement and effectiveness of their advertisements. In addition, the Company believes that in order to remain a leader in Web advertising and provide the highest level of service, it must continue to develop technologies for the precise and timely placement, targeting and measurement of advertising.

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     For 1996, over 500 brands from various industries were advertised on the
Excite Network as compared with 13 as of December 31, 1995. The following is a list of brands or companies for which advertisers purchased more than $10,000 in advertising on the Excite Network during 1996:

TECHNOLOGY
Apple
Fujitsu
Hewlett-Packard
Hitachi
IBM
Intel
Microsoft
Netscape
Silicon Graphics
Sun Microsystems
Toshiba
AUTOMOTIVE
Ford
Honda
Saturn
Toyota
FINANCIAL
American Express
Charles Schwab
Chemical Bank
Kaufmann Fund
Metlife
Prudential
Scudder
Wells Fargo Bank
TELECOMMUNICATIONS
AT&T
GTE
MCI
Pacific Bell
Sprint
U S West
PUBLISHING
The Atlanta Journal Constitution
The Chicago Tribune
Encyclopedia Brittanica
Newsweek
The New York Times
The Wall Street Journal
CONSUMER
American Greetings
Disney
Duracell
FTD
Glaxo Wellcome
J. C. Penney
Kodak
L.L. Bean
Proctor & Gamble
Sears, Roebuck
Time Warner

     During 1996, one customer accounted for approximately 12% of total revenues. No other customer accounted for more than 10% of revenues during 1996.

TECHNOLOGY

  Search and Retrieval Technology

     The Company's search services are based on proprietary retrieval technology designed to permit efficient and highly effective searches by emphasizing quality and precision in the search process. This technology combines a true concept-based retrieval technology with sophisticated browsing tools. In addition, the Company has developed proprietary spider technology designed to enhance the quantity and quality of information contained in the Company's databases, thereby enhancing the quality of information retrieved in a search.

     Concept-Based Retrieval. The Company believes that most Web navigation companies use "keyword" searching in their retrieval process, in which only those documents that contain the keywords specified in the query are retrieved. While keyword searching is effective in some instances (and may be enhanced by the use of a built-in thesaurus), it does not allow the user to retrieve information relevant to a search that does not include the exact text of a keyword (or synonym, if a thesaurus is used). For example, a keyword search of the words "intellectual property" may not return documents relating to software piracy or copyright law if such documents do not contain the words "intellectual" or "property." Keyword searching may also result in the retrieval of a great deal of irrelevant information that happens to contain the keyword. The Company's

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

concept-based retrieval technology uses advanced statistical methods which it believes increase the precision or relevance of information retrieved. The Company's retrieval technology analyzes information for statistical correlations between terms and documents. These correlations, which can be loosely described as "concepts," are then used to improve the retrieval process. Accordingly, a search can retrieve information that is relevant to the consumer's query even if that information contains none of the keywords in the original query.

     Scalability. Because of the size of its database (approximately 50 million Web documents) as well as the number of searches conducted (approximately 4 to 5 million pages per day), the Company must maintain a strong core competency in searching large databases efficiently. To this end, the Company has developed a number of advanced, proprietary techniques to accelerate queries over large databases while accommodating a large number of users.

     Relevance Enhancement. Retrieval of relevant documents on the Web can be particularly challenging. Many documents may contain keywords which a consumer may search but which are not relevant to the query. In addition, some authors create documents which use frequently searched words, an activity referred to as "stuffing," in an attempt to artificially enhance their relevance to certain queries. Consequently, the Company has developed technology that is designed to enhance the relevance of "high-quality" documents and reduce the relevance of documents that are "low-quality."

     Browsing Tools. The Company's technology includes sophisticated browsing tools that help consumers better understand the information that has been retrieved. These browsing tools include:

          Query-By-Example. If a consumer retrieves a document that he or she finds particularly appropriate, the consumer can click on a "query-by-example" button. Without requiring the consumer to reformulate the query, the system then executes an additional search and retrieves documents that it finds to be statistically similar to the example document.

          Automatic Abstracting. The Company's technology automatically creates an abstract or summary of a Web document by selecting sentences from the document that it finds to be statistically likely to closely describe its core concepts. This technology lets consumers evaluate the relevancy of Web documents without taking the time to visit them or read the entire document. The Company believes that this abstracting function is better than abstracting functions of most competitive systems, which it believes generally select the first few sentences of a document or select one or more sentences containing the keywords of the search.

     Spider Technology. Information for the Company's databases is collected through the use of "spiders," which are software programs that autonomously roam the Web by following hypertext links, automatically identifying and collecting material to be included in the Company's databases. The Company's spider technology completely refreshes its index of 50 million pages in less than a month. The Company's technology also allows it to refresh millions of the most popular Web pages on a much more frequent basis (every few days).

  Personalization Technology

     The Company has developed a flexible set of tools to allow access to customized content for each individual consumer. This technology is utilized in the Excite Live! service. The Company also utilizes sophisticated learning technology in its Excite NewsTracker service, which examines the concepts in a consumer's profile and, over time, suggests related concepts that might also interest the consumer.

  Network Operations

     The Company believes that Web site operational performance is a significant factor in attracting and maintaining a customer base on the Web. Operational performance includes reliable 24 hour accessibility and fast page download time. In order to maintain the highest standards, the Company is building its network operations center on its own premises in California. This state of the art center will enable the Company to provide direct control over its main Web sites. In addition, the Company has agreed to enter into a strategic

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relationship with AOL to host a mirrored site in Reston, Virginia. The Company believes that this will provide better access for customers in the Eastern half of the country.

     As of February 1, 1997, there were 77 employees on the Company's research and development staff. Excluding charges for purchased in-process technology, product development costs were $415,000, $2.8 million and $8.0 million in 1994, 1995 and 1996, respectively. See "Risk Factors -- Technological Change; Dependence on New and Enhanced Services; Risk of Delays" and "-- Risk of Capacity Constraints; Dependence on Computer Infrastructure."

STRATEGIC ALLIANCES

     A key element of the Company's business strategy is to enter into relationships with both Web access points and content providers. To this end, the Company has entered into a number of strategic alliances.

   Netscape

     The Company has entered into agreements with Netscape pursuant to which the Company's Excite and WebCrawler brands are two of the five "Premier Providers" of search and navigation services accessible from the "Net Search" button on the Netscape home page. The Company believes that a substantial amount of its traffic on a weekly basis is attributable to Netscape. The agreements provide that the "Premier Provider" status will be established for one year from April 1, 1996, in exchange for which the Company will make payments totaling $5.0 million for each of the two "Premier Provider" positions over the term of the agreements. The Company is currently in discussions with Netscape to extend its relationship after the current agreements expire on March 31, 1997. See "Risk Factors -- Dependence on Netscape and AOL."

   AOL

     In November 1996, the Company entered into a five-year distribution agreement with AOL pursuant to which the Company will provide to AOL a co-branded version of Excite and, for a minimum of a two year period, be the exclusive provider of Web search and directory services for AOL. AOL and Excite will share advertising revenues derived from the use of these services by AOL subscribers. If either of the parties does not elect to continue the exclusivity period for the remaining three year period of the agreement, AOL will be permitted to offer other Web navigation services on its online service; however, Excite will remain as the "default" Web navigation service and Excite will receive a larger percentage of the advertising revenues derived from the use of Excite through AOL. Excite will also advertise AOL's service on Excite and AOL will pay a commission to the Company for new AOL subscribers referred from these advertisements. The Company is also required to satisfy certain technical, product feature and editorial criteria. In addition, the Company expects to complete the purchase of the WebCrawler Assets from AOL on or after March 31, 1997. See "Risk Factors -- Dependence on Netscape and AOL," "-- Acquisition Strategy; Pending WebCrawler Acquisition; Integration of Past and Future Acquisitions" and "Certain Transactions."

   Microsoft

     The Company has entered into a distribution and license agreement with Microsoft pursuant to which Excite is accessible to Microsoft's customers through The Microsoft Network, Microsoft's Internet Explorer Web Browser and, at Microsoft's discretion, other channels. The Company and Microsoft share advertising space availability, or barter, for the traffic that is generated by Microsoft. This agreement expires in March 1997. The Company is currently negotiating to extend the term of this agreement. There can be no assurance that the duration of this agreement will be extended or that a replacement agreement will be entered into between the Company and Microsoft. To date, this arrangement has not accounted for a significant portion of the Company's traffic.

   Content alliances

     The Company has strategic alliances with a number of content providers pursuant to which the Company engages in licensing of content or technology, revenue sharing, syndication and co-branding arrangements. For

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

example, Tribune Media Services ("Tribune") syndicates rights to Excite Reviews. Excite also licenses television listing and horoscopes from Tribune, stock quotes from Quote.com, scores from Sportsline, yellow pages from Big Book, white page listings from WhoWhere, weather reports from Weatherlabs and maps from Mapquest. See "Risk Factors -- Dependence on Third Party Relationships."

COMPETITION

     The market for Web advertising and Web search and retrieval services is intensely competitive. The Company believes that the principal competitive factors in these markets are name recognition, amount of user traffic, pricing, performance, ease of use and functionality. The Company's primary competitors are Web search and retrieval companies such as Infoseek Corporation, Lycos, Inc., and Yahoo!, Inc. and specific search and retrieval services and products offered by other companies, including Digital Equipment Corporation's Alta Vista, HotWired Venture's and Inktomi's HotBot, and OpenText. The Company also competes indirectly with Web content broadcasting services, such as The PointCast Network's PointCast, and with services from other database vendors, such as Lexis/Nexis, Dialog and other companies that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from ISPs, OSPs, Web site operators, providers of Web browser software (such as Netscape or Microsoft) and other Internet services and products that incorporate search and retrieval features into their offerings, whether through internal development or by acquisition of one or more of the Company's direct competitors.

     In addition, the Company also competes with ISPs, OSPs, Web browsers and other Web content providers for the sale of advertisements. The Company believes that the number of companies relying on fees for Web-based advertising has increased substantially in the past year. Accordingly, the Company may face increased pricing pressure for the sale of advertisements on its network, which would have a material adverse effect on the Company's business, results of operations and financial condition.

     Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop Web search and retrieval services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings in the area of name recognition, performance, ease of use and functionality. There can also be no assurance that ISPs, OSPs, Web browsers and other Web content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, a number of the Company's current advertising customers and strategic partners also have established collaborative relationships with certain of the Company's competitors and a number of the Company's competitors have established collaborative relationships with ISPs, OSPs and other Web content providers. Accordingly, there can be no assurance that the Company will be able to retain a customer base of advertisers, maintain or increase traffic on its network that competitors will not experience greater growth in traffic than the Company as a result of such relationships, which could have the effect of making their Web sites more attractive to advertisers or that strategic partners will not sever or will elect to renew their agreements with the Company. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

     The Web, in general, and the Company, specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that the Web is not an effective advertising medium, advertisers may be reluctant to devote a significant portion of

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their advertising budget to the Web. See "Risk Factors -- Developing Market;
Validation of the Web as an Effective Advertising Medium" and "-- Intense Competition."

LICENSES AND INTELLECTUAL PROPERTY

     The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods, and has been issued a patent with respect to certain aspects of its searching and indexing technology. The Company is also in the process of preparing three patent applications with respect to other aspects of its technology. There can be no assurance that the patent that has been issued or that any that may issue from these pending applications will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that have been issued or that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection of the Company's technology may make it easier for the Company's competitors to offer technology equivalent to or superior to the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Web makes it virtually impossible to control the ultimate destination of the Company's services. Policing unauthorized use of the Company's technology is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material and adverse effect on the Company's business, results of operations and financial condition.

     Many parties are actively developing search, indexing and related Web technologies at the present time. The Company believes that they will take steps to protect these technologies, including seeking patent protection. As a result, the Company believes that disputes regarding the ownership of such technologies are likely to arise in the future.

     From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Web services operated or facilitated by the Company. Although the Company investigates claims and responds as it deems appropriate, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any assertions or prosecutions will not materially and adversely affect the Company's business, results of operations and financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense thereof which could have a material adverse effect on the Company's business, results of operations and financial condition. If any claims or actions were asserted against the Company, the Company might seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all. See "Risk Factors -- Liability for Information Retrieved from the Web."

     The Company currently owns and also licenses from third parties its technologies. As it continues to introduce new services that incorporate new technologies, it may be required to license technology from others. There can be no assurance that these third-party technology licenses will be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of its services until equivalent technology could be identified, licensed and integrated. See "Risk Factors -- Liability for Information Retrieved from the Web" and "-- Proprietary Technology; Potential Litigation."

EMPLOYEES

     As of February 1, 1997, the Company had 191 full-time employees, including 77 in research and development, 80 in marketing, sales, 21 in finance and administration and 13 in operations and support. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical and management personnel, particularly highly skilled technical personnel and engineers involved in new product development, for whom competition is intense. From time to time, the Company also employs independent contractors to support its research and development, marketing, sales and support and administrative organizations. The Company's employees are not represented by any collective bargaining unit, and the Company has never experienced a work stoppage. The Company believes its relations with its employees are good. See "Risk Factors -- Management of Growth" and
"-- Dependence on Key Personnel."

FACILITIES

     The Company's headquarters are currently located in a leased facility in Mountain View, California, consisting of approximately 13,500 square feet of office space occupied under a lease expiring February 1, 1999 with a renewal option for an additional year. The Company and the lessor of the Mountain View facility have agreed that the Company shall surrender such facility in May 1997 and that the lease for such facility shall be canceled upon such surrender. In April 1997, the Company intends to move its headquarters to a leased facility in Redwood City, California, consisting of approximately 88,000 square feet of office space under a ten year lease with a renewal option for an additional five years. The Company's communications hardware and certain of its computer hardware are located at a leased facility in San Jose, California which will be moved to the Redwood City facility. The Company believes that its existing and proposed facilities and offices are adequate to meet its requirements for the foreseeable future. There can be no assurance that a system failure at its current San Jose or future Redwood City operations facilities would not adversely affect the performance of the Company's services. See "Risk
Factors -- Risk of Capacity Constraints; Dependence on Computer Infrastructure."

LEGAL PROCEEDINGS

     On November 18, 1996, Kristine Paaso and Laura Lindsey filed a complaint in the California Superior Court, Santa Clara County, against the Company and certain of its founders alleging breach of an alleged oral agreement, breach of fiduciary duty and fraud. The plaintiffs allege that they participated in the creation of the Company's business plan and were entitled to participate as officers and shareholders of the Company. The complaint seeks an unspecified amount of damages, including punitive damages. The Company has filed a demurrer to this complaint and intends to defend this action vigorously. Although it is too early to ascertain the possible outcome of this litigation, any litigation, regardless of outcome, could have an adverse effect on the Company's business, results of operations and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company:

               NAME                  AGE                           POSITION
-----------------------------------  ----  ---------------------------------------------------------
George Bell........................   40   President, Chief Executive Officer and Director(1)
Brett T Bullington.................   43   Executive Vice President
Robert C. Hood.....................   55   Executive Vice President, Chief Administrative Officer
                                           and Chief Financial Officer
Cary H. Masatsugu..................   40   Vice President, Development
Richard B. Redding.................   41   Vice President, Finance and Administration and Secretary
Jed L. Simmons.....................   36   Senior Vice President and Managing Director, Excite
                                           International
Graham F. Spencer..................   25   Chief Technology Officer
William B. White, Jr...............   39   Senior Vice President, Marketing
Joseph R. Kraus, IV................   25   Senior Vice President and Director
Stephen M. Case....................   38   Director
Donn M. Davis......................   34   Director(1)
Vinod Khosla.......................   42   Director(2)
Geoffrey Y. Yang...................   37   Director(1)(2)

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Bell has been President, Chief Executive Officer and a director of the Company since January 1996. From December 1995 until January 1996, he was a consultant to the Company. From May 1991 to December 1995, Mr. Bell was employed by The Times Mirror Company, a publishing and cable television company, most recently as President -- The Skiing Company for Times Mirror Magazines and previously as President -- The Outdoor Company and Vice President, Multimedia for Times Mirror Magazines. Prior to joining The Times Mirror Company, Mr. Bell worked as an independent producer, writer and packager of television sports and documentary programming and as a staff producer and writer for the ABC television network. Mr. Bell has received four Emmy Awards. He received a B.A. in English from Harvard College.

     Mr. Bullington has been Executive Vice President of the Company since January 1997. From November 1995 to January 1997, he served as Senior Vice President, Marketing and Sales of the Company and, from August 1995 until November 1995, he was a consultant to the Company. From May 1995 to August 1995, Mr. Bullington worked as an independent marketing and sales consultant. From May 1994 to May 1995, Mr. Bullington served as Vice President of Marketing and Sales for Planning & Logic, Inc., a software company. From January 1992 to May 1994, he was employed by Taligent, Inc., a software company, as Director of Worldwide Channel Development. From 1986 to January 1992, Mr. Bullington was employed by Computer Associates, a software company, where he served most recently as Vice President, Sales and Marketing. He received a B.A. in Political Science from the University of California at Santa Barbara.

     Mr. Hood has been Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company since December 1996. From November 1996 to December 1996, he was a consultant to the Company. From July 1995 to February 1996, Mr. Hood served as Chief Operating Officer of RockShox Inc., a mountain bike component manufacturer. From March 1992 to April 1995, he served as Senior Vice President and Chief Financial Officer of Crowley Maritime Corporation, a transportation services company. From April 1991 to February 1992, Mr. Hood served as Executive Vice President and Chief Financial Officer of Qume Corp., a computer peripherals company. He received a B.A. in Economics from Bates College and an M.B.A. from Dartmouth College.

     Mr. Masatsugu has been employed by the Company since April 1996, most recently as Vice President, Development. From February 1996 to April 1996, he was a consultant to the Company. From May 1995 to

April 1996, Mr. Masatsugu was employed by Caere Corporation, a software company, most recently as Vice President, Engineering. From July 1994 to December 1994, he served as Vice President, Engineering for Calera Recognition, a software company. From February 1994 to July 1994, Mr. Masatsugu was employed by EO, Inc., a computer company, most recently as Vice President, Engineering. From 1988 to February 1994, he was employed by GO Corporation, a software company, most recently as Director of Product Marketing. Mr. Masatsugu received a B.S. in Electrical Engineering from Stanford University.

     Mr. Redding has been Vice President, Finance and Administration since January 1997 and Secretary of the Company since February 1996. From February 1996 to January 1997, Mr. Redding served as Director of Finance and Acting Chief Financial Officer of the Company, and from October 1995 until February 1996, he was a consultant to the Company. From July 1994 to January 1996, Mr. Redding was employed by Vivus, Inc., a medical technology company, as Controller and Manager, Financial Planning & Analysis. From November 1993 to July 1994, he worked as an independent consultant. From 1990 to November 1993, Mr. Redding was employed by Scios Nova Inc., a biotechnology company, most recently as Treasurer. He received a B.A. in Biology from the University of California at Santa Cruz and an M.B.A. from the University of Santa Clara.

     Mr. Simmons has been Senior Vice President and Managing Director, Excite International of the Company since January 1997. From November 1996 to January 1997, he was a consultant to the Company. From January 1992 to December 1996, Mr. Simmons was employed by Hanna-Barbera Cartoons, Inc., an entertainment company, most recently as Executive Vice President, International. Mr. Simmons has a B.A. in Public Policy from Duke University and an M.B.A. from Dartmouth College.

     Mr. Spencer has been Chief Technology Officer of the Company since June 1994. From June 1994 to January 1997, he also served as Vice President, Technology of the Company, and from June 1994 to March 1996, he was also a director of the Company. Prior to joining the Company, Mr. Spencer was a student at Stanford University and worked as an engineer for Apple Computer during June 1992 to September 1992 and June 1993 to September 1993. Mr. Spencer was also employed, on a part-time basis, as an engineer at Stanford University from 1989 to 1994. He received a B.S. and an M.S. in Computer Science from Stanford University.

     Mr. White has been Senior Vice President, Marketing of the Company since September 1996 and has been employed by the Company since September 1996. From June 1993 to September 1996, Mr. White was employed by Sega Entertainment, Inc., a computer games company, most recently as Senior Vice President and General Manager. From 1987 to March 1993, Mr. White served as Director of Marketing and Corporate Communications for Nintendo of America, a computer games company. He received a B.S. in Business Administration from the University of Southern California and an M.B.A. from Loyola Marymount University.

     Mr. Kraus has been Senior Vice President of the Company since January 1997 and a director of the Company since June 1994. He served as Senior Vice President, Business Development of the Company from January 1996 to January 1997 and, from June 1994 to January 1996, served as President of the Company. Prior to joining the Company, Mr. Kraus was a student at Stanford University. He received a B.A. in Political Science from Stanford University.

     Mr. Case has served as a director of the Company since December 1996. He is currently also a director of AOL. Mr. Case has been President of AOL since July 1996 and Chief Executive Officer of AOL since April 1993. He also served as President of AOL from January 1991 to February 1996. Mr. Case received a B.A. in Political Science from Williams College. See "Certain Transactions."

     Mr. Davis has served as a director of the Company since March 1996. He is currently also a director of StarSight Telecast, Inc. Mr. Davis has been President of Tribune Ventures, a Venture investment unit of Tribune Company, since February 1995. From August 1992 to February 1995, Mr. Davis served as Senior Counsel for Tribune Company. From 1988 to July 1992, Mr. Davis was an associate with the law firm of Sidley & Austin. Mr. Davis received a B.S. in Finance from Miami University (Ohio) and a J.D. from the University of Michigan Law School.

     Mr. Khosla has served as a director of the Company since July 1995. He is currently also a director of Picture Tel, Spectrum Holobyte, The 3DO Company and several privately held companies. He has been a general partner at Kleiner Perkins Caufield & Byers since 1986. Mr. Khosla received a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology, an M.S. in Biomedical Engineering from Carnegie Mellon University and an M.B.A. from Stanford University.

     Mr. Yang has served as a director of the Company since July 1995. He is currently also a director of Applied Digital Access, Inc., as well as several privately held companies. He has been a general partner of Institutional Venture Partners since 1987. He received a B.A. in Economics and a B.S.E. in Information Systems Engineering from Princeton University and an M.B.A. from Stanford University.

     Directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Certain shareholders have entered into a voting agreement pursuant to which they have agreed to vote their shares to elect one director designated by AOL for so long as AOL holds at least 1,315,165 shares of the Company's Common Stock on an as-converted-to-Common Stock basis.

     Executive officers are chosen by, and serve at the discretion of, the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the year ended December 31, 1996 by (i) the Company's Chief Executive Officer, (ii) the Company's three other executive officers who were serving as executive officers at the end of that year and whose total annual salary and bonus in such year exceeded $100,000 and (iii) one other individual who was not serving as an executive officer at the end of that fiscal year (together, the "Named Officers"). No other executive officer who held office at December 31, 1996 met the definition of "most highly compensated executive officer" within the meaning of the Commission's executive compensation disclosure rules for this period.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                             ANNUAL COMPENSATION       SECURITIES
                                            ---------------------      UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY(1)      BONUS        OPTIONS        COMPENSATION
------------------------------------------  ---------     -------     ------------     ------------
George Bell...............................  $185,000      $60,000         48,458        $53,575(2)
  President and Chief Executive Officer
Brett T Bullington........................  $155,000           --         45,774                --
  Executive Vice President
Graham F. Spencer.........................  $116,333           --             --                --
  Chief Technology Officer
Joseph R. Kraus, IV(3)....................  $115,000           --             --                --
  Senior Vice President
Cary H. Masatsugu.........................  $107,941      $20,000        200,000                --
  Vice President, Development

---------------
(1) Robert C. Hood, who joined the Company in December 1996 as Executive Vice President, Chief Administrative Officer and Chief Financial Officer, is compensated at an annual base salary rate of $175,000. Jed L. Simmons, who joined the Company in January 1997 as Senior Vice President and Managing Director, Excite International, is compensated at an annual base salary rate of $210,000. Mr. Simmons is also provided with an annual allowance of up to $70,000 for housing and utilities in the United Kingdom. William B. White, Jr., who joined the Company in September 1996 and began serving as Senior Vice President, Marketing in January 1997, is compensated at an annual base salary rate of $160,000. Mr. White also received a $15,000 signing bonus in 1996. See "-- Employment Agreements."

(2) Represents reimbursement for certain expenses in connection with the sale of Mr. Bell's residence in New York.

(3) Mr. Kraus also served as President of the Company from June 1994 to January 1996, and currently serves as Senior Vice President of the Company.

     The following table sets forth further information regarding option grants pursuant to the Company's 1995 Equity Incentive Plan (the "1995 Plan") and the 1996 Plan during 1996 to each of the Named Officers. In accordance with the rules of the Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of the Common Stock.

                             OPTION GRANTS IN 1996

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                            VALUE AT
                                                                                         ASSUMED ANNUAL
                            NUMBER OF    PERCENTAGE OF                                   RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                                 PRICE APPRECIATION
                            UNDERLYING    GRANTED TO                                     FOR OPTION TERM
                             OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -------------------
           NAME             GRANTED(1)       1996          PER SHARE         DATE         5%        10%
--------------------------  ----------   -------------   --------------   ----------   --------   --------
George Bell...............     18,458          0.6%          $ 2.50         2/07/06    $ 29,020   $ 73,543
                               30,000          1.0%          $6.125         9/26/06     115,559    292,850
Brett T Bullington........     25,774          0.9%          $ 2.50         2/07/06      40,523    102,693
                               20,000          0.7%          $6.125         9/26/06      77,040    195,233
Cary H. Masatsugu.........    200,000          6.9%          $ 2.50         2/07/06     314,447    796,871
Graham F. Spencer.........         --            --              --              --          --         --
Joseph R. Kraus, IV.......         --            --              --              --          --         --

---------------
(1) Options granted under the 1995 Plan and the 1996 Plan in 1996 were incentive stock options or nonqualified stock options that were granted at fair market value at the time of grant and that generally vest over a four-year period so long as the individual is employed by the Company. The options granted to George Bell and Brett T Bullington on February 7, 1996 were immediately exercisable on the date of grant. Options expire ten years from the date of grant. In addition to the option grants set forth in the table above, in September 1996, the Company granted to William B. White, Jr. an option to purchase 150,000 shares of Common Stock at an exercise price of $6.125 per share. In November 1996, the Company granted to Robert C. Hood and Jed L. Simmons, who were at the time consultants to the Company, options to purchase 200,000 shares and 220,000 shares, respectively, of Common Stock at an exercise price of $6.125 per share. The options granted to Mr. Hood and Mr. Simmons are contingent upon shareholder approval of an amendment to the 1996 Plan to increase the number of shares reserved under such plan.

     The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Officers at December 31, 1996. Also reported are values of "in-the-money" options which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1996 ($10.25) based on the last sales price of the Common Stock on the Nasdaq National Market on such date.

         AGGREGATE OPTION EXERCISES IN 1996 AND FISCAL YEAR-END VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS                IN-THE-MONEY OPTIONS
                         SHARES                         AT FISCAL YEAR-END            AT FISCAL YEAR-END
                        ACQUIRED        VALUE       ---------------------------   ---------------------------
        NAME          ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------- ------------   ------------   -----------   -------------   -----------   -------------
George Bell..........     20,000      $  299,200      110,599        287,015      $ 1,060,774    $ 2,683,619
Brett T Bullington...    122,974      $1,312,845           --        117,200               --    $ 1,066,650
Cary H. Masatsugu....         --              --           --        200,000               --    $ 1,550,000
Graham F. Spencer....         --              --           --             --               --             --
Joseph R. Kraus,
  IV.................         --              --           --             --               --             --

DIRECTOR COMPENSATION

     None of the members of the Company's Board of Directors (the "Board") currently receives any fees associated with his attendance at Board meetings or at Board Committee meetings. In March 1996, the Company granted Mr. Davis an option to purchase 15,000 shares of Common Stock at an exercise price of $8.045 per share.

     In February 1996, the Board adopted, and in March 1996, the shareholders of the Company approved, the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 150,000 shares of the Company's Common Stock for issuance thereunder. The Directors Plan was amended by the Board in March 1996. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are, subject to certain exclusions, eligible to participate in the Directors Plan. Each eligible person who first becomes a member of the Board will automatically be granted an option for 15,000 shares on the date such person becomes a director. Also, at each annual meeting of the Company, each eligible director will receive an additional grant of 7,500 shares if such director has served continuously as a member of the Board since the later of the date the Board adopted the Directors Plan or the date such director first became a member of the Board. Each option will vest as to 2.08% of the shares covered thereby on the last date of each month following the grant date. All options granted under the Directors Plan will be granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and, in the event of a merger, consolidation or certain other change of control transactions, the vesting of all options granted pursuant to the Directors Plan will accelerate and the options will become exercisable in full. The Directors Plan will terminate in February 2006, unless terminated earlier in accordance with the provisions thereof. As of the date hereof, 132,054 shares of Common Stock are available for issuance under the Directors Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with the following executive officers of the Company: George Bell, the Company's President and Chief Executive Officer; Brett T Bullington, the Company's Executive Vice President; Cary H. Masatsugu, the Company's Vice President, Development; Robert
C. Hood, the Company's Executive Vice President, Chief Administrative Officer and Chief Financial Officer; Jed L. Simmons, the Company's Senior Vice President and Managing Director, Excite International; William B. White, Jr., the Company's Senior Vice President, Marketing; and Richard B. Redding, the Company's Vice President, Finance and Administration and Secretary. See "Certain Transactions."

     Mr. Bell's employment agreement provides for an annual base salary of $185,000 and the grant of an option to purchase an aggregate of 18,458 shares of Common Stock. Pursuant to his employment agreement, Mr. Bell received a guaranteed bonus of $60,000 during his first year of employment and the Company reimbursed Mr. Bell for certain expenses in connection with the sale of his residence in New York. Mr. Bell is eligible to receive a bonus of at least $60,000 in each year subsequent to his first year of employment, subject to certain performance criteria. This agreement may be terminated by the Company or Mr. Bell at any time for any reason.

     Mr. Bullington's employment agreement provides for an annual base salary of $150,000 and the grant of an option to purchase an aggregate of 25,774 shares of Common Stock. Mr. Bullington's annual base salary has subsequently been increased to $170,000. This agreement may be terminated by the Company or by Mr. Bullington at any time for any reason.

     Mr. Masatsugu's employment agreement provides for an annual base salary of $140,000 and a signing bonus of $20,000 that was paid in April 1996. This agreement may be terminated by the Company or by Mr. Masatsugu at any time for any reason. If Mr. Masatsugu is terminated during the first 12 months of his employment, he will continue to receive his base salary for an additional three months.

     Mr. Hood's employment agreement provides for an annual base salary of $175,000 and an option to purchase 200,000 shares of Common Stock that vests over a four-year period. In the event that the Company is acquired by a company that does not continue to employ Mr. Hood before Mr. Hood's option is fully vested, he will receive a consultant fee of $175,000 that will entitle the Company to call on Mr. Hood for consulting services for a period of one year following the acquisition. Mr. Hood is also eligible to receive a bonus in 1997 that is based on profit-oriented goals and has a target of 20% of his annual base salary. This agreement may be terminated by the Company or Mr. Hood at any time for any reason. If Mr. Hood is terminated for reasons other than cause, he will continue to receive his base salary for an additional six months.

     Mr. Simmons' employment agreement provides for an annual base salary of $210,000 and an option to purchase 225,000 shares of Common Stock (this figure was reduced by the Board to 220,000 shares). Mr. Simmons is also eligible to receive an annual bonus that is based on certain performance criteria and has a target of 20-30% of his annual base salary. The Company will reimburse Mr. Simmons for up to $20,000 of moving expenses, will pay the United Kingdom portion of Mr. Simmons' taxes and will provide Mr. Simmons with an annual allowance of up to $70,000 for housing, utilities and other expenses. This agreement may be terminated by the Company or Mr. Simmons at any time for any reason, provided, however, that if Mr. Simmons is terminated for reasons other than cause, he will continue to receive his base salary for an additional six months.

     Mr. White's employment agreement provides for an annual base salary of $160,000, an option to purchase 150,000 shares of Common Stock, and a signing bonus of $15,000 that Mr. White received in 1996. This agreement may be terminated by the Company or Mr. White at any time for any reason. If Mr. White is terminated by the Company within his first 12 months of employment due to unforeseen business conditions, he will continue to receive his base salary for an additional three months.

     Mr. Redding's employment agreement provides for an annual base salary of $80,000. Mr. Redding's annual base salary has subsequently been increased to $125,000. This agreement may be terminated by the Company or Mr. Redding at any time for any reason. If Mr. Redding is terminated without cause, he will continue to receive his base salary for an additional six months.

EMPLOYEE BENEFIT PLANS

  1996 Equity Incentive Plan

     In February 1996, the Board adopted, and in March 1996, the shareholders of the Company approved, the 1996 Plan. The 1996 Plan serves as the successor equity incentive program to the Company's 1995 Plan. Options granted under the 1995 Plan before its termination in April 1996 remain outstanding in accordance with their terms, but no further options have been granted under the 1995 Plan after the date of its termination. The Company reserved 1,500,000 shares of the Company's Common Stock for issuance under the 1996 Plan. In November 1996 and January 1997, the Board approved amendments to the 1996 Plan to increase the number of shares thereunder by 800,000 shares and 2,455,000 shares, respectively. These amendments to the 1996 Plan to increase the total number of shares thereunder to 4,755,000 shares will be submitted for shareholder approval at the annual meeting of shareholders to be held in May 1997. Shares that (i) are subject to issuance upon exercise of an option but cease to be subject to such stock option for any reason other than exercise of such stock option, (ii) are subject to an award granted under the 1996 Plan but are forfeited or are repurchased by the Company at the original issue price or (iii) are subject to an award that otherwise terminates without shares being issued will again be available for grant and issuance in connection with future awards under the 1996 Plan.

     The 1996 Plan provides for the grant of stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, consultants, independent contractors and advisers.

No person is eligible to receive more than 500,000 shares in any calendar year pursuant to grants under the 1996 Plan, other than new employees of the Company who will be eligible to receive up to a maximum of 800,000 shares in the calendar year in which they commence employment with the Company. The 1996 Plan is administered by the Compensation Committee of the Board, consisting of Messrs. Khosla and Yang, both of whom are "non-employee directors" as that term is defined under the Exchange Act, and "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The 1996 Plan permits the Compensation Committee to grant options that are either incentive stock options (as defined in Section 422 of the Code) or non qualified stock options, on terms (including the exercise price, which may not be less than 85% of the fair market value of the Company's Common Stock, and the vesting schedule) determined by the Compensation Committee, subject to certain statutory and other limitations in the 1996 Plan. In addition to, or in tandem with, awards of stock options, the Compensation Committee may grant participants restricted stock awards to purchase the Company's Common Stock for not less than 85% of its fair market value at the time of grant. The other terms of such restricted stock awards may be determined by the Compensation Committee. The Compensation Committee may also grant stock bonus awards of the Company's Common Stock either in addition to, or in tandem with, other awards under the 1996 Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. Under the 1996 Plan, stock bonuses may be awarded for the satisfaction of performance goals established in advance. The 1996 Plan will terminate in February 2006, unless terminated earlier in accordance with the provisions of the 1996 Plan.

  1996 Employee Stock Purchase Plan

     In February 1996, the Board adopted, and in March 1996, the shareholders of the Company approved, the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 150,000 shares of the Company's Common Stock for issuance thereunder. The Purchase Plan became effective in April 1996. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") commencing on the first day of February and August of each year. Except for the first offering, each Offering Period will consist of four six-month purchase periods (each a "Purchase Period"). The Board has the power to set the duration of Offering Periods or Purchase Periods without shareholder approval, provided that the change is announced at least fifteen days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected. The first Offering Period began on December 1, 1996 and will end on July 31, 1998. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation, up to an aggregate total payroll deduction not to exceed $21,250 in any calendar year. The purchase price for the Company's Common Stock purchased under the Purchase Plan will be 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or the last day of the respective Purchase Period. The Purchase Plan will terminate on the earlier of termination by the Board, issuance of all of the shares reserved under the Purchase Plan or ten years from the date the Purchase Plan was adopted by the Board.

  401(k) Plan

     The Company maintains the Excite, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution 401(k) salary reduction plan intended to qualify under
Section 401 of the Code. Employees of the Company are eligible to participate in the 401(k) Plan on the first day of each month coinciding with or immediately following the date of their employment. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage (not to exceed 15%) of his or her total compensation. Employee contributions and the investment earnings thereon will be fully vested at all times. The Company is not required to contribute to the 401(k) Plan and has made no contributions since the inception of the 401(k) Plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The Company's Amended and Restated Articles of Incorporation (the "Articles") include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between the Company and a director or (vii) under Section 316 of the California Code concerning directors' liability for improper dividends, loans and guarantees. The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

     The Company's Articles also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws provide for indemnification of the Company's directors and officers. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles, may require the Company, among other things, to indemnify these directors or executive officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.
Section 317 of the California Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company pursuant to which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

     The Company maintains directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $5,000,000.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     Since June 9, 1994 (the date of the Company's inception), there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of voting securities of the Company or members of such person's immediate family had or will have a direct or indirect material interest other than (i) the compensation agreements which are described in "Management," and (ii) the transactions described below.

PROMOTERS TRANSACTIONS

     Each of Joseph R. Kraus, IV, Graham F. Spencer, Benjamin E. Lutch, Ryan A. McIntyre, Martin R. Reinfried and Mark A. Van Haren (collectively the "Founders") was involved in the founding and organization of the Company and may be considered a promoter of the Company. Described below are items of value received by each of the Founders in connection with services provided to the Company.

     In connection with the formation of the Company in June 1994, each of the Founders assigned to the Company as a capital contribution all of their right, title and interest in and to all assets and liabilities of their former partnership, which was doing business as Architext Software. This assignment included all technology and all derivative works of the technology of the former partnership including but not limited to, certain searching and browsing technology.

     In September 1994, the Company issued an aggregate of 888,884 shares of Common Stock to the Founders at a purchase price of $.00045 per share, which was paid in cash. Each of the Founders, individually, purchased the number of shares set forth immediately following his name: Joseph R. Kraus, IV (158,888); Graham
F. Spencer (172,222); Benjamin E. Lutch (148,888); Ryan A. McIntyre (148,888); Martin R. Reinfried (111,110); and Mark A. Van Haren (148,888).

     In July 1995, the Founders purchased an aggregate of 891,136 additional shares of Common Stock at a purchase price of $0.035 per share which was paid in cash. Each of the Founders purchased the number of shares of Common Stock set forth immediately following his name: Joseph R. Kraus, IV (236,672); Graham F. Spencer (421,118); Benjamin E. Lutch (48,892); Ryan A. McIntyre (48,892); Martin
R. Reinfried (86,670); and Mark A. Van Haren (48,892).

SECURITIES ISSUANCES

     In July 1995, the Company sold shares of its Series A Preferred Stock convertible into an aggregate of 2,250,000 shares of Common Stock to six entities for an aggregate purchase price of $1.5 million which amount was paid with a combination of cash and the cancellation of promissory notes issued by the Company to four of the six entities. The following entities, which are 5% shareholders or affiliates of a Board member or 5% shareholder, purchased shares of Series A Preferred Stock convertible into the number of shares of Common Stock indicated in parentheses as follows: Institutional Venture Partners VI ("IVP") (882,000); Institutional Venture Management VI ("IVM") (18,000); Kleiner Perkins Caufield & Byers VII ("KPCB") (810,000); and KPCB VII Founders Fund ("KPCB Founders") (90,000). In March 1996, shares of the Series A Preferred Stock convertible into 18,900 and 3,600 shares of Common Stock, respectively, were transferred by KPCB and KPCB Founders, respectively, to KPCB Information Sciences Zaibatsu Fund II ("KPCB Information").

     In November 1995, the Company sold shares of its Series B Preferred Stock convertible into an aggregate of 1,220,000 shares of Common Stock to seven entities for an aggregate purchase price of approximately $1.5 million which amount was paid in cash. The following entities, which are 5% shareholders or affiliates of a Board member or 5% shareholder, purchased shares of Series B Preferred Stock convertible into the number of shares of Common Stock indicated in parentheses as follows: IVP (564,000); IVM (12,000); IVP Founders Fund I, L.P. ("IVP Founders") (24,000); KPCB (527,400); KPCB Founders (57,600); and KPCB Information (15,000). Each of these 5% shareholders, or affiliates of a Board member or 5% shareholder also received warrants to purchase an equivalent number of shares of the Company's Common Stock at an exercise price of $0.125 per share, subject to certain adjustments. These warrants were net exercised at the initial public offering price of $17.00 per share, resulting in the issuance of an aggregate 1,191,176 shares of Common Stock.

     In December 1995, the Company sold shares of its Series C Preferred Stock convertible into 309,278 shares of Common Stock to ten entities for an aggregate purchase price of approximately $900,000, which amount was paid in cash. The following entities, which are 5% shareholders, or affiliates of a Board member or 5% shareholder, purchased shares of Series C Preferred Stock convertible into the number of shares of Common Stock indicated in parentheses as follows: IVP (58,104); IVM (1,236); IVP Founders (2,472); KPCB (54,332); KPCB Founders
(5,934); and KPCB Information (1,546).

     Vinod Khosla, a member of the Company's Board, is a general partner of KPCB, KPCB Founders and KPCB Information. Geoffrey Y. Yang, a member of the Company's Board, is a general partner of IVM which is the general partner of IVP and IVP Founders.

     On March 8, 1996, the Company sold shares of its Series D Preferred Stock to AOL and Tribune, convertible into 621,506 and 745,806 shares of Common Stock, respectively, for an aggregate purchase price of $11.0 million. As a result of the issuance of the Series D Preferred Stock, the Company believes that AOL and Tribune became affiliates of the Company. In connection with the purchase of Series D Preferred Stock, AOL and Tribune have agreed not to acquire beneficial ownership of more than 20% of the outstanding securities of the Company without the Company's consent for a five year period. At the time of its purchase of Series D Preferred Stock, AOL purchased the AOL Warrant which was exercisable into 650,000 shares of Common Stock at an exercise price of $8.00 per share and will be amended to be exercisable into an equivalent number of shares of Series E-3 Preferred Stock. See "Business -- Strategic Alliances." AOL and Tribune purchased an aggregate of 117,647 shares of Common Stock in the Company's initial public offering. See "Business -- Strategic Alliances."

     Each of the shares of the Company's Series A, B, C and D Preferred Stock described above were converted into shares of the Company's Common Stock prior to the completion of the Company's initial public offering in April 1996. The holders of such converted shares of Preferred Stock are entitled to certain registration rights with respect to the shares of Common Stock which were issued upon conversion thereof. AOL and Tribune also have certain registration rights with respect to the shares of Common Stock which they purchased in the Company's initial public offering. AOL is also entitled to certain registration rights with respect to the shares of Common Stock issuable upon the exercise of its warrant described above. See "Description of Capital Stock -- Registration Rights."

PROMISSORY NOTES TO AND FROM THE COMPANY

     In February 1995, the Company issued promissory notes in the principal amount of $4,500, $220,500, $202,500 and $22,500 to IVM, IVP, KPCB and KPCB
Founders, respectively. These promissory notes were canceled in consideration for the issuance of the shares of Series A Preferred Stock in July 1995.

     In February 1996, the Company entered into a Bridge Line of Credit Agreement (the "Credit Agreement") with KPCB, KPCB Founders, KPCB Information, IVM, IVP and IVP Founders (collectively, the "Lenders"). Pursuant to the terms of the Credit Agreement, the Lenders agreed to make loans of funds to the Company from time to time on a non-revolving basis, in an aggregate cumulative principal amount not to exceed $2.0 million. As of March 1, 1996, the Company had outstanding $2.0 million under the Credit Agreement. Such amount was evidenced by Convertible Promissory Notes and Promissory Notes, each dated as of February 23 and February 26, 1996, respectively (collectively, the "Notes") and bore interest at a rate of 8 3/4% per annum. The Company repaid $1.0 million in principal amount of the Notes with the proceeds of the Company's Series D Preferred Stock financing in March 1996. The remaining $1.0 million in principal amount of the Notes was converted at the time of the Company's initial public offering into 160,000 shares of Common Stock of the Company at a price of $6.25 per share.

     In February 1996, the Company loaned $100,000 to Graham F. Spencer. The loan is evidenced by a promissory note which bears interest at a rate of 5.32% per annum and is payable in 35 successive monthly installments of $3,221.11 each, and the 36th and final payment of $3,221.15 is due on February 28, 1999. Monthly installment payments will be deducted from Mr. Spencer's salary beginning March 31, 1996.

However, for each month in which an installment payment is due and in which Mr. Spencer is providing full time services as an employee of the Company to the reasonable satisfaction of the Board, the installment payment due under this note is forgiven by the Company. The promissory note will immediately become due and payable in full in the event Mr. Spencer is no longer employed by the Company.

     In March 1996, the Company loaned $64,435 to Brett T Bullington in connection with his purchase of 25,774 shares of Common Stock pursuant to the exercise of a stock option. The loan was evidenced by a secured full recourse promissory note which bore interest at a rate of 5.32% per annum and was payable in 60 successive monthly installments of $1,073.92 commencing April 1, 1996. The promissory note was paid in full in January 1997.

CONSULTING ARRANGEMENTS

     Prior to their employment by the Company, Messrs. Bell, Bullington, Masatsugu, Hood, Simmons and Redding served as consultants to the Company. In December 1995, Mr. Bell was granted an option to purchase 369,156 shares of Common Stock at an exercise price of $0.29 per share. Mr. Bullington earned consulting fees of $70,000 in 1995 and, in November 1995, was issued 4,000 shares of Common Stock and was granted an option to purchase 194,400 shares of Common Stock at an exercise price of $0.125 per share. In February 1996, Mr. Masatsugu was granted an option to purchase 200,000 shares of Common Stock at an exercise price of $2.50 per share. In November 1996, Mr. Hood and Mr. Simmons were granted options to purchase 200,000 shares and 220,000 shares, respectively, of Common Stock at an exercise price of $6.125 per share. In October 1995, Mr. Redding was granted an option to purchase 30,000 shares of Common Stock at an exercise price of $0.125 per share. In each case of options discussed above, such options are subject to vesting contingent upon such individual providing substantial services to the Company as a consultant or an employee.

ADDITIONAL TRANSACTIONS WITH AOL

     On November 25, 1996, the Company, AOL and a wholly-owned subsidiary of AOL entered into an Acquisition Agreement (the "Acquisition Agreement") pursuant to which the Company agreed to acquire the WebCrawler Assets from AOL. In addition, the Company entered into a Technology License, Distribution, Services and Co-Marketing Agreement (the "Distribution Agreement") with AOL. In consideration of the Acquisition the Company will issue to AOL 1,250,000 and 700,000 shares of its Series E-1 and Series E-2 Preferred Stock, respectively. In addition, as part of the transactions contemplated by the Acquisition Agreement and the Distribution Agreement (i) AOL will have the right, for a 90-day period following the Closing, to have the 680,330 shares of Common Stock beneficially owned by AOL cancelled and an equivalent number of shares of Series E-4 Preferred Stock issued to it and (ii) the AOL Warrant, which previously was exercisable into 650,000 shares of Common Stock at an exercise price of $8.00 per share, will be amended to become exercisable into 650,000 shares of Series E-3 Preferred Stock at the same exercise price per share. See "Description of Capital Stock -- Preferred Stock" and "-- Voting Trust" for a description of the material terms of such Preferred Stock.

     So long as AOL holds at least 1,640,165 shares of Series E Preferred Stock, AOL shall be entitled to elect one member of the Board. In addition, the shares of Preferred Stock (and the shares of Common Stock issuable upon conversion thereof) to be issued to AOL directly, or indirectly upon exercise of warrants, will be subject to a Voting Trust Agreement. AOL will also have registration rights with respect to the Preferred Stock (and Common Stock issuable upon conversion thereof) issuable directly or indirectly, upon exercise of the AOL Warrant. See "Description of Capital Stock -- Registration Rights."

     The Closing, which is subject to certain conditions, is expected to occur on March 31, 1997. The Acquisition was recorded for accounting purposes as of December 1, 1996 and was valued at $16.1 million. Pursuant to the Distribution Agreement, the Company will be the exclusive provider of Web search and directory services to AOL's customers for a minimum of two years. After the initial two-year exclusivity period, either party may elect to terminate the exclusivity arrangement by prior written notice. In the event of such a termination, Excite's search and directory service will be the "default" search and directory service for

AOL. The Distribution Agreement has a term of five years and can be renewed by AOL for an additional five year period and provides that the Company will receive a share of revenues generated on the AOL search and directory site, with AOL incurring all hosting, advertising and selling expenses. In addition, after the term of the Distribution Agreement, AOL will have a non-exclusive, non-transferable license to any navigation service owned or controlled by Excite for successive one-year periods at "customary fair market rates" and other terms to be mutually agreed upon by the Company and AOL. See "Acquisition Strategy; Pending WebCrawler Acquisition; Integration of Past and Future Acquisitions."

     Upon the Closing, AOL will pay to the Company a percentage of AOL's advertising revenues with respect to the sales of advertising derived from the WebCrawler Assets for the period between December 1, 1996 and the Closing, less ordinary and customary reserves, and the Company will reimburse AOL for expenses relating to the with WebCrawler Assets. Revenues recorded and derived from the WebCrawler Assets during the period from December 1, 1996 through December 31, 1996 were immaterial.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of January 31, 1997, and as adjusted to reflect the sale of shares offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each of whom the Company believes to be an affiliate of the Company, (ii) each of the Company's directors, (iii) each Named Officer (see "Management -- Executive Compensation") and (iv) all executive officers and directors as a group.

                                                              SHARES                SHARES
                                                           BENEFICIALLY          BENEFICIALLY
                                                          OWNED PRIOR TO         OWNED AFTER
                                                           OFFERING(1)          OFFERING(1)(2)
                                                        ------------------    ------------------
              NAME OF BENEFICIAL OWNERS                  NUMBER    PERCENT     NUMBER    PERCENT
------------------------------------------------------  --------   -------    --------   -------
Stephen M. Case
  America Online, Inc.(3).............................  3,280,330    22.2%    3,280,330    19.2%
Vinod Khosla..........................................  2,593,322    18.3     2,593,322    15.8
  Kleiner Perkins Caufield & Byers(4)
Geoffrey Y. Yang......................................  2,293,322    16.2     2,293,322    14.0
  Institutional Venture Partners(5)
Tribune Company(6)....................................   804,629      5.7      804,629      4.8
Graham F. Spencer(7)..................................   569,340      4.0      569,340      3.5
Joseph R. Kraus, IV(8)................................   371,395      2.6      371,395      2.3
George Bell(9)........................................   133,634        *      133,634        *
Brett T Bullington(10)................................   119,949        *      119,949        *
Cary H. Masatsugu(11).................................    54,160        *       54,160        *
Donn M. Davis(12).....................................     3,744        *        3,744        *
All executive officers and directors as a group (13
  persons)(13)........................................  9,426,691    62.9     9,426,691    54.5

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of January 31, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Common Stock subject to conversion privileges upon conversion of the Preferred Stock to be issued to AOL are deemed to be outstanding for purposes of computing the percentage ownership of all persons named in the table.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) Includes (i) 1,250,000 and 700,000 shares of Series E-1 and E-2 Preferred Stock, respectively, to be issued to AOL in connection with the Acquisition, (ii) 680,330 shares of Series E-4 Preferred Stock to be issued to AOL upon exercise of its right, for a period of 90 days following the Closing, to exchange 680,330 shares of Common Stock beneficially owned by it for an equivalent number of shares of Series E-4 Preferred Stock and
     (iii) 650,000 Shares of Series E-3 Preferred Stock issuable upon exercise of the AOL Warrant. All of the shares of Series E Preferred Stock are convertible into Common Stock on a one-for-one basis. All shares of the Series E Preferred Stock beneficially owned by AOL are subject to the terms of a Voting Trust Agreement in the event that under California law a separate class vote of the Series E Preferred Stock is required to be taken. See "Certain Transactions" and "Description of Capital
     Stock -- Voting Trust." Mr. Case, a director of the Company, is the President, Chief Executive Officer and a director of AOL. Mr. Case disclaims beneficial ownership of shares held by AOL. Mr. Case's and AOL's address is 8619 Westwood Center Drive, Vienna, Virginia 22182.

 (4) Represents (i) 2,235,990 shares of Common Stock held of record by KPCB, 57,332 shares of Common Stock held of record by KPCB Information and 300,000 shares of Common Stock held of record by Mr. Khosla. Mr. Khosla, a director of the Company, is a general partner of KPCB and KPCB Information and may be deemed to beneficially own the shares owned by those entities. Mr. Khosla disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein. The address of Mr. Khosla and Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.

 (5) Represents 45,864 shares of Common Stock held of record by IVM, 2,191,722 shares of Common Stock held of record by IVP, and 55,736 shares of Common Stock held of record by IVP Founders. Mr. Yang, a director of the Company, is a general partner of IVM, which is the general partner of IVP and of IVP Founders and may be deemed to beneficially own the shares beneficially owned by these entities. Mr. Yang disclaims beneficial ownership of such shares except for his proportional interest therein. The address of Mr. Yang and Institutional Venture Partners is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.

 (6) Tribune's address is 435 North Michigan Avenue, Suite 600, Chicago, Illinois 60611.

 (7) Includes approximately 164,404 shares of Common Stock subject to a repurchase right of the Company upon cessation of Mr. Spencer's service to the Company. Such repurchase right lapses with respect to approximately 8,653 of such shares per month.

 (8) Includes approximately 109,605 shares of Common Stock subject to a repurchase right of the Company upon cessation of Mr. Kraus's service to the Company. Such repurchase right lapses with respect to approximately 5,769 of such shares per month.

 (9) Represents 133,634 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 1997.

(10) Includes 11,975 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 1997.

(11) Represents 54,160 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 1997.

(12) Represents 3,744 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 1997. Mr. Davis, a director of the Company, is the President of Tribune Ventures, a unit of Tribune Company. Mr. Davis disclaims beneficial ownership of shares held by Tribune Company. Mr. Davis' address is c/o Tribune Company, 435 North Michigan Avenue, Suite 600, Chicago, Illinois 60611.

(13) Includes an aggregate of 857,884 shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of January 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value, and 4,000,000 shares of Preferred Stock, no par value. As of January 31, 1997, there were outstanding 12,184,747 shares of Common Stock beneficially held by approximately 200 record holders and no outstanding shares of Preferred Stock. Upon consummation of the Acquisition, which is expected to occur by March 31, 1997, there will be 11,504,417 shares of Common Stock outstanding and 2,630,330 shares of Preferred Stock outstanding, 1,250,000, 700,000 and 680,330 shares of which will have been designated as Series E-1, Series E-2 and Series E-4 Preferred Stock, respectively.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The Company's shareholders currently may cumulate their votes for the election of directors. Cumulative voting will no longer be permitted under the Articles at such time as (i) the Common Stock is listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange. The Company may have at least 800 holders of its equity securities by the record date for its next annual meeting of shareholders. The holders of Common Stock have no preemptive or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and those offered hereby will be, validly issued, fully paid and nonassessable. Subject to preferences that may be applicable to holders of any Preferred Stock then outstanding, holders of Common Stock are entitled to such dividends as may be declared by the Board out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock at that time outstanding, subject to prior distribution rights of creditors of the Company and to the preferential rights of any shares of Preferred Stock then outstanding.

PREFERRED STOCK

     The Board has the authority, subject to any limitations prescribed by California law, to issue shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding); without any further vote or action by the shareholders. The Board has the authority to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     In connection with the Acquisition and the Distribution Agreement, 1,250,000 shares of Series E-1 Preferred Stock and 700,000 shares of Series E-2 Preferred Stock will be issued to AOL at the Closing. In addition, AOL will have the right, for a 90 day period following the Closing, to have the 680,330 shares of Common Stock beneficially owned by AOL cancelled and exchanged for an equivalent number of shares of Series E-4 Preferred Stock. Furthermore, the AOL Warrant (currently exercisable into 650,000 shares of Common Stock) will be amended to become exercisable into 650,00 shares of Series E-3 Preferred Stock. Such Series E Preferred Stock will, upon the liquidation, dissolution or winding up of the Company, be entitled to receive a liquidation preference of $1.15, $0.01, $8.00 and $8.819 per share for the Series E-1, E-2, E-3 and E-4 Preferred Stock, respectively. Each share of Series E Preferred Stock will be convertible into shares of Common Stock at the option of the holders thereof, with such conversion to occur on a one-to-one basis, as adjusted for certain events. The holders of outstanding shares of Series E Preferred Stock shall be entitled to vote together with the holders of Common Stock, on an as converted to Common Stock basis, provided, however, that for so long as at least an aggregate of 1,640,165 shares of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock, voting as a class shall be entitled to elect one director of the Company. See "-- Voting Trust."

WARRANTS

     As of January 31, 1997, three warrants to purchase an aggregate of 659,451 shares of Common Stock were outstanding. In connection with the Acquisition and related transactions with AOL, the warrant to purchase 650,000 shares of Common Stock at an exercise price of $8.00 per share will be converted into a warrant to purchase an equivalent number of shares of Series E-3 Preferred Stock at the same exercise price per share. A warrant covering 2,356 shares of Common Stock with an exercise price of $32.66 per share and a warrant covering 7,095 shares of Common Stock with an exercise price of $101.27 per share were also outstanding. See "Business -- Strategic Alliances" and "Certain Transactions."

REGISTRATION RIGHTS

     Certain investors holding an aggregate of 5,909,953 shares of Common Stock of the Company (the "Registrable Securities") have certain "demand" rights to register those shares under the Securities Act. If requested by holders of more than 50% of the Registrable Securities then outstanding and assuming a reasonably anticipated aggregate price to the public of at least $7.5 million, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by holders of Registrable Securities. The Company is required to effect up to two such "demand" registrations. The Company has the right to delay any such registration for up to 120 days under certain circumstances.

     In addition, holders of Registrable Securities have certain "piggyback" registration rights. If the Company proposes to register any of its securities under the Securities Act other than in connection with the Company's employee benefit plans or a corporate reorganization, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration. The Company is required to effect two such "piggyback" registrations. In addition, certain shareholders holding an aggregate of 15,000 shares of Common Stock that do not have such "demand" registration rights have the right to participate in "piggyback" registrations.

     Further, if requested by (i) holders of more than 50% of the then outstanding Registrable Securities (assuming there is a reasonably anticipated aggregate price to the public of at least $1.75 million) or (ii) either Tribune or CUC International Inc. (two former holders of the Company's Series D Preferred Stock, which Preferred Stock was converted into Common Stock in connection with the Company's initial public offering), the Company must file a registration statement on Form S-3 when such form becomes available to the Company, subject to certain conditions. The Company has the right to delay any such registration for up to 90 days under certain circumstances. The Company is required to effect up to two such registrations that are requested by holders of more than 50% of the then outstanding Registrable Securities and one such registration for each of Tribune and CUC International Inc.

     All expenses incurred in connection with the above registrations (other than the underwriters' and brokers' discounts and commissions) will be borne by the Company. The rights of any particular holder of Registrable Securities, with respect to such registration rights, will expire on April 4, 200l.

     In addition to the above described registration rights, in connection with the Company's acquisition of the WebCrawler Assets, AOL was granted certain registration rights with respect to all of the shares of Common Stock owned or issuable to AOL (the "AOL Registrable Securities"). Within thirty (30) days of the Closing, the Company must use its best efforts to effect a "shelf" registration statement (and maintain the effectiveness of such registration statement for up to two years) providing for the resale by AOL of all of the AOL Registrable Securities in accordance with the manner of sale provisions set forth in Rule 144 under the Securities Act. The Company has the right to delay the shelf registration, or the sale of the AOL Registrable Securities under such shelf registration, for up to 60 or 90 days under certain circumstances. All expenses in connection with the shelf registration will be borne by the Company.

     In addition, upon the request of AOL the Company must file a registration statement on Form S-3 during such period that Form S-3 is available to the Company (an "S-3 Registration"), subject to certain conditions. The Company has the right to delay any S-3 Registration for up to 60 days under certain circumstances. The

Company is required to effect only two S-3 Registrations. All expenses (including registration and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company) incurred in connection with such registrations will be borne by AOL.

     AOL also has certain "piggyback" registration rights. All expenses incurred in connection with any piggyback registrations on behalf of AOL (other than the underwriters' and brokers' discounts and commissions) will be borne by the Company.

     The Company's obligation to register AOL Registrable Securities will terminate upon the earlier of (i) the time that all AOL Registrable Securities have been registered and sold or (ii) such time as all AOL Registrable Securities held by AOL may be sold within a three month period under Rule 144.

VOTING TRUST

     The Company and AOL have entered into a Voting Trust Agreement (the "Voting Trust") with respect to the shares of Series E Preferred Stock issued (or to be issued upon exercise of the AOL Warrant) to AOL in connection with the Acquisition and the entering into of a Distribution Arrangement. The Voting Trust provides that all of such shares shall be deposited into a voting trust such that in the event that California law should require a separate class vote of the Preferred Stock owned by AOL, such shares are to be voted consistently with the majority of the Company's Common Stock. The trustee under the Voting Trust is Richard B. Redding, the Company's Vice President, Finance and Administration and Secretary. His address is c/o Excite, Inc., 1091 Shoreline Boulevard, Mountain View, California 94043. The Voting Trust will terminate upon the earlier to occur of (i) the date on which AOL no longer holds shares of Preferred Stock; (ii) the effective date of any merger, consolidation, exchange or other reorganization where the Company is not the surviving corporation;
(iii) the dissolution of the Company; or (iv) ten years from the date of the creation of the Voting Trust.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is The First National Bank of Boston.

LISTING

     The Common Stock is reported on the Nasdaq National Market under the trading symbol "XCIT."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding an aggregate of 13,804,417 shares of Common Stock and 2,630,330 shares of Series E Preferred Stock which is convertible into Common Stock on a one-for-one basis (assuming no exercise of options or warrants). Of the total number of shares of Common Stock outstanding upon consummation of this offering, 5,330,318 shares will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is used under the Securities Act, including the 2,300,000 shares of Common Stock offered hereby. The remaining 11,104,429 shares (which include the 2,630,330 shares of Common Stock issuable upon conversion of the Series E Preferred Stock issuable to AOL and exclude shares of Preferred Stock subject to the AOL Warrant and Common Stock issuable upon exercise of options and warrants) are "restricted securities" as defined in Rule 144 ("Rule 144") promulgated under the Securities Act (the "Restricted Shares"). Of this amount, 40,865 Restricted Shares that are not subject to the lock-up agreements described below will be eligible for sale in the public market pursuant to Rule 144 or Rule 701 ("Rule 701") promulgated under the Securities Act.

     All officers and directors of the Company, and certain shareholders of the Company, holding an aggregate of 9,988,100 of the Restricted Shares, have agreed with the Underwriters not to sell, directly or indirectly, any shares owned by them for a period of 90 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company LLC. Immediately following the expiration of this 90-day period, approximately 8,038,100 Restricted Shares will become eligible for sale (subject, in some instances, to certain repurchase rights of the Company) in the public market, subject to the provisions of Rule 144 and/or Rule 701, including certain volume limitations and other resale restrictions.

     In general, under Rule 144, as recently amended and which amendment will be effective as of April 29, 1997, any person (or persons whose shares are aggregated) who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 138,044 shares immediately after the offering) or the average weekly trading volume during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who is not an affiliate, has not been an affiliate within three months prior to such sale and has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. In meeting the one year and two year holding periods described above, a holder of Restricted Shares may include the holding period of a prior owner who is not an affiliate of the Company.

     As of January 31, 1997, options to purchase a total of approximately 3,695,556 shares were outstanding (which number includes options to purchase 886,473 shares of Common Stock which were granted subject to shareholder approval), of which approximately 242,765 shares issuable upon the exercise of stock options will be eligible for sale in the public market, immediately or, in some cases, upon the expiration of lock-up agreements. Furthermore, the Company's Board of Directors has approved an increase, subject to shareholder approval, in the number of shares of Common Stock reserved for issuance under the 1996 Plan by 3,255,000 shares (and has granted, subject to such shareholder approval, options to purchase 886,473 shares of Common Stock). The Company has filed a registration statement under the Securities Act to register shares of Common Stock currently reserved for issuance under the 1995 Plan, the 1996 Plan and the Directors Plan, thus permitting the resale of such shares by non-affiliates and affiliates subject to Rule 144 volume limitations applicable thereto, in the public market without restrictions under the Securities Act. The Company intends to file an additional registration statement under the Securities Act with respect to the additional 3,255,000 shares of Common Stock to be covered by the 1996 Plan.

     Also, holders of an aggregate of 5,924,953 shares of Common Stock and AOL, who will beneficially own 3,280,330 shares of Common Stock (which includes the AOL Warrant), will be entitled to certain rights to require the Company to register these 9,205,283 shares of Common Stock beneficially owned for offer and sale to the public. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                           NUMBER OF
                                  UNDERWRITER                               SHARES
        ---------------------------------------------------------------    ---------
        Robertson, Stephens & Company LLC..............................
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated......................................

                                                                           ---------
                  Total................................................    2,300,000
                                                                           =========

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession of not in excess of $     per share, of which $     may
be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 345,000 additional shares of Common Stock at the same price per share as the Company will receive for the 2,300,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,300,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,300,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

     Pursuant to the terms of lock-up agreements, the holders of 9,988,100 shares of the Company's Common Stock (including 2,630,330 shares of Preferred Stock that are convertible into shares of Common Stock) have agreed, for a period of up to 90 days after the date of this Prospectus, that, subject to certain exceptions, they will not sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. Robertson, Stephens & Company LLC may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Approximately 8,038,100 shares of Common Stock subject to the lock-up agreements will become eligible for sale in the public market upon the expiration of the lock-up agreements, subject to the provisions of Rule 144 under the Securities Act. See "Shares Eligible For Future Sale."

     In addition, the Company has agreed that until 90 days after the date of this Prospectus, the Company will not, without prior written consent of Robertson, Stephens & Company LLC, subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of shares of Common Stock upon the exercise of outstanding options and warrants and the conversion of outstanding convertible promissory notes and outstanding shares of Preferred Stock, the grant of options to purchase shares of Common Stock under existing employee and director stock option plans, the sale of stock pursuant to the Purchase Plan, and the issuance of securities to acquire any entity or business.

     The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not to exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Company's Common Stock during the cooling off period. Passive market making may stabilize the market price of the Common Stock at a level above what might otherwise prevail and, if commenced, may be discontinued at any time.

     Robertson, Stephens & Company LLC served as co-managing underwriter of the Company's initial public offering in April 1996 and received customary discounts and commissions in connection therewith.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain members of the firm of Fenwick & West LLP own an aggregate of 20,588 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also appearing elsewhere herein. Such consolidated financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of The McKinley Group, Inc. for the years ended December 31, 1995 and 1994, not separately presented in this Prospectus, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon appears herein. Such financial statements, to the extent they have been included in the consolidated financial statements of Excite, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are necessarily summaries of the material terms of such contracts or documents, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Public Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3848, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission in Washington, D.C. upon the payment of the fees prescribed by the Commission.

                                  EXCITE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
Report of Ernst & Young LLP, Independent Auditors...................................    F-2
Report of Price Waterhouse LLP, Independent Accountants.............................    F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996........................    F-4
Consolidated Statements of Operations for the years ended December 31, 1994, 1995
  and 1996..........................................................................    F-5
Consolidated Statements of Shareholders' Equity (Net Capital Deficiency) for the
  years ended December 31, 1994, 1995 and 1996......................................    F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996..........................................................................    F-7
Notes to Consolidated Financial Statements..........................................    F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Excite, Inc.

     We have audited the accompanying consolidated balance sheet of Excite, Inc. as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Excite, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     We previously audited and reported on the consolidated balance sheet and the related consolidated statements of operations, shareholders' equity (net capital deficiency), and cash flows of Excite, Inc. as of December 31, 1995 and for the period from inception (June 9, 1994) to December 31, 1994 and for the year ended December 31, 1995, prior to their restatement for the 1996 pooling of interests as described in Note 3 to the consolidated financial statements. The contribution of Excite, Inc. to total assets at December 31, 1995 was 46% of the restated total. The contribution to revenues in 1994 and 1995 was 29% and 46%, respectively. The contribution to net loss in 1994 and 1995 was 8% and 51%, respectively. Financial statements of the other pooled company included in the 1994 and 1995 restated consolidated statements were audited and reported on separately by other auditors. The report of the other auditors who audited these statements, which is presented elsewhere herein, contains an explanatory paragraph with respect to going concern uncertainties affecting the other company. We have also audited, as to combination only, the accompanying consolidated balance sheet at December 31, 1995 and the restated consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the two years in the period ended December 31, 1995, after restatement for the 1996 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 3 to the consolidated financial statements.

                                                               ERNST & YOUNG LLP

Palo Alto, California
January 29, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The McKinley Group, Inc.

     In our opinion, the balance sheets and the related statements of operations, stockholders' deficit, and cash flows present fairly, in all material respects, the financial position of The McKinley Group, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations, has a net capital deficiency and is not in compliance with certain covenants underlying outstanding bank borrowings. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     On August 6, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with Excite, Inc. Upon the effectiveness of the Agreement, the Company's stockholders will exchange all of their shares of Common Stock for shares of Common Stock of Excite, Inc., in a business combination to be accounted for as a pooling of interests.

PRICE WATERHOUSE LLP

San Jose, CA
August 6, 1996

                                  EXCITE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1995         1996
                                                                          -------     --------
                                                                             (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents.............................................  $   760     $  3,971
  Short-term investments................................................      358       16,863
  Restricted investments................................................      452        1,496
  Accounts receivable, net..............................................      338        3,340
  Prepaid expenses and other current assets.............................      207        1,070
                                                                           ------      -------
          Total current assets..........................................    2,115       26,740
Property and equipment, net.............................................    1,450        8,194
Intangible assets.......................................................      190       11,841
Other assets............................................................       46          923
                                                                           ------      -------
                                                                          $ 3,801     $ 47,698
                                                                           ======      =======
                LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Notes payable, current portion........................................  $   899     $  1,200
  Accounts payable......................................................    1,111        6,699
  Accrued compensation..................................................      428          861
  Accrued distribution license fees.....................................       --        2,300
  Capital lease obligations, current portion............................      213        2,325
  Deferred revenues.....................................................      105        1,784
  Other accrued liabilities.............................................      237        3,447
                                                                           ------      -------
          Total current liabilities.....................................    2,993       18,616
                                                                           ------      -------
Notes payable...........................................................      587           --
Capital lease obligations...............................................      408        3,985
Commitments and contingencies
Redeemable convertible preferred stock, no par value; issuable in series: 4,000 shares authorized at December 31, 1995 (none at December
  31, 1996), 1,890 shares issued and outstanding at December 31, 1995
  (none at December 31, 1996)...........................................    3,847           --
Shareholders' equity (net capital deficiency):
  Preferred stock issuable, no par value
     Authorized - 4,000 shares issuable in series
     Issuable at December 31, 1996 - 1,950 shares - aggregate
      liquidation preference of $1,445..................................       --       15,816
  Common stock, no par value
     Authorized - 25,000 shares.........................................
     Issued and outstanding - 2,448 and 12,108 shares at December 31,
      1995 and 1996, respectively.......................................    3,530       59,999
  Deferred compensation.................................................     (631)        (388)
  Unrealized gain (loss) on available-for-sale investments..............      152         (128)
  Accumulated deficit...................................................   (7,085)     (50,202)
                                                                           ------      -------
          Total shareholders' equity (net capital deficiency)...........   (4,034)      25,097
                                                                           ------      -------
                                                                          $ 3,801     $ 47,698
                                                                           ======      =======

          See accompanying notes to consolidated financial statements.

                                  EXCITE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1994        1995         1996
                                                               -------     -------     --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Revenues:
  Advertising revenues.....................................    $    57     $   145     $ 14,030
  Contract and other revenues..............................        236         808          727
                                                               -------     -------     --------
          Total revenues...................................        293         953       14,757
Cost of revenues:
  Cost of advertising revenues.............................         --          65        3,296
  Cost of contract and other revenues......................         88         163          667
  Amortization of purchased technology.....................         --          --          186
                                                               -------     -------     --------
          Total cost of revenues...........................         88         228        4,149
                                                               -------     -------     --------
Gross profit...............................................        205         725       10,608
Operating expenses:
  Product development......................................        415       2,810        8,030
  Sales and marketing......................................         37       1,648       21,103
  Distribution license fees................................         --          --       11,878
  General and administrative...............................        399       2,326        7,081
  Charge for purchased in-process technology...............         --         331        3,500
  Other merger and acquisition related costs, including
     amortization of goodwill and other purchased
     intangibles...........................................         --          --        3,134
                                                               -------     -------     --------
          Total operating expenses.........................        851       7,115       54,726
                                                               -------     -------     --------
Operating loss.............................................       (646)     (6,390)     (44,118)
Interest income............................................         --           5        1,410
Interest expense and other.................................         (4)        (50)        (409)
                                                               -------     -------     --------
Net loss...................................................    $  (650)    $(6,435)    $(43,117)
                                                               =======     =======     ========
Net loss per share.........................................    $ (0.06)    $ (0.58)    $  (3.65)
                                                               =======     =======     ========
Shares used in computing net loss per share ...............     10,576      11,070       11,818
                                                               =======     =======     ========

          See accompanying notes to consolidated financial statements.

                                  EXCITE, INC.

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                                   TOTAL
                                                                                                               SHAREHOLDERS'
                                  PREFERRED STOCK   COMMON STOCK                    UNREALIZED                    EQUITY
                                  ---------------  ---------------    DEFERRED     GAIN/(LOSS)    ACCUMULATED  (NET CAPITAL
                                  SHARES  AMOUNT   SHARES  AMOUNT   COMPENSATION  ON INVESTMENTS    DEFICIT     DEFICIENCY)
                                  ------  -------  ------  -------  ------------  --------------  -----------  -------------
                                                                        (IN THOUSANDS)
Balance at December 31, 1993.....    --   $    --      35  $     1     $   --         $   --       $      --     $       1
  Issuance of common stock for
    cash.........................    --        --     899      100         --             --              --           100
  Issuance of common stock for
    services.....................              --     356        7         --             --              --             7
  Net loss.......................    --        --      --       --         --             --            (650)         (650)
                                  -----   -------  ------  -------      -----          -----        --------      --------
Balance at December 31, 1994.....    --        --   1,290      108         --             --            (650)         (542)
  Issuance of common stock for
    cash.........................    --        --   1,024    1,921         --             --              --         1,921
  Exercise of stock options......    --        --       1        6         --             --              --             6
  Issuance of common stock for
    equity securities............    --        --      33      300         --             --              --           300
  Issuance of common stock for
    services.....................    --        --       8      196         --             --              --           196
  Note payable conversion........    --        --      22      275         --             --              --           275
  Issuance of common stock and
    warrant in connection with
    asset purchase agreement.....    --        --      70       84         --             --              --            84
  Deferred compensation related
    to stock options, net of
    amortization.................    --        --      --      640       (631)            --              --             9
  Unrealized gain on
    available-for-sale
    investments..................    --        --      --       --         --            152              --           152
  Net loss.......................    --        --      --       --         --             --          (6,435)       (6,435)
                                  -----   -------  ------  -------      -----          -----        --------      --------
Balance at December 31, 1995.....    --        --   2,448    3,530       (631)           152          (7,085)       (4,034)
  Issuance of common stock for
    cash.........................    --        --     283    1,412         --             --              --         1,412
  Notes payable conversion.......    --        --      87      400         --             --              --           400
  Issuance of warrant in
    connection with distribution
    agreement....................    --        --      --    1,625         --             --              --         1,625
  Issuance of shares, note
    payable conversion and
    exercise of outstanding
    warrants in connection with
    the Company's IPO, net of
    issuance costs of $3,682.....    --        --   3,651   36,418         --             --              --        36,418
  Conversion of redeemable
    preferred stock in connection
    with the Company's IPO.......    --        --   5,324   16,129         --             --              --        16,129
  Exercise of stock options......    --        --     300      375         --             --              --           375
  Amortization of deferred
    compensation, net of
    cancellations................    --        --      --        7        243             --              --           250
  Issuance of common and
    preferred stock issuable in
    connection with asset
    purchase agreements.......... 1,950    15,816      15      103         --             --              --        15,919
  Unrealized loss on
    available-for-sale
    investments..................    --        --      --       --         --           (280)             --          (280)
  Net loss.......................    --        --      --       --         --             --         (43,117)      (43,117)
                                  -----   -------  ------  -------      -----          -----        --------      --------
Balance at December 31, 1996..... 1,950   $15,816  12,108  $59,999     $ (388)        $ (128)      $ (50,202)    $  25,097
                                  =====   =======  ======  =======      =====          =====        ========      ========

          See accompanying notes to consolidated financial statements.

                                  EXCITE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                 1994       1995         1996
                                                                 -----     -------     --------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.....................................................  $(650)    $(6,435)    $(43,117)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Amortization of deferred compensation.....................     --           9          243
     Issuance of warrants......................................     --          --        1,625
     Equity securities issued for services.....................      7         196           --
     Depreciation..............................................     11         140        2,189
     Amortization of intangible assets.........................     --          19          954
     Charge for purchased in-process technology................     --         331        3,500
     Loss on disposal of property and equipment................     --          --           96
     Provision for loan impairment.............................     --          --          629
     Changes in assets and liabilities:
       Accounts receivable.....................................     (3)       (335)      (2,957)
       Prepaid expenses and other current assets...............    (11)       (168)        (863)
       Other assets............................................    (23)        (36)        (873)
       Accounts payable........................................    136       1,021        5,515
       Accrued compensation....................................     44         384          425
       Accrued distribution license fees.......................     --          --        2,300
       Other accrued liabilities...............................    122         117        2,533
       Deferred revenues.......................................     --         105        1,679
                                                                 -----     -------     --------
          Net cash used in operating activities................   (367)     (4,652)     (26,122)
                                                                 -----     -------     --------
Cash flows from investing activities:
  Purchases of property and equipment..........................    (85)       (811)        (892)
  Purchases of investments.....................................     --        (358)     (49,765)
  Sales and maturities of investments..........................     --          --       31,936
  Notes and advances to Novo MediaGroup, Inc...................     --          --         (629)
  Payment on asset purchase....................................     --        (150)          --
                                                                 -----     -------     --------
          Net cash used in investing activities................    (85)     (1,319)     (19,350)
                                                                 -----     -------     --------
Cash flows from financing activities:
  Payments on capital lease obligations........................     --         (69)      (1,875)
  Proceeds from notes payable..................................    344       1,277        3,490
  Payments on notes payable....................................     --        (263)      (2,426)
  Proceeds from sale of redeemable convertible preferred
     stock.....................................................     --       3,847       12,282
  Proceeds from sale of common stock and common stock
     warrants..................................................    100       1,927       37,212
                                                                 -----     -------     --------
          Net cash provided by financing activities............    444       6,719       48,683
                                                                 -----     -------     --------
Net increase in cash and cash equivalents......................     (8)        748        3,211
Cash and cash equivalents at beginning of period...............     20          12          760
                                                                 -----     -------     --------
Cash and cash equivalents at end of period.....................  $  12     $   760     $  3,971
                                                                 =====     =======     ========
Non-cash financing activities:
  Conversion of redeemable convertible preferred stock to
     common....................................................  $  --     $    --     $ 16,129
  Conversion of notes payable to common stock..................  $  --     $   275     $  1,400
  Fixed assets acquired under capital leases...................  $  --     $   676     $  7,564
Supplemental cash flow disclosure:
  Cash paid for interest.......................................  $  --     $    17     $    379

          See accompanying notes to consolidated financial statements.

                                  EXCITE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company and Basis of Presentation

     Excite, Inc. ("Excite" or the "Company"), formerly Architext Software, Inc., was formed in June 1994 and combines proprietary technology with media expertise to develop and provide navigation services and products for the Internet and the World Wide Web (the "Web") which enable consumers, content providers and advertisers to access and interact with one another more efficiently and thereby realize the Web's potential as a new medium. The Company derives a substantial portion of its revenues from selling advertising on its Web sites to customers in various industries.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. On August 30, 1996, the Company acquired The McKinley Group, Inc. ("McKinley") in a merger transaction accounted for as a pooling of interests (see Note 3). McKinley was incorporated in December 1993. All financial information has been restated to reflect the combined operations of the Company and McKinley. From December 7, 1993 (inception) through December 31, 1993, McKinley had no revenues and insignificant operating expenses which have been included in the consolidated results of operations for the year ended December 31, 1994.

     The Company has incurred operating losses to date and incurred a net loss of approximately $43.1 million for the year ended December 31, 1996. The Company believes that additional equity funding will be needed to finance expected operations in the year ending December 31, 1997. If such additional equity funding is not available, management believes that available resources will provide sufficient funding to enable the Company to meet its obligations through at least December 31, 1997. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

     The Company currently derives a large percentage of its revenues from advertising through the "Net Search" buttons on the Netscape home page. Under the terms of the April 1996 agreements with Netscape (see Note 12), this facility expires on March 31, 1997. If the Company for any reason fails to enter into replacement agreements with Netscape or if the Company enters into replacement agreements on materially worse terms than the current agreements, the Company could experience a reduction in advertising revenues and as a result, the Company's operating results and financial condition would be adversely affected.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications

     Certain previously reported amounts have been reclassified to conform to the current presentation format.

  Long-Lived Assets

     In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The adoption of SFAS 121 in fiscal 1996 had no impact on the Company's financial condition or operating results.

                                  EXCITE, INC.

     The carrying value of goodwill and intangible assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on undiscounted expected future cash flows from the impaired assets. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time.

  Revenue Recognition

     Advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. Advertising revenues are recognized ratably over the term of the contract. To the extent minimum guaranteed impression levels are not met, the Company defers recognition of the corresponding revenues until guaranteed levels are achieved.

     Revenues from the sale of certain advertising space are shared with third parties pursuant to the terms of certain agreements. To date, amounts allocable to third parties have not been significant. Contract and other revenues during the years ended December 31, 1994 and 1995 consisted primarily of contract revenues earned under agreements to modify the Company's Internet directory technology and fees for the licensing of Internet directory content and technology. Contract revenues are recognized as the work is performed using the percentage of completion method. License revenues are recognized at the time of delivery, provided that no significant obligations remain and collection of the resulting receivable is considered probable.

  Advertising

     Costs related to advertising are expensed as incurred. Advertising expense was insignificant for the year ended December 31, 1994 and was approximately $144,000 and $10.4 million for the years ended December 31, 1995 and 1996, respectively.

  Cash, Cash Equivalents, Short-Term Investments and Fair Value of Financial Instruments

     The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. All of the Company's cash equivalents and short-term investments, consisting principally of commercial paper and government securities, are classified as available-for-sale as of the balance sheet date. These securities are recorded at fair market value. Unrealized gains and losses on these investments are included in shareholders' equity. The cost of securities sold is based on specific identification. There were no material gross realized gains or losses from sales of securities in the periods presented. The amortized cost and fair value of investments are based on quoted market prices at December 31, 1996. The

                                  EXCITE, INC.

estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. All available-for-sale investments generally mature in one year or less.

                                                                      GROSS UNREALIZED
                                                       HISTORICAL     -----------------
                                                          COST         GAIN       LOSS      FAIR VALUE
                                                       ----------     ------     ------     ----------
                                                                       (IN THOUSANDS)
Cash and cash equivalents:
  Cash...............................................   $    758      $   --     $   --      $    758
  U.S. Government securities.........................      1,604          --         --         1,604
  Money market funds.................................      1,609          --         --         1,609
                                                                          --
                                                          ------                  -----       -------
                                                        $  3,971      $   --     $   --      $  3,971
                                                          ======          ==      =====       =======
Short-term investments:
  Commercial paper...................................   $  3,882      $    3     $   --      $  3,885
  U.S. Government securities.........................     12,203           5         --        12,208
  Corporate notes....................................        770          --         --           770
                                                                          --
                                                          ------                  -----       -------
                                                        $ 16,855      $    8     $   --      $ 16,863
                                                          ======          ==      =====       =======
Restricted investments:
  Restricted certificate of deposit..................   $  1,332      $   --     $   --      $  1,332
  Restricted investment in common stock..............        300          --       (136)          164
                                                                          --
                                                          ------                  -----       -------
                                                        $  1,632      $   --     $ (136)     $  1,496
                                                          ======          ==      =====       =======

     The restricted certificate of deposit is being held as collateral by a financial institution against a letter of credit for tenant improvements at the Company's new headquarters (see Note 5).

     The restricted investment in common stock is being held as collateral by a financial institution against the Company's line of credit borrowings (see Note
4).

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (one to five years). Equipment purchased under capital leases is amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Property and equipment, at cost, consist of the following:

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            ------     -------
                                                                            (IN THOUSANDS)
Purchased computer equipment and internal use software....................  $  901     $ 1,968
Leased computer equipment and internal use software.......................     673       7,891
Purchased furniture and fixtures..........................................      13         370
Leased furniture and fixtures.............................................       3         297
Leasehold improvements....................................................      16          60
                                                                            ------      ------
                                                                             1,606      10,586
Less accumulated depreciation and amortization............................    (156)     (2,392)
                                                                            ------      ------
                                                                            $1,450     $ 8,194
                                                                            ======      ======

                                  EXCITE, INC.

  Intangible Assets

     Intangible assets consist primarily of goodwill, developed technology, distribution rights, trademarks, bookmarks and trade names, and are being amortized generally over periods ranging from four months to three years. These purchased intangibles and goodwill relate to the acquisitions of certain assets from other companies. Accumulated amortization of intangible assets was approximately $19,000 and $967,000 at December 31, 1995 and 1996, respectively.

  Concentration of Credit Risk

     The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Company maintains allowances for credit losses and such losses have been within management's expectations. The Company's services are provided to customers in several industries, primarily in North America.

     Provisions for doubtful accounts were insignificant in 1995 and $670,000 for the year ended December 31, 1996. Accounts receivable are stated net of allowances for doubtful accounts of $425,000 at December 31, 1996 (none at December 31, 1995).

     Two customers accounted for approximately 52% and 17% respectively, of total revenues in 1994. Two customers accounted for 26% and 16% respectively, of total revenues in 1995. One customer accounted for approximately 12% of total revenues in 1996.

  Product Development Costs

     Product development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, all product development costs have been charged to operations as incurred.

  Per Share Amounts

     Net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period and excludes all common stock equivalents as they are anti-dilutive. However, pursuant to Securities and Exchange Commission Staff Accounting Bulletins, for the periods prior to the Company's initial public offering, such computations include all common and common equivalent shares issued within twelve months of the filing date as if they were outstanding for all periods presented. Common equivalent shares consist of the incremental common shares issued upon conversion of redeemable convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method).

 2. INITIAL PUBLIC OFFERING

     In April 1996, the Company completed its initial public offering and issued 2,300,000 shares of its Common Stock at a price of $17.00 per share. The Company received approximately $35.4 million in cash, net of underwriting discounts, commissions and other offering costs. Simultaneously with the closing of the initial public offering, each outstanding share of redeemable convertible preferred stock was automatically converted into two shares of Common Stock, outstanding warrants were exercised (on a net exercise basis) at an exercise price of $17.00 per share, resulting in the issuance of 1,191,176 shares of Common Stock, and $1.0 million principal amount of notes payable was converted into 160,000 shares of Common Stock.

                                  EXCITE, INC.

 3. MERGER AND ASSET PURCHASES

  Merger

     In August 1996, the Company acquired McKinley, a closely held private company and creator of the Magellan On-Line Guide. The transaction was effected through the issuance of approximately 850,000 shares of the Company's Common Stock and was accounted for as a pooling of interests. In connection with the transaction, the Company incurred approximately $2.2 million in merger related expenses, including $1.0 million for legal and other professional fees, $901,000 for personnel severance and outplacement expenses and $345,000 for termination of distribution contracts and discontinuation of duplicate operations and facilities. A total of approximately $524,000 was included in other accrued liabilities at December 31, 1996 for the remaining merger related liabilities.

     Separate results of the combined entities for the years ended December 31, 1994 and 1995, and for the eight month period ended August 30, 1996 (date of merger) are as follows:

                                                                                          UNAUDITED
                                                          YEAR ENDED     YEAR ENDED      EIGHT MONTHS
                                                         DECEMBER 31,   DECEMBER 31,   ENDED AUGUST 30,
                                                             1994           1995             1996
                                                         ------------   ------------   ----------------
                                                                         (IN THOUSANDS)
Revenues:
  Excite...............................................     $   83             435         $  5,182
  McKinley.............................................        210             518            1,661
                                                             -----         -------         --------
                                                            $  293             953         $  6,843
                                                             =====         =======         ========
Net loss:
  Excite...............................................     $  (51)       $ (3,257)        $(13,793)
  McKinley.............................................       (599)         (3,178)         (12,306)
                                                             -----         -------         --------
                                                            $ (650)       $ (6,435)        $(26,099)
                                                             =====         =======         ========

There were no significant inter-company transactions between the two companies and no significant conforming accounting adjustments.

  Asset Purchases

     In November 1995, the Company entered into an asset purchase agreement with City.Net Express ("City.Net"), a company which develops automated software systems for managing content and links over the Internet. Under the terms of the agreement, the Company purchased certain assets of City.Net in exchange for cash of $150,000, 70,000 shares of Common Stock, a promissory note of $300,000, and a warrant to purchase 45,000 shares of Common Stock at an exercise price of $3.33 per share for a total purchase consideration valued at $534,000. Of the purchase price, $203,000 was allocated to identified intangible assets and $331,000 was allocated to purchased in-process technology which was charged to operations at the time of the acquisition. The Company determined the amounts to be allocated to developed and in-process technology based on whether technological feasibility had been achieved and whether there was an alternative future use for the technology.

     In November 1996, the Company entered into a series of agreements with America Online, Inc.("AOL"), a provider of Internet online services, whereby Excite became the exclusive Internet search and directory service for AOL. Under these agreements, Excite acquired AOL's WebCrawler search and directory technology ("The WebCrawler Assets"), for 1,950,000 shares of the Company's Series E-1 and E-2 convertible preferred stock, that are issuable upon closing (see Note 7). In addition, as part of the transactions contemplated by these agreements, AOL will have the right, for a 90 day period following the closing, which is expected to be March 31, 1997, to have 680,330 shares of common stock beneficially owned by AOL

                                  EXCITE, INC.

cancelled and an equivalent number of shares of series E-4 preferred stock issued to it, and a warrant held by AOL (which previously was exercisable into 650,000 shares of common stock at an exercise price of $8.00 per share) was amended to become exercisable into 650,000 shares of series E-3 preferred stock at the same exercise price per share. The acquisition was recorded as of December 1, 1996. Upon closing, AOL will pay to the Company a percentage of AOL's advertising revenues with respect to the sales of advertising derived from the WebCrawler Assets for the period between December 1, 1996 and the closing, less ordinary and customary reserves, and the Company will reimburse AOL for expenses relating to the WebCrawler Assets. Revenues recorded in the period ended December 31, 1996 were immaterial. Shareholders' equity at December 31, 1996 includes the 1,950,000 shares of preferred stock issuable to AOL.

     The series of agreements have been accounted for as the acquisition of rights to developed and in-process technologies and distribution rights. The intangible assets were recorded based on their independently appraised fair values as of December 1, 1996. Of the total purchase price, $3.5 million was allocated to purchased in-process technology and the remaining excess purchase price of approximately $12.6 million was allocated to trademarks, distribution rights, bookmarks, trade names, goodwill and other. The amount of the purchase price allocated to purchased in-process technology was charged to the Company's operations as of December 1, 1996.

     The Company determined the amounts to be allocated to developed and in-process technology based on whether technological feasibility had been achieved (as defined and utilized by the Company in assessing software capitalization) and whether there was any alternative future use for the technology. Other considerations included the time and cost to complete each project, expected income, and associated risks which included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. The Company concluded that the in-process technology had no alternative future use after taking into consideration the potential for usage of the technology in different products, resale of the technology and internal usage.

                                  EXCITE, INC.

 4. BANK LINE OF CREDIT AND NOTES PAYABLE

     Bank borrowings and other notes payable are as follows:

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            ------     -------
                                                                              (IN THOUSANDS)
                                                                            ------------------
Bank line of credit.......................................................  $  796     $ 1,100
Note payable in connection with asset purchase (Note 3)...................     300          --
Other notes payable.......................................................     390         100
                                                                             -----       -----
                                                                             1,486       1,200
Less current portion......................................................    (899)     (1,200)
                                                                             -----       -----
                                                                            $  587     $    --
                                                                             =====       =====

  Bank Line of Credit

     The Company has a $1.0 million revolving line of credit with a bank available through March 31, 1997. Additionally, in May 1996, the Company received $100,000 from the same bank under a demand note. Borrowings at December 31, 1996 totaled $1.1 million and are secured by substantially all of McKinley's assets and are guaranteed by the Company. Interest on borrowings is payable monthly at the bank's prime rate (8.25% at December 31, 1996) plus 1%. At December 31, 1996, a short-term investment with a carrying amount of $164,000 was held by the bank as collateral for borrowings under the line of credit and is not available to the Company.

  Notes Payable

     In 1996, the Company repaid $150,000 of the note payable which arose in connection with an asset purchase, and converted the remaining $150,000 into 45,000 shares of Common Stock. Other notes payable represent amounts due to individuals with interest rates ranging from 6% to 11%. In 1996, the Company converted $250,000 of other notes payable into 41,604 shares of Common Stock.

 5. COMMITMENTS

  Capital Leases

     In March 1996, the Company entered into a master equipment lease which provides for the purchase of up to $2.5 million of property and equipment under capital leases. At December 31, 1996, $132,000 was available under this lease line. In the second half of 1996, the Company entered into additional equipment leases, not included in the master lease line, totaling $4.8 million. These leases generally have terms of 30 to 36 months.

  Building Lease

     In August 1996, the Company entered into a lease for new corporate offices located in Redwood City, California. The Company anticipates that this lease, which has a ten year term, will commence during the first half of 1997 at which time the Company will move from its present offices in Mountain View, Sausalito and San Jose, California.

                                  EXCITE, INC.

     Annual minimum commitments under these leases are as follows:

                                                                            OPERATING   CAPITAL
                                                                             LEASES     LEASES
                                                                            ---------   -------
                                                                              (IN THOUSANDS)
Years Ending December 31:
  1997....................................................................   $ 1,257    $ 2,812
  1998....................................................................     1,849      2,707
  1999....................................................................     1,586      1,576
  2000....................................................................     1,514         --
  2001....................................................................     1,514         --
  Thereafter..............................................................     7,948         --
                                                                              ------    -------
Total minimum payments required...........................................   $15,668    $ 7,095
                                                                              ======
                                                                                        -------
Less amounts representing interest........................................                 (785)
Present value of future lease payments....................................                6,310
Less current portion......................................................               (2,325)
                                                                                        -------
                                                                                        $ 3,985
                                                                                        =======

     Rent expense under operating leases was approximately $24,000, $152,000 and $722,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Each share of redeemable convertible preferred stock outstanding at December 31, 1995 automatically converted to two shares of Common Stock upon the closing of the Company's initial public offering on April 3, 1996.

 7. SHAREHOLDERS' EQUITY

  Convertible Preferred Stock

     Information regarding convertible preferred stock, including the amounts issuable under the acquisition of certain assets from AOL, consists of the following (no par value):

                                                                               SHARES
                                                                            ISSUABLE AT
                                                                 SHARES     DECEMBER 31,   LIQUIDATION
                                                               AUTHORIZED       1996       PREFERENCE
                                                               ----------   ------------   -----------
                                                                           (IN THOUSANDS)
Series E-1...................................................     1,250         1,250        $ 1,438
Series E-2...................................................       700           700              7
Series E-3...................................................       650            --             --
Series E-4...................................................       680            --             --
                                                                  -----         -----         ------
          Total Series E.....................................     3,280         1,950        $ 1,445
                                                                                =====         ======
Undesignated.................................................       720
                                                                  -----
          Total authorized...................................     4,000
                                                                  =====

     Holders of the Series E Preferred Stock will be entitled to non-cumulative dividends, as and if declared by the Board of Directors ("The Board"), on a pro rata basis with the common stock holders.

                                  EXCITE, INC.

     The holders of Series E-1, E-2, E-3 and E-4 Preferred Stock will be entitled to liquidation preferences of $1.15, $0.01, $8.0 and $8.819 per share respectively, prior to and in preference to any payment or distribution to holders of Common Stock.

     Each holder of shares of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could convert and, so long as at least 1,640,165 shares of Series E Preferred Stock are outstanding, the Preferred Stock as a class shall be entitled to elect one director. Subject to adjustment, the Preferred Stock holders are entitled, upon conversion, to the same number of Common shares as represented by their Preferred Stock holdings. At the option of the holder, each share of Preferred Stock shall be convertible, at any time or from time to time, into fully and nonassessable shares of Common Stock.

  Common Stock

     At December 31, 1996, 1,780,020 shares of Common Stock issued by the Company were subject to stock repurchase agreements whereby the Company has the option to repurchase the unvested shares upon termination of employment for any reason, with or without cause, at the original price paid for the shares. Generally the stock vests 30% immediately with the remaining 70% vesting ratably over 48 months from the date of issuance. At December 31, 1996, 493,226 shares of Common Stock were subject to repurchase at the option of the Company at the original exercise price ranging from $0.00045 to $0.035.

  Warrants

     During 1995, the Company issued warrants to purchase 30,000 shares of Series A and 16,000 shares of Series B redeemable convertible preferred stock at exercise prices of $1.3333 and $2.50 per share, respectively, in connection with an equipment lease agreement. These warrants expire in July and November, 2002, respectively.

     During 1995, the Company issued warrants to purchase 1,200,000 shares of Common Stock at an exercise price of $0.125 per share in connection with the sale of Series B redeemable convertible preferred stock. These warrants were exercised in April 1996 in connection with the Company's initial public offering.

     During 1995, the Company issued warrants to purchase 36,000 and 28,540 shares of Common Stock at exercise prices of $0.67 and $1.25 per share, respectively, in connection with an employment offer. These warrants were exercised in 1996.

     During 1995, the Company issued warrants to purchase 2,356 shares of Common Stock at an exercise price of $32.66 per share in connection with obtaining a working capital line of credit from a bank (see Note 4). These warrants expire in September 2001.

     In February 1996, the Company issued warrants to purchase 7,095 shares of Common Stock at an exercise price of $101.27 per share in connection with a consulting services agreement. These warrants fully vest on January 31, 1997 and expire on January 31, 1999.

     In March 1996, the Company entered into an agreement with AOL whereby, in return for certain distribution rights, the Company issued a warrant to purchase 650,000 shares of Common Stock at an exercise price of $8.00 per share. The warrant expires in March 2001. The value of the warrant was established though an independent appraisal. A charge to operations of $1.6 million for the fair value of the warrant was recorded at the time of issuance. Upon the closing of the acquisition of the WebCrawler Assets, this warrant will be converted into a warrant to purchase an equivalent number of shares of Series E-3 Preferred Stock at the same exercise price per share.

                                  EXCITE, INC.

  Stock Splits

     In July 1995, the Company completed a one-for-nine reverse stock split. In addition, in February 1996, the Company completed a two-for-one stock split. All of the share and per share data have been adjusted to reflect these stock splits.

 8. EMPLOYEE BENEFIT PLANS

  Stock Option Plans

     During 1995, the Company adopted the 1995 Equity Incentive Plan (the "1995 Plan") under which incentive stock options or non-qualified stock options to purchase Common Stock may be granted to eligible participants. Under the 1995 Plan, options to purchase Common Stock may be granted at prices no less than 85% of the fair market value on the date of grant (110% of fair value in certain instances). Options generally vest over a 48-month period. Options granted under the 1995 Plan before its termination in April 1996 remain outstanding in accordance with their terms, but no further options have been granted under the 1995 Plan after the date of its termination.

     Additionally, in February 1996 the Company's Board of Directors adopted, and in March 1996 the Company's shareholders approved, the 1996 Equity Incentive Plan (the "1996 Plan") and 1996 Directors Stock Option Plan (the "Directors Plan") which authorized the issuance of 1,500,000 and 150,000 shares of Common Stock, respectively, upon exercise of stock options granted to eligible participants under the 1996 Plan and to directors under the Directors Plan. Under the 1996 Plan, options to purchase Common Stock may be granted at prices no less than 85% of the fair market value on the date of the grant. In November 1996 and January 1997, the Board approved amendments to the 1996 Plan to increase the number of shares thereunder by 800,000 and 2,455,000 shares, respectively.

     A summary of activity under the Plans is as follows:

                                                   SHARES         OPTIONS OUTSTANDING
                                                 AVAILABLE    ---------------------------      WEIGHTED
                                                    FOR       NUMBER OF                        AVERAGE
                                                   GRANT       SHARES     PRICE PER SHARE   EXERCISE PRICE
                                                 ----------   ---------   ---------------   --------------
                                                          (SHARES IN THOUSANDS)
Initial shares authorized......................     1,650          --                  --           --
  Options granted..............................    (1,375)      1,375     $0.035- $34.612       $ 0.31
  Options exercised............................        --          (1)            $ 8.194       $ 8.19
                                                    -----       -----
Balance at December 31, 1995...................       275       1,374     $0.035- $34.612       $ 0.31
  Additional shares authorized.................     2,450          --                  --           --
  Options granted..............................    (2,820)      2,820     $2.500- $67.757       $ 6.80
  Options exercised............................        --        (300)    $0.035- $ 5.750       $ 0.33
  Options canceled.............................       263        (263)    $0.035- $67.757       $10.50
  Options expired..............................      (528)         --                  --           --
                                                    -----       -----
Balance at December 31, 1996...................      (360)      3,631     $0.035- $67.757       $ 4.66
                                                    =====       =====

  Deferred Compensation

     The Company has recorded deferred compensation expense of $640,000 for the difference between the exercise price and the deemed fair value of certain of the Company's Common Stock options granted in 1995. This amount is being amortized over the vesting period of the individual options, generally a 48-month period. Deferred compensation expense recognized in the years ended December 31, 1995 and 1996 totaled $9,000 and $243,000, respectively.

                                  EXCITE, INC.

  Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of approximately 5.7%, and 5.9%; dividend yields of 0%, volatility factors of the expected market price of the Company's Common Stock of 0.0, and 0.75; and a weighted-average expected life of the options of two years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                         1995           1996
                                                                        -------       --------
                                                                            (IN THOUSANDS,
                                                                        EXCEPT PER SHARE DATA)
Net loss -- as reported...............................................  $(6,435)      $(43,117)
                                                                          =====         ======
Net loss -- pro forma.................................................  $(6,437)      $(44,104)
                                                                          =====         ======
Net loss per share -- as reported.....................................  $ (0.58)      $  (3.65)
                                                                          =====         ======
Net loss per share -- pro forma.......................................  $ (0.58)      $  (3.73)
                                                                          =====         ======

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                        OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                     ----------------------------------------------------------     -------------------------------------
                         NUMBER              WEIGHTED-                                   NUMBER
                     OUTSTANDING AT           AVERAGE             WEIGHTED-          EXERCISABLE AT         WEIGHTED-
RANGE OF EXERCISE     DEC. 31, 1996          REMAINING         AVERAGE EXERCISE      DEC. 31, 1996       AVERAGE EXERCISE
     PRICES          (IN THOUSANDS)      CONTRACTUAL LIFE           PRICE            (IN THOUSANDS)           PRICE
-----------------    ---------------     -----------------     ----------------     ----------------     ----------------
 $ 0.035-  $ 0.290        1,005             8.3    years            $ 0.19                 186                $ 0.20
   2.500-    2.500          237             9.1                       2.50                  18                  2.50
   5.500-    9.875        2,231             9.5                       6.26                  24                  6.44
  11.190-   17.125          155             9.3                      12.62                   4                 12.00
  67.757-   67.757            3             9.3                      67.67                  --                    --
                          3,631                                                            232                  1.22

                                  EXCITE, INC.

Employee Stock Purchase Plan

     In February 1996 the Company's Board of Directors adopted, and in March 1996 the Company's shareholders approved, the 1996 Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP, 150,000 shares of Common Stock have been reserved for issuance, subject to anti-dilution adjustments. The ESPP became effective in December 1996. The Board of Directors has the authority to determine the duration of offering periods, up to a maximum of 24 months. Eligible employees may participate in the ESPP by authorizing payroll deductions of an amount determined by the Board of Directors. The amount of authorized payroll deductions may not be less than 2% nor more than 10% of an employee's compensation, not to exceed $21,250 per year. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of Common Stock, but not more than the number of shares as the Board of Directors shall determine.

     Participants may withdraw their contributions at any time prior to fifteen days before the stock is purchased, and such contributions will be returned to the participants without interest. The purchase prices is equal to 85% of the lower of (i) the market price of the Company's Common Stock immediately before the beginning of the applicable period or (ii) the market price of the Company's Common Stock at the time of the purchase. As of December 31, 1996, no shares had been purchased under the ESPP.

Employee Benefit Plan

     The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their pretax earnings up to the Internal Revenue Service's annual contribution limit. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

 9. INCOME TAXES

     As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $37.9 million and $37.7 million, respectively. The federal net operating loss carryforwards will expire at various dates beginning in 2009 through 2011. The state net operating loss carryforwards will expire at various dates beginning in 1999 through 2001.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

     Significant components of the Company's deferred tax assets are as follows:

                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                                             1995       1996
                                                                            ------     -------
                                                                              (IN THOUSANDS)
Net operating loss carryforwards..........................................  $2,200     $15,200
Research credits (expiring 2009-2011).....................................     100         400
Non-deductible merger and acquisition costs...............................      --       1,300
Purchased in-process technology...........................................     140       1,400
Other.....................................................................     120         900
                                                                            ------     -------
          Total deferred tax assets.......................................   2,560      19,200
Valuation allowance for deferred tax assets...............................  (2,560)    (19,200)
                                                                            ------     -------
          Net deferred tax assets.........................................  $   --     $    --
                                                                            ======     =======

                                  EXCITE, INC.

     Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2.5 million during the year ended December 31, 1995.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

10. NOVO MEDIAGROUP, INC. NOTE RECEIVABLE

     During 1996, the Company advanced amounts under notes and advances receivable to Novo MediaGroup, Inc. ("Novo") in the amount of $629,000, of which $330,000 was evidenced by an 8% promissory note convertible into shares of Novo common stock. Based on management's assessment of the financial uncertainty with regard to Novo's ability to repay the outstanding amounts, an impairment reserve of $629,000 was provided in the quarter ended June 30, 1996.

11. LITIGATION

     On November 18, 1996, Kristine Paaso and Laura Lindsey filed a complaint in the California Superior Court, Santa Clara County, against the Company and certain of its founders alleging breach of an alleged oral agreement, breach of fiduciary duty and fraud. The plaintiffs allege that they participated in the creation of the Company's business plan and were entitled to participate as officers and shareholders of the Company. The complaint seeks an unspecified amount of damages, including punitive damages. The Company has filed a demurrer to this complaint and intends to defend this action vigorously. Although it is too early to ascertain the possible outcome of this litigation, an unfavorable outcome could have an adverse effect on the Company's business, results of operations and financial condition.

     The Company is subject to other legal proceedings and claims that arise in the ordinary course of business. Management currently believes that the ultimate amount of liability, if any, with respect to any pending actions, either individually or in the aggregate, will not materially affect the financial position, results of operations or liquidity of the Company. However, the ultimate outcome of any litigation is uncertain. If an unfavorable outcome were to occur, the impact could be material. Furthermore, any litigation, regardless of the outcome, can have an adverse impact on the Company's results of operations as a result of defense costs, diversion of management resources, and other factors.

12. SIGNIFICANT AGREEMENTS

     In April 1996, the Company (including McKinley) entered into two agreements with Netscape Communications Corporation ("Netscape") under which the Company and McKinley were each designated as one of five "Premier Providers" of search and navigation services accessible from the "Net Search" button on the Netscape home page. These agreements provide that the "Premier Provider" status will be established for one year from April 1, 1996, in exchange for which the Company will make payments totaling $10.0 million over the course of the year. Management considered that there was significant uncertainty regarding the recoverability of the amount from future operations; therefore, the $10.0 million total consideration was expensed as distribution license fee costs during the quarter ended June 30, 1996.

     In May 1996, the Company entered into advertising agreements with Netscape to deliver a guaranteed number of Netscape advertising impressions through the Company's services. As consideration for such advertising services, Netscape agreed to reduce the $10.0 million Premier Provider obligation by $3.0 million, contingent upon delivery of a specified number of advertising impressions, which was reclassified to deferred revenue to be recognized over the term of the agreement (one year) based upon delivery of a specified number

                                  EXCITE, INC.

of advertising impressions. As of December 31, 1996, approximately $1.8 million in revenue has been recognized as a result of these agreements.

13. EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     On February 25, 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its Common Stock to the public.

                                    (PHOTO)

                      APPENDIX -- DESCRIPTION OF GRAPHICS

     COVER: The Front Cover of the Prospectus includes the Excite logo at the top of the page.

     Description of LOGO: The Excite logo consists of the word "excite" in small letters, with the letter "x" stylized such that it resembles an x-shaped stick figure.

     INSIDE FRONT COVER: The inside front cover of the Prospectus contains three separate sections, labeled vertically along the left edge of the page as "Access Points," "Gateway," and "Products," with downward arrows leading from the words "Access Points" to the word "Gateway" and from the word "Gateway" to the word "Products." The stylized "x" from the Excite logo appears in the background.

     Description #1: Description of the top third of the page: The logos of four companies, America Online Incorporated, Netscape, Microsoft and WebTV appear in four equal-sized boxes, each with a downward arrow leading from it. The bracket along the left edge of the page labels the boxes as "Access Points."

     Description #2: Description of the middle third of the page: The Excite logo (as described above) appears in one box, and the WebCrawler logo (consisting of a cartoon-depiction of a spider holding a magnifying glass and the word "WebCrawler") in an equal-sized box adjacent to the box containing the Excite logo. A bracket along the left edge of the page labels the boxes as "Gateway," and the words "The Excite Network" appear centered above the two boxes. A downward arrow leads from each box.

        Caption: "WebCrawler -- Just What You're Looking For!" (contained inside the box with the WebClawer logo) "www.excite.com" and "www.webcrawler.com" appear below each of the corresponding boxes.

     Description #3: Description of bottom third of page: Two equal-sized boxes appear, one containing a list of Excite serves and the other containing a list of WebCrawler services. A bracket along the left edge of the page labels the boxes as "Products."

        Caption:
                Box #1: "Excite Search," "Excite Reviews," "Excite City.Net," "Excite Live!," "Excite News-Tracker," "ExciteSeeing Tours," "Excite Talk! and Excite Reference."

                Box #2: "WebCrawler Search," "WebCrawler Map," "WebCrawler Select," "Search the Web Backwards" and "WebRoulette."

                The bottom of the page contains a statement that information contained on the Company's Web sites shall not constitute a part of the Prospectus and also contains stabilizing legend.

     INSIDE BACK COVER: The inside back cover of the Prospectus contains the words "The Excite Network" at the top of the page, and contains four screenprints from the Company's services: www.excite.com, www.webcrawler.com, live.excite.com and talk.excite.com.

     Description #1 www.excite.com.

     This is a screenprint of the main Excite Web page from which the "Search," "Reviews," "City.Net," "Live,!" "Talk!" and "NewsTracker" selections can be accessed. A number of search or subject matter selections appear below the headings "Excite Search," "Excite Web Reviews" and "Excite NewsTracker," as well as under "Reference" and "Live!" An advertising banner is included in the top portion of the screen.

     Description #2 www.webcrawler.com.

     This is a screenprint of the main WebCrawler Web page, which provides the options "Search," "Browse," "Special," "Add URL" and "Help." Furthermore, a number of topic selections appear, as well as selection buttons for several Web services. Sample advertising banners are included on the right-hand side and bottom portions of the screen.

     Description #3 live.excite.com.

     This is a screenprint of the Excite Live! Web page, containing a number of topic selections under the headings "Personalize," "Help Menu," "NewsTracker" and "News." There also appear a number of topic selections along the top of the page, as well as an advertising banner.

     Description #4 talk.excite.com.

     This is a screenprint of the Excite Talk! Web page, containing selections for a number of bulletin boards of various topics, and a beta-version live chat selection. An advertising banner is included on the top portion of the screen.

     BACK COVER: The back cover of the Prospectus displays the Excite logo.

        Description of LOGO: The Excite logo consists of the word "excite" in small letters, with the letter "x" stylized such that it resembles an x-shaped stick figure.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

    Securities and Exchange Commission registration fee.....................  $ 12,323.30
    NASD filing fee.........................................................     4,567.00
    Nasdaq National Market filing fee.......................................    17,500.00
    Accounting fees and expenses............................................    75,000.00
    Legal fees and expenses.................................................   175,000.00
    Printing................................................................   175,000.00
    Road show expenses......................................................    30,000.00
    Blue sky fees and expenses..............................................     5,000.00
    Transfer agent fees and expenses........................................     5,000.00
    Miscellaneous...........................................................    25,609.70
                                                                              -----------
              Total.........................................................  $525,000.00
                                                                               ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties to the fullest extent permitted by law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     Section 8 of the Underwriting Agreement to be filed as Exhibit 1.01 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Registrant has directors and officers liability insurance with a per claim and annual aggregate coverage limit of $5,000,000.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                                  EXHIBIT
                                     DOCUMENT                                     NUMBER
    --------------------------------------------------------------------------    -------
    Underwriting Agreement....................................................       1.01
    Registrant's Articles of Incorporation....................................       3.01
    Registrant's Bylaws.......................................................       3.02
    Form of Indemnity Agreement...............................................      10.05

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth information regarding all securities sold by the Registrant since the Company's inception (June 9, 1994).

                                                                                        AGGREGATE
                                                             TITLE OF     NUMBER OF      PURCHASE         FORM OF
                PURCHASER                 DATE OF SALE     SECURITIES(1)    SHARES        PRICE        CONSIDERATION
    ---------------------------------  ------------------  -------------  ----------   ------------   ----------------
    Ryan A. McIntyre.................   September 1, 1994  Common Stock     148,888    $      67.00         Cash
    Benjamin E. Lutch................   September 1, 1994  Common Stock     148,888           67.00         Cash
    Martin R. Reinfried..............   September 1, 1994  Common Stock     111,110           50.00         Cash
    Graham F. Spencer................   September 1, 1994  Common Stock     172,222           77.50         Cash
    Mark A. Van Haren................   September 2, 1994  Common Stock     148,888           67.00         Cash
    Joseph R. Kraus, IV..............   September 5, 1994  Common Stock     158,888           71.50         Cash
    Ken Keller.......................       April 3, 1995  Two Warrants         (2)          100.00       Cash and
                                                            to Purchase                                   Services
                                                           Common Stock
    Joseph R. Kraus..................       July 26, 1995  Common Stock     141,112        4,938.92         Cash
    Benjamin E. Lutch................       July 26, 1995  Common Stock       1,112           38.92         Cash
    Ryan A. McIntyre.................       July 26, 1995  Common Stock       1,112           38.92         Cash
    Martin R. Reinfried..............       July 26, 1995  Common Stock      38,890        1,361.15         Cash
    Graham F. Spencer................       July 26, 1995  Common Stock     277,778        9,722.23         Cash
    Mark A. Van Haren................       July 26, 1995  Common Stock       1,112           38.92         Cash
    Charles River Partnership VII....       July 28, 1995    Series A       112,500      150,000.00         Cash
                                                             Preferred
                                                             Stock(3)
    IDG Holdings, Inc................       July 28, 1995    Series A       112,500      150,000.00       Cash and
                                                             Preferred                                Cancellation of
                                                             Stock(3)                                   Indebtedness
    Institutional Venture Management
      VI Geoffrey Yang...............       July 28, 1995    Series A         9,000       12,000.00       Cash and
                                                             Preferred                                Cancellation of
                                                             Stock(3)                                   Indebtedness
    Institutional Venture Management
      VI Geoffrey Yang...............       July 28, 1995    Series A       441,000      588,000.00       Cash and
                                                             Preferred                                Cancellation of
                                                             Stock(3)                                   Indebtedness
    Kleiner Perkins Caufield & Byers
      VII, Vinod Khosla..............       July 28, 1995    Series A       405,000      540,000.00       Cash and
                                                             Preferred                                Cancellation of
                                                             Stock(3)                                   Indebtedness

                                                                                        AGGREGATE
                                                             TITLE OF     NUMBER OF      PURCHASE         FORM OF
                PURCHASER                 DATE OF SALE     SECURITIES(1)    SHARES        PRICE        CONSIDERATION
    ---------------------------------  ------------------  -------------  ----------   ------------   ----------------
    KPCB VII Founder's Fund
      Vinod Khosla...................       July 28, 1995    Series A        45,000       60,000.00       Cash and
                                                             Preferred                                Cancellation of
                                                             Stock(3)                                   Indebtedness
    Joseph R. Kraus..................       July 31, 1995  Common Stock      95,560        3,344.60         Cash
    Benjamin E. Lutch................       July 31, 1995  Common Stock      47,780        1,672.30         Cash
    Ryan A. McIntyre.................       July 31, 1995  Common Stock      47,780        1,672.30         Cash
    Martin R. Reinfried..............       July 31, 1995  Common Stock      47,780        1,672.30         Cash
    Graham F. Spencer................       July 31, 1995  Common Stock     143,340        5,016.90         Cash
    Mark A. Van Haren................       July 31, 1995  Common Stock      47,780        1,672.30         Cash
    Mark A. Vershel..................      August 1, 1995  Common Stock       4,032          141.12       Services
    Lighthouse Capital Partners,
      L.P............................      August 2, 1995   Warrant to          (4)          100.00         Cash
                                                             Purchase
                                                             Series A
                                                             Preferred
                                                               Stock
    F & W Investments 1994...........    November 6, 1995    Series B        10,000       25,000.00         Cash
                                                             Preferred
                                                             Stock(3)
    Institutional Venture Management
      VI
      Geoffrey Yang..................    November 6, 1995    Series B         6,000       15,000.00         Cash
                                                             Preferred
                                                             Stock(3)
    Institutional Venture Partners VI
      Geoffrey Yang..................    November 6, 1995    Series B       282,000      705,000.00         Cash
                                                             Preferred
                                                             Stock(3)
    IVP Founders Fund I, L.L.P.
      Geoffrey Yang..................    November 6, 1995    Series B        12,000       30,000.00         Cash
                                                             Preferred
                                                             Stock(3)
    Kleiner Perkins Caufield & Byers
      VII
    Vinod Khosla.....................    November 6, 1995    Series B       263,700      659,250.00         Cash
                                                             Preferred
                                                             Stock(3)
    KPCB Information Sciences
      Zaibatsu Fund II
      Vinod Khosla...................    November 6, 1995    Series B         7,500       18,750.00         Cash
                                                             Preferred
                                                             Stock(3)
    KPCB VII Founders Fund
      Vinod Khosla...................    November 6, 1995    Series B        28,800       72,000.00         Cash
                                                             Preferred
                                                             Stock(3)
    Institutional Venture Management
      VI
      Geoffrey Yang..................    November 6, 1995   Warrant to       12,000             (5)         (5)
                                                             Purchase
                                                           Common Stock
    Institutional Venture Partners VI
      Geoffrey Yang..................    November 6, 1995   Warrant to      564,000             (5)         (5)
                                                             Purchase
                                                           Common Stock
    IVP Founders Fund L.L.P.
      Geoffrey Yang..................    November 6, 1995   Warrant to       24,000             (5)         (5)
                                                             Purchase
                                                           Common Stock
    Kleiner Perkins Caufield & Byers
      VII
      Vinod Khosla...................    November 6, 1995   Warrant to      527,400             (5)         (5)
                                                             Purchase
                                                           Common Stock
    KPCB Information Sciences
      Zaibatsu
    Fund II
      Vinod Khosla...................    November 6, 1995   Warrant to       15,000             (5)         (5)
                                                             Purchase
                                                           Common Stock
    KPCB VII Founders Fund
      Vinod Khosla...................    November 6, 1995   Warrant to       57,600             (5)         (5)
                                                             Purchase
                                                           Common Stock
    Kevin Altis......................    November 9, 1995  Common Stock      70,000        8,750.00    Sale of assets
    Kevin Altis......................    November 9, 1995   Warrant to          (6)             (6)    Sale of assets
                                                             Purchase
                                                           Common Stock

                                                                                        AGGREGATE
                                                             TITLE OF     NUMBER OF      PURCHASE         FORM OF
                PURCHASER                 DATE OF SALE     SECURITIES(1)    SHARES        PRICE        CONSIDERATION
    ---------------------------------  ------------------  -------------  ----------   ------------   ----------------
    Lighthouse Capital Partners,
      L.P. ..........................   November 30, 1995   Warrant to          (7)          100.00         Cash
                                                             Purchase
                                                             Series B
                                                             Preferred
                                                               Stock
    Brett T Bullington...............   November 30, 1995  Common Stock       4,000          500.00       Services
    Institutional Venture Partners VI
      Geoffrey Yang..................    December 8, 1995    Series C        29,052      169,082.64         Cash
                                                             Preferred
                                                             Stock(3)
    Institutional Venture Management
      VI
      Geoffrey Yang..................    December 8, 1995    Series C           618        3,596.76         Cash
                                                             Preferred
                                                             Stock(3)
    IVP Founders Fund I, L.L.P.
      Geoffrey Yang..................    December 8, 1995    Series C         1,236        7,193.52         Cash
                                                             Preferred
                                                             Stock(3)
    Kleiner Perkins Caufield & Byers
      VII
      Vinod Khosla...................    December 8, 1995    Series C        27,166      159,106.12         Cash
                                                             Preferred
                                                             Stock(3)
    KPCB VII Founders Fund
      Vinod Khosla...................    December 8, 1995    Series C         2,967       17,267.94         Cash
                                                             Preferred
                                                             Stock(3)
    KPCB Information Sciences
      Zaibatsu
    Fund II
      Vinod Khosla...................    November 6, 1995    Series C           773        4,498.86         Cash
                                                             Preferred
                                                             Stock(3)
    F & W Investments 1994...........    November 6, 1995    Series C           294        1,711.08         Cash
                                                             Preferred
                                                             Stock(3)
    Charles River Partnership VII....    November 6, 1995    Series C         3,311       19,270.02         Cash
                                                             Preferred
                                                             Stock(3)
    IDG Holdings, Inc................    November 6, 1995    Series C         3,311       19,270.02         Cash
                                                             Preferred
                                                             Stock(3)
    Rosewood Stone Group, Inc........    November 6, 1995    Series C        85,911      500,002.02         Cash
                                                             Preferred
                                                             Stock(3)
    Kevin Altis......................   February 28, 1996  Common Stock      45,000      150,000.00   Cancellation of
                                                                                                        Indebtedness
    Ken Keller.......................       March 1, 1996  Common Stock      64,540       59,675.00         Cash
    AOL Ventures, Inc................       March 8, 1996    Series D       310,753    5,000,015.77         Cash
                                                             Preferred
                                                             Stock(3)
    Tribune Company..................       March 8, 1996    Series D       372,903    6,000,009.27         Cash
                                                             Preferred
                                                             Stock(3)
    Robert Pittman...................       March 8, 1996    Series D         6,215       99,999.35         Cash
                                                             Preferred
                                                             Stock(3)
    CUC International Inc............       March 8, 1996    Series D        62,150      999,993.50         Cash
                                                             Preferred
                                                             Stock(3)
    Itochu Technology................       March 8, 1996    Series D         3,107       49,991.63         Cash
                                                             Preferred
                                                             Stock(3)
    Itochu Technology................       March 8, 1996    Series D        12,430      199,998.70         Cash
                                                             Preferred
                                                             Stock(3)

                                                                                        AGGREGATE
                                                             TITLE OF     NUMBER OF      PURCHASE         FORM OF
                PURCHASER                 DATE OF SALE     SECURITIES(1)    SHARES        PRICE        CONSIDERATION
    ---------------------------------  ------------------  -------------  ----------   ------------   ----------------
    IDG Holdings, Inc................       March 8, 1996    Series D         5,000       80,450.00      Release of
                                                             Preferred                                     Claims
                                                             Stock(3)
    AOL Ventures, Inc. ("AOL
      Ventures").....................       March 8, 1996   Warrant to          (8)             (8)         Cash
                                                             Purchase
                                                           Common Stock
    2 shareholders of GoMedia,
      Inc............................      August 1, 1996  Common Stock      15,000             (9)         (9)
    33 shareholders of The McKinley
      Group, Inc.....................     August 30, 1996  Common Stock     849,997            (10)         (10)
    5 optionees......................         February 7,
                                          1996 -- July 1,
                                                     1996  Common Stock     132,301       73,262.00       Cash and
                                                                                                      Promissory Notes

---------------
 (1) All sales, unless otherwise noted, were made in reliance on Section 4(2) of the Securities Act and/or Regulation D or Rule 701 promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Registrant that the shares were being acquired for investment.

 (2) Warrant No. 1 to purchase up to 36,000 shares of Common Stock at an exercise price of $0.8666 per share and Warrant No. 2 to purchase up to 28,540 shares of Common Stock at an exercise price of $1.25 per share.

 (3) Each share of Preferred Stock was converted into two shares of Common
     Stock.

 (4) Warrant to purchase up to 15,000 shares of Series A Preferred Stock (convertible into 30,000 shares of Common Stock) at an exercise price of $1.33 per share of Series A Preferred Stock.

 (5) Issued in conjunction with the purchase of Series B Preferred Stock. This Warrant was exercisable at an exercise price of $0.125 per share.

 (6) Issued in conjunction with a sale of assets by Purchaser to the Registrant. 45,000 shares of Common Stock were subject to the Warrant.

 (7) Warrant to purchase up to 8,000 shares of Series B Preferred Stock (convertible into 16,000 shares of Common Stock) at an exercise price of $2.50 per share of Series B Preferred Stock.

 (8) Warrant to purchase up to 650,000 shares of Common Stock at an exercise price of $8.00 per share. See "Certain Transactions."

 (9) On August 1, 1996, the Registrant merged with GoMedia, Inc. ("GoMedia") and acquired all of the outstanding shares of common stock of GoMedia in exchange for 15,000 shares of the Registrant's Common Stock.

(10) On August 30, 1996, Excite Acquisition, Inc., a wholly owned subsidiary of the Registrant, merged with The McKinley Group, Inc. ("McKinley") and acquired all of the outstanding shares of common stock of McKinley in exchange for 849,997 shares of the Registrant's Common Stock issued pursuant to Section 3(a)(10) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:

EXHIBIT
NUMBER                                         EXHIBIT TITLE
------       ---------------------------------------------------------------------------------
 1.01     -- Form of Underwriting Agreement.*
 2.01     -- Agreement and Plan of Reorganization dated as of August 7, 1996 by and among the
             Registrant, Excite Acquisition Corporation, The McKinley Group, Inc., Isabel
             Maxwell, Christine Maxwell, David Hayden, Roger Malina and Daniel Lynch.(1)
 2.02     -- Agreement of Merger dated as of August 30, 1996 by and between Excite Acquisition
             Corporation and the McKinley Group, Inc.(1)
 3.01     -- Registrant's Amended and Restated Articles of Incorporation.(2)
 3.02     -- Registrant's Bylaws, as amended.(3)
 4.01     -- Form of Specimen Certificate for Registrant's Common Stock.(4)
 4.02     -- Restated and Amended Investors' Rights Agreement.(4)
 4.03     -- Amendment to Restated and Amended Investors' Rights Agreement dated as of August
             1, 1996.

EXHIBIT
NUMBER                                         EXHIBIT TITLE
------       ---------------------------------------------------------------------------------
 4.04     -- Amendment to Restated and Amended Investors' Rights Agreement dated as of
             November 25, 1996.*
 4.05     -- Registration Rights Agreement dated as of November 25, 1996 by and among the
             Registrant, America Online, Inc. and AOL Ventures, Inc.
 4.06     -- Voting Agreement dated as of November 25, 1996 by and among the Registrant and certain shareholders.*
 4.07     -- Letter Agreement dated as of November 25, 1996 by and among certain shareholders of Excite, Inc.*
 5.01     -- Opinion of Fenwick & West LLP regarding legality of the securities being issued.*
 9.01     -- Voting Trust Agreement dated as of November 25, 1996 by and among the Registrant,
             America Online, Inc, AOL Ventures, Inc. and Richard Redding.
10.01     -- Registrant's 1995 Equity Incentive Plan.(3)
10.02     -- Registrant's 1996 Equity Incentive Plan, as amended.
10.03     -- Registrant's 1996 Directors Stock Option Plan.(3)
10.04     -- Registrant's 1996 Employee Stock Purchase Plan.(3)
10.05     -- Registrant's 401(k) Plan.
10.06     -- Form of Indemnity Agreement entered into by Registrant with each of its directors.(3)
10.07     -- Bridge Line of Credit Agreement, dated as of February 23, 1996, among the
             Registrant and Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund, KPCB
             Information Sciences Zaibatsu Fund II, Institutional Venture Partners VI,
             Institutional Venture Management VI and IVP Founders Fund I, L.P., and Form of
             Convertible Promissory Note and Form of Promissory Note, as amended.(3)
10.08     -- Promissory Note, dated as of February 27, 1996, issued by Graham F. Spencer to the Registrant.(3)
10.09     -- Secured Full Recourse Promissory Note, dated as of March 15, 1996, issued by
             Brett T Bullington to the Registrant.
10.10     -- Stock Pledge Agreement dated as of March 15, 1996 by and between the Registrant and Brett T Bullington.
10.11     -- Offer Letter dated January 25, 1996, as amended, to Richard B. Redding.(3)
10.12     -- Offer Letter dated November 30, 1995, as amended, to Brett T Bullington.(3)
10.13     -- Offer Letter dated March 6, 1996, to Cary H. Masatsugu.(3)
10.14     -- Offer Letter dated January 16, 1996, as amended, to George Bell.(3)
10.15     -- Offer Letter dated as of November 15, 1996, to Robert C. Hood.
10.16     -- Offer Letter dated as of September 23, 1996 to William White Jr.
10.17     -- Offer Letter dated as of November 21, 1996, to Jed Simmons.
10.18     -- Consulting Agreement dated as of November 19, 1996 by and between the Registrant and Robert C. Hood.
10.19     -- Consulting Agreement dated as of November 22, 1996 by and between the Registrant and Jed Simmons.
10.20     -- Office Lease, dated as of January 22, 1996, by and between the Registrant and
             McCandless Land and Cattle Company.(3)
10.21     -- Series D Preferred Stock Purchase Agreement dated as of March 8, 1996 by and among the Registrant and various investors.(5)
10.22     -- Warrant to purchase 650,000 shares of Common Stock dated March 8, 1996 issued to
             AOL Ventures, Inc.(5)
10.23     -- Net Search Program -- Premier Provider Agreement dated as of March 28, 1996 between the Registrant and Netscape Communications Corporation.(6)
10.24     -- Office Lease, dated as of August 9, 1996, by and between the Registrant and
             Martin/Campus Associated, L.P.(7)
10.25     -- Acquisition Agreement dated as of November 25, 1996 by and among the Registrant,
             America Online, Inc. and Global Network Navigator, Inc.
10.26     -- Net Search Program - Premier Provider Agreement dated as of March 27, 1996, and as amended March 27, 1996 and January 21, 1997, between The McKinley Group, Inc.
             and Netscape Communications Corporation.(8)

EXHIBIT
NUMBER                                         EXHIBIT TITLE
------       ---------------------------------------------------------------------------------
11.01     -- Statement of earnings per share.
21.01     -- List of Subsidiaries
23.01     -- Consent of Fenwick & West LLP (included in Exhibit 5.01).*
23.02     -- Consent of Ernst & Young LLP, Independent Auditors.
23.03     -- Consent of Price Waterhouse LLP, Independent Accountants.
24.01     -- Power of Attorney (included in Part II of this Registration Statement).
27.01     -- Financial Data Schedule (EDGAR version only).

---------------
* To be filed by amendment.

(1) Previously filed with the Commission on September 12, 1996, as an exhibit to the Registrant's Form 8-K (File No. 0-28064) regarding the acquisition of The McKinley Group, Inc.

(2) Previously filed with the Commission on July 4, 1996, as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-07625).

(3) Previously filed with the Commission on March 11, 1996, as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(4) Previously filed with the Commission on March 29, 1996, as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(5) Previously filed with the Commission on April 3, 1996, as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(6) Previously filed with the Commission on April 3, 1996, as an exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(7) Previously filed with the Commission on November 8, 1996, as an exhibit to the Registrant's Form 10-Q SB (File No. 0-28064) for the period ended September 30, 1996.

(8) Previously filed with the Commission on February 28, 1997, as an exhibit to the Registrant's Form 10-Q SB/A (File No. 0-28064).

(b) Financial Statement Schedules.

     All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes the following:

          (1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on March 3, 1997.
                                         EXCITE, INC.

                                         By:        /s/ ROBERT C. HOOD
                                          --------------------------------------
                                                      Robert C. Hood
                                             Executive Vice President, Chief
                                                       Administrative
                                           Officer and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints George Bell and Robert C. Hood, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    NAME                                     TITLE                        DATE
---------------------------------------------  ----------------------------------    ---------------
        PRINCIPAL EXECUTIVE OFFICER:

               /s/ GEORGE BELL                 President, Chief Executive Officer      March 3, 1997
---------------------------------------------    and Director
                 George Bell
      PRINCIPAL FINANCIAL AND PRINCIPAL
              ACCOUNTING OFFICER:

             /s/ ROBERT C. HOOD                Executive Vice President, Chief         March 3, 1997
---------------------------------------------    Administrative Officer and Chief
               Robert C. Hood                    Financial Officer

            ADDITIONAL DIRECTORS:

             /s/ JOSEPH R. KRAUS               Acting General Manager and              March 3, 1997
---------------------------------------------    Director
               Joseph R. Kraus

              /s/ VINOD KHOSLA                 Director                                March 3, 1997
---------------------------------------------
                Vinod Khosla

               /s/ DONN DAVIS                  Director                                March 3, 1997
---------------------------------------------
                 Donn Davis

            /s/ GEOFFREY Y. YANG               Director                                March 3, 1997
---------------------------------------------
              Geoffrey Y. Yang

             /s/ STEPHEN M. CASE               Director                                March 3, 1997
---------------------------------------------
               Stephen M. Case

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
 NO.                                         EXHIBIT                                 PAGE NUMBER
            -------------------------------------------------------------------------
  1.01   -- Form of Underwriting Agreement.*
  2.01   -- Agreement and Plan of Reorganization dated as of August 7, 1996 by and among the Registrant, Excite Acquisition Corporation, The McKinley Group,
            Inc., Isabel Maxwell, Christine Maxwell, David Hayden, Roger Malina and
            Daniel Lynch.(1)
  2.02   -- Agreement of Merger dated as of August 30, 1996 by and between Excite
            Acquisition Corporation and the McKinley Group, Inc.(1)
  3.01   -- Registrant's Amended and Restated Articles of Incorporation.(2)
  3.02   -- Registrant's Bylaws, as amended.(3)
  4.01   -- Form of Specimen Certificate for Registrant's Common Stock.(4)
  4.02   -- Restated and Amended Investors' Rights Agreement.(4)
  4.03   -- Amendment to Restated and Amended Investors' Rights Agreement dated as of
            August 1, 1996.
  4.04   -- Amendment to Restated and Amended Investors' Rights Agreement dated as of
            November 25, 1996.*
  4.05   -- Registration Rights Agreement dated as of November 25, 1996 by and among the Registrant, America Online, Inc. and AOL Ventures, Inc.
  4.06   -- Voting Agreement dated as of November 25, 1996 by and among the
            Registrant and certain shareholders.*
  4.07   -- Letter Agreement dated as of November 25, 1996 by and among certain shareholders of Excite, Inc.*
  5.01   -- Opinion of Fenwick & West LLP regarding legality of the securities being issued.*
  9.01   -- Voting Trust Agreement dated as of November 25, 1996 by and among the
            Registrant, America Online, Inc, AOL Ventures, Inc. and Richard Redding.
 10.01   -- Registrant's 1995 Equity Incentive Plan.(3)
 10.02   -- Registrant's 1996 Equity Incentive Plan, as amended.
 10.03   -- Registrant's 1996 Directors Stock Option Plan.(3)
 10.04   -- Registrant's 1996 Employee Stock Purchase Plan.(3)
 10.05   -- Registrant's 401(k) Plan.
 10.06   -- Form of Indemnity Agreement entered into by Registrant with each of its directors.(3)
 10.07   -- Bridge Line of Credit Agreement, dated as of February 23, 1996, among the
            Registrant and Kleiner Perkins Caufield & Byers VII, KPCB VII Founders
            Fund, KPCB Information Sciences Zaibatsu Fund II, Institutional Venture
            Partners VI, Institutional Venture Management VI and IVP Founders Fund I,
            L.P., and Form of Convertible Promissory Note and Form of Promissory
            Note, as amended.(3)
 10.08   -- Promissory Note, dated as of February 27, 1996, issued by Graham F.
            Spencer to the Registrant.(3)
 10.09   -- Secured Full Recourse Promissory Note, dated as of March 15, 1996, issued by Brett T Bullington to the Registrant.
 10.10   -- Stock Pledge Agreement dated as of March 15, 1996 by and between the
            Registrant and Brett T Bullington.
 10.11   -- Offer Letter dated January 25, 1996, as amended, to Richard B.
            Redding.(3)
 10.12   -- Offer Letter dated November 30, 1995, as amended, to Brett T
            Bullington.(3)
 10.13   -- Offer Letter dated March 6, 1996, to Cary H. Masatsugu.(3)

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
 NO.                                         EXHIBIT                                 PAGE NUMBER
 10.14   -- Offer Letter dated January 16, 1996, as amended, to George Bell.(3)
 10.15   -- Offer Letter dated as of November 15, 1996, to Robert C. Hood.
 10.16   -- Offer Letter dated as of September 23, 1996 to William White Jr.
 10.17   -- Offer Letter dated as of November 21, 1996, to Jed Simmons.
 10.18   -- Consulting Agreement dated as of November 19, 1996 by and between the
            Registrant and Robert C. Hood.
 10.19   -- Consulting Agreement dated as of November 22, 1996 by and between the
            Registrant and Jed Simmons.
 10.20   -- Office Lease, dated as of January 22, 1996, by and between the Registrant and McCandless Land and Cattle Company.(3)
 10.21   -- Series D Preferred Stock Purchase Agreement dated as of March 8, 1996 by and among the Registrant and various investors.(5)
 10.22   -- Warrant to purchase 650,000 shares of Common Stock dated March 8, 1996 issued to AOL Ventures, Inc.(5)
 10.23   -- Net Search Program -- Premier Provider Agreement dated as of March 28,
            1996 between the Registrant and Netscape Communications Corporation.(6)
 10.24   -- Office Lease, dated as of August 9, 1996, by and between the Registrant and Martin/Campus Associated, L.P.(7)
 10.25   -- Acquisition Agreement dated as of November 25, 1996 by and among the
            Registrant, America Online, Inc. and Global Network Navigator, Inc.
 10.26   -- Net Search Program - Premier Provider Agreement dated as of March 27,
            1996, and as amended March 27, 1996 and January 21, 1997, between The
            McKinley Group, Inc. and Netscape Communications Corporation.(8)
 11.01   -- Statement of earnings per share.
 21.01   -- List of Subsidiaries.
 23.01   -- Consent of Fenwick & West LLP (included in Exhibit 5.01).*
 23.02   -- Consent of Ernst & Young LLP, Independent Auditors.
 23.03   -- Consent of Price Waterhouse LLP, Independent Accountants.
 24.01   -- Power of Attorney (included in Part II of this Registration Statement).
 27.01   -- Financial Data Schedule (EDGAR version only).

---------------
* To be filed by amendment.

(1) Previously filed with the Commission on September 12, 1996, as an exhibit to the Registrant's Form 8-K (File No. 0-28064) regarding the acquisition of The McKinley Group, Inc.

(2) Previously filed with the Commission on July 4, 1996, as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-07625).

(3) Previously filed with the Commission on March 11, 1996, as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(4) Previously filed with the Commission on March 29, 1996, as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(5) Previously filed with the Commission on April 3, 1996, as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(6) Previously filed with the Commission on April 3, 1996, as an exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(7) Previously filed with the Commission on November 8, 1996, as an exhibit to the Registrant's Form 10-Q SB (File No. 0-28064) for the period ended September 30, 1996.

(8) Previously filed with the Commission on February 28, 1997, as an exhibit to the Registrant's Form 10-Q SB/A (File No. 0-28064).